Exhibit 10.1

EXECUTION VERSION

CREDIT AGREEMENT

dated as of

November 22, 2011,

among

VERISIGN, INC.,

The BORROWING SUBSIDIARIES Party Hereto,

The LENDERS Party Hereto,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent,

and

J.P. MORGAN EUROPE LIMITED,

as London Agent

J.P. MORGAN SECURITIES LLC,

as Sole Lead Arranger and Sole Bookrunner

and

BANK OF AMERICA, N.A. and U.S. BANK NATIONAL ASSOCIATION,

as Syndication Agents

(ii)

(iii)

(iv)

SCHEDULES:

Schedule 2.01	— Commitments
Schedule 3.11	— Subsidiaries and Joint Ventures
Schedule 6.01	— Existing Indebtedness
Schedule 6.02	— Existing Liens
Schedule 6.08	— Existing Restrictions

EXHIBITS:

Exhibit A	— Form of Assignment and Assumption
Exhibit B	— Form of Borrowing Request
Exhibit C-1	— Form of Borrowing Subsidiary Agreement
Exhibit C-2	— Form of Borrowing Subsidiary Termination
Exhibit D-1	— Form of Competitive Bid Request
Exhibit D-2	— Form of Notice of Competitive Bid Request
Exhibit D-3	— Form of Competitive Bid
Exhibit D-4	— Form of Competitive Bid Accept/Reject Letter
Exhibit E	— Form of Compliance Certificate
Exhibit F	— Form of Guarantee Agreement
Exhibit G	— Form of Interest Election Request
Exhibit H	— Mandatory Costs Rate
Exhibit I-1	— Form of U.S. Tax Compliance Certificate for Non-U.S. Lenders that are not Partnerships for U.S. Federal Income
Exhibit I-2	— Form of U.S. Tax Compliance Certificate for Non-U.S. Participants that are not Partnerships for U.S. Federal Income Tax Purposes
Exhibit I-3	— Form of U.S. Tax Compliance Certificate for Non-U.S. Participants that are Partnerships for U.S. Federal Income Tax Purposes
Exhibit I-4	— Form of U.S. Tax Compliance Certificate for Non-U.S. Lenders that are Partnerships for U.S. Federal Income Tax Purposes

(v)

CREDIT AGREEMENT dated as of November 22, 2011 (the “Agreement”), among VERISIGN, INC., the BORROWING SUBSIDIARIES from time to time party hereto, the LENDERS party hereto, JPMORGAN CHASE BANK, N.A., as Administrative Agent, and J.P. MORGAN EUROPE LIMITED, as London Agent.

The parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, shall bear interest at a rate determined by reference to the Alternate Base Rate.

“Accession Agreement” has the meaning set forth in Section 2.09(d).

“Acquisition” means any acquisition (in one transaction or a series of related transactions) of (a) Equity Interests in any Person if, after giving effect thereto, such Person will become a Subsidiary or (b) assets comprising all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of) any Person.

“Adjusted EURIBO Rate” means, with respect to any EURIBOR Borrowing for any Interest Period, an interest rate per annum equal to the sum of (a) the EURIBO Rate for such Interest Period and (b) the Mandatory Costs Rate.

“Adjusted LIBO Rate” means (a) with respect to any LIBOR Borrowing denominated in US Dollars for any Interest Period, an interest rate per annum equal to the product of (i) the LIBO Rate for US Dollars for such Interest Period multiplied by (ii) the Statutory Reserve Rate and (b) with respect to any LIBOR Borrowing denominated in any Alternative Currency for any Interest Period, an interest rate per annum equal to the sum of (i) the LIBO Rate for such currency for such Interest Period plus (ii) the Mandatory Costs Rate.

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent hereunder and under the other Loan Documents, and its successors in such capacity as provided in Article VIII.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly Controls or is Controlled by or is under common Control with the Person specified; provided that for purposes of Section 6.11, the term “Affiliate” also means any Person that is a director or an executive officer of the Person specified, any Person that directly or indirectly beneficially owns Equity Interests in the Person specified representing 25% or more of the aggregate ordinary voting power or the aggregate equity value represented by the issued and outstanding Equity Interests in the Person specified and any Person that would be an Affiliate of any such beneficial owner pursuant to this definition (but without giving effect to this proviso).

“Agents” means the Administrative Agent and the London Agent.

“Aggregate Alternative Currency Exposure” means, at any time, the portion of the Aggregate Revolving Credit Exposure at such time attributable to Loans and Letters of Credit denominated in Alternative Currencies.

“Aggregate Commitment” means, at any time, the sum of the Commitments of all the Lenders at such time.

“Aggregate Competitive Loan Exposure” means, at any time, the sum of the Competitive Loan Exposures of all Lenders at such time.

“Aggregate Revolving Credit Exposure” means, at any time, the sum of the Revolving Credit Exposures of all the Lenders at such time.

“Agreement Currency” has the meaning set forth in Section 9.17(b).

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1% and (c) the Adjusted LIBO Rate on such day (or if such day is not a Business Day, the immediately preceding Business Day) for a deposit in US Dollars with a maturity of one month plus 1%. For purposes of clause (c) above, the Adjusted LIBO Rate on any day shall be based on the rate per annum appearing on the Reuters “LIBOR01” screen displaying British Bankers’ Association Interest Settlement Rates (or on any successor or substitute screen provided by Reuters, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such screen, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to US Dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, on such day for deposits in US Dollars with a maturity of one month. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

“Alternative Currency” means Euro, Sterling, Swiss Francs, Yen and any other currency, other than US Dollars, (a) that is freely available, freely transferable and freely convertible into US Dollars, (b) in which dealings in deposits are carried on in the London interbank market and (c) that has been designated by the Administrative Agent as an Alternative Currency at the request of the Company, and with the consent of each Lender and, in the case of Letters of Credit, the applicable Issuing Bank.

“Alternative Currency Sublimit” means US$35,000,000.

“Applicable Agent” means (a) with respect to a Loan or Borrowing denominated in US Dollars or any Letter of Credit, and with respect to any payment hereunder that does not relate to a particular Loan, Borrowing or Letter of Credit, the Administrative Agent, and (b) with respect to a Loan or Borrowing denominated in an Alternative Currency, the London Agent.

“Applicable Creditor” has the meaning set forth in Section 9.17(b).

“Applicable Percentage” means, at any time, with respect to any Lender, the percentage of the Aggregate Commitment represented by such Lender’s Commitment at such time. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

“Applicable Rate” means, for any day, with respect to any LIBOR Revolving Loan, EURIBOR Revolving Loan or ABR Loan (including any Swingline Loan), or with respect to the facility fees payable hereunder, the applicable rate per annum set forth below under the caption “LIBOR/EURIBOR Spread”, “ABR Spread” or “Facility Fee Rate”, as the case may be, based upon the Leverage Ratio as of the end of the fiscal quarter of the Company for which consolidated financial statements have theretofore been most recently delivered pursuant to Section 5.01(a) or 5.01(b); provided that until the date of delivery of the consolidated financial statements pursuant to Section 5.01(a) or 5.01(b) as of and for the fiscal year ended December 31, 2011, the Applicable Rate shall be based on the rates per annum set forth in Category 1:

Leverage Ratio:	LIBOR/EURIBOR Rate Spread	ABR Spread	Facility Fee Rate
	(per annum)	(per annum)	(per annum)
Category 1 ≤ 1.00:1.00	1.500%	0.500%	0.200%

Category 2 > 1.00:1.00 and ≤ 1.25:1.00	1.625%	0.625%	0.225%

Category 3 > 1.25:1.00 and ≤ 1.50:1.00	1.750%	0.750%	0.250%

Category 4 > 1.50:1.00 and ≤ 1.75:1.00	1.875%	0.875%	0.275%

Category 5 > 1.75:1.00	2.000%	1.000%	0.300%

For purposes of the foregoing, each change in the Applicable Rate resulting from a change in the Leverage Ratio shall be effective during the period commencing on and including the Business Day following the date of delivery to the Administrative Agent pursuant to Section 5.01(a) or 5.01(b) of the consolidated financial statements indicating such change and ending on the date immediately preceding the effective date of the next such change. Notwithstanding the foregoing, the Applicable Rate shall be based on the rates per annum set forth in Category 5 (i) at any time that an Event of Default has occurred and is continuing or (ii) if the Company fails to deliver the consolidated financial statements required to be delivered pursuant to Section 5.01(a) or 5.01(b) or any Compliance Certificate required to be delivered pursuant hereto, in each case within the time periods specified herein for such delivery, during the period commencing on and including the day of the occurrence of a Default resulting from such failure and until the delivery thereof.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in commercial loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means J.P. Morgan Securities LLC, in its capacity as the sole lead arranger and sole bookrunner for the credit facility provided for herein.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee, with the consent of any Person whose consent is required by Section 9.04, and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Attributable Debt” means, with respect to any Sale/Leaseback Transaction, the present value (discounted at the rate set forth or implicit in the terms of the lease included in such Sale/Leaseback Transaction) of the total obligations of the lessee for rental payments (other than amounts required to be paid on account of taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items that do not constitute payments for property rights) during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended). In the case of any lease that is terminable by the lessee upon payment of a penalty, the Attributable Debt shall be the lesser of the Attributable Debt determined assuming termination on the first date such lease may be terminated (in which case the Attributable Debt shall also include the amount of the penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) or the Attributable Debt determined assuming no such termination.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Bankruptcy Event” means, with respect to any Person, that such Person has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority; provided, however, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any agreements made by such Person.

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means the Company or any Borrowing Subsidiary.

“Borrowing” means (a) Revolving Loans of the same Type and currency, made, converted or continued on the same date and to the same Borrower and, in the case of LIBOR Revolving Loans or EURIBOR Revolving Loans, as to which a single Interest Period is in effect, (b) a Competitive Loan or a group of Competitive Loans of the same Type and currency made on the same date and to the same Borrower and as to which a single Interest Period is in effect or (c) a Swingline Loan.

“Borrowing Minimum” means (a) in the case of a Borrowing denominated in US Dollars, US$5,000,000 and (b) in the case of a Borrowing denominated in an Alternative Currency, the smallest amount of such Alternative Currency that is a multiple of 1,000,000 units of such currency and that has a US Dollar Equivalent of US$5,000,000 or more.

“Borrowing Multiple” means (a) in the case of a Borrowing denominated in US Dollars, US$1,000,000 and (b) in the case of a Borrowing denominated in any Alternative Currency, 1,000,000 units of such currency.

“Borrowing Request” means a request by or on behalf of a Borrower for a Borrowing in accordance with Section 2.03 or 2.05, as applicable, which shall be, in the case of any such written request, in the form of Exhibit B or any other form approved by the Administrative Agent.

“Borrowing Subsidiary” means each Subsidiary that has become a Borrowing Subsidiary pursuant to Section 2.21, other than any such Subsidiary that has ceased to be a Borrowing Subsidiary as provided in Section 2.21.

“Borrowing Subsidiary Agreement” means a Borrowing Subsidiary Agreement substantially in the form of Exhibit C-1, duly executed by the Company and the applicable Subsidiary and accepted by the Administrative Agent.

“Borrowing Subsidiary Termination” means a Borrowing Subsidiary Termination substantially in the form of Exhibit C-2, duly executed by the Company.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that (a) when used in connection with a LIBOR Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market or any day on which banks in London are not open for general business, and (b) when used in connection with a EURIBOR Loan, the term “Business Day” shall also exclude any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system is not open for the settlement of payments in Euros or any day on which banks in London are not open for general business.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP; the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP, and the final maturity of such obligations shall be the date of the last payment of such or any other amounts due under such lease (or other arrangement) prior to the first date on which such lease (or other arrangement) may be terminated by the lessee without payment of a premium or a penalty. For purposes of Section 6.02, a Capital Lease Obligation shall be deemed to be secured by a Lien on the property being leased and such property shall be deemed to be owned by the lessee.

“CFC” means (a) each Person that is a “controlled foreign corporation” for purposes of the Code and (b) each subsidiary of any such controlled foreign corporation.

“Change in Control” means (a) the acquisition, directly or indirectly, of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) by any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder, but excluding any employee benefit plan of such Person or its subsidiaries, and any Person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) of Equity Interests in the Company representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in the Company; (b) persons who were (i) directors of the Company on the date hereof, (ii) nominated by the board of directors of the Company or (iii) appointed by directors who were directors of the Company on the date hereof or were nominated as provided in clause (ii) above, in each case other than any person whose initial nomination or appointment occurred as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors on the board of directors of the Company (other than any such solicitation made by such board of directors), ceasing to occupy a majority of the seats (excluding vacant seats) on the board of directors of the Company; or (c) the occurrence of a “change in control” (or similar event, however denominated) with respect to the Company under and as defined in any indenture or other agreement or instrument evidencing, governing the rights of the holders of or otherwise relating to any Material Indebtedness of the Company or any Subsidiary, so long as the occurrence of such event results in such Material Indebtedness becoming due prior to its scheduled maturity or enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of such Material Indebtedness or any trustee or agent on its or their behalf or the applicable counterparty to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity or to cause the termination thereof.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption of any rule, regulation, treaty or other law, (b) any change in any rule, regulation, treaty or other law or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) of any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted, promulgated or issued.

“Charges” has the meaning set forth in Section 9.13.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Swingline Loans or Competitive Loans.

“Code” means the Internal Revenue Code of 1986.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate permitted amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced or increased from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption or the Accession Agreement pursuant to which such Lender shall have assumed or provided its Commitment, as applicable. The initial aggregate amount of the Lenders’ Commitments is US$200,000,000.

“Commitment Increase” has the meaning set forth in Section 2.09(d).

“Commitment Letter” means the Commitment Letter dated October 7, 2011, among JPMorgan Chase Bank, N.A., J.P. Morgan Securities LLC and the Company.

“Company” means VeriSign, Inc., a Delaware corporation.

“Competitive Bid” means an offer by a Lender to make a Competitive Loan in accordance with Section 2.04.

“Competitive Bid Accept/Reject Letter” means an acceptance or rejection of a Competitive Bid in accordance with Section 2.04, which shall be in the form of Exhibit D-4.

“Competitive Bid Rate” means, with respect to any Competitive Bid, the Margin or the Fixed Rate, as applicable, offered by the Lender making such Competitive Bid.

“Competitive Bid Request” means a request by a Borrower for Competitive Bids in accordance with Section 2.04, which shall be in the form of Exhibit D-1.

“Competitive Borrowing” means a Borrowing comprised of Competitive Loans.

“Competitive Loan” means a Loan made pursuant to Section 2.04.

“Competitive Loan Exposure” means, with respect to any Lender at any time, the sum at such time of the US Dollar Equivalents of the principal amounts of such Lender’s Competitive Loans outstanding at such time.

“Compliance Certificate” means a Compliance Certificate in the form of Exhibit E or any other form approved by the Administrative Agent.

“Confidential Information Memorandum” means the Confidential Information Memorandum dated October 2011, relating to the credit facility provided for herein.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Cash Interest Expense” means, for any period, the excess of (a) the sum, without duplication, of (i) the interest expense (including imputed interest expense in respect of Capital Lease Obligations and, subject to the final sentence of this definition, any contingent interest on the Subordinated Convertible Debentures or any Subordinated Convertible Debentures Refinancing Indebtedness) of the Company and its consolidated Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, (ii) any interest or other financing costs becoming payable during such period in respect of Indebtedness of the Company or any Subsidiary to the extent such interest or other financing costs shall have been capitalized rather than included in consolidated interest expense for such period in accordance with GAAP, and (iii) any cash payments made during such period in respect of obligations referred to in clause (b)(ii) below that were amortized or accrued in a previous period, minus (b) the sum of, to the extent included in such consolidated interest expense for such period, (i) non-cash amounts attributable to amortization or write-off of financing costs paid in a previous period, (ii) non-cash amounts attributable to amortization of debt discounts (including the debt discount in respect of the Subordinated Convertible Debentures or any Subordinated Convertible Debentures Refinancing Indebtedness) or accrued interest payable in kind for such period and (iii) any unrealized gains or losses attributable to the application of “mark to market” accounting in respect of the contingent interest derivative on the Subordinated Convertible Debentures or any Subordinated Convertible Debentures Refinancing Indebtedness. Notwithstanding anything in this definition to the contrary, except for purposes of pro forma calculations made pursuant to Section 6.07 in connection with Extraordinary Dividends, Consolidated Cash Interest Expense shall not include contingent interest paid by the Company on the Subordinated Convertible Debentures prior to the Effective Date.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) consolidated interest expense for such period (including imputed interest expense in respect of Capital Lease Obligations and contingent interest on the Subordinated Convertible Debentures or any Subordinated Convertible Debentures Refinancing Indebtedness (but, in the case of such contingent interest, (A) only for purposes of calculating Interest Expense Coverage Ratio and (B) except for purposes of pro forma calculations made pursuant to Section 6.07 in connection with Extraordinary Dividends, only if such contingent interest is paid after the Effective Date)), (ii) consolidated income tax expense for such period, (iii) all amounts attributable to depreciation for such period and amortization of intangible assets for such period, (iv) any noncash charges for such period (including any noncash expense for such period resulting from the grant of stock options or other equity-based incentives to any director, officer or employee of the Company or any Subsidiary and any noncash restructuring charges and other noncash charges relating to acquisitions and dispositions or to closure or consolidation of facilities, but excluding any additions to bad debt reserves or bad debt expense, any write-down or write-off of marketable securities and any noncash charge to the extent it represents an accrual of or a reserve for cash expenditures in any future period), (v) non-recurring cash charges or expenses for such period incurred in connection with any sale, transfer or other disposition of assets (other than dispositions of inventory and other dispositions in the ordinary course of business) or in connection with Acquisitions, (vi) any losses attributable to early extinguishment of Indebtedness or obligations under any Hedging Agreement, (vii) any unrealized losses for such period attributable to the application of “mark to market” accounting in respect of Hedging Agreements or, without any duplication of any amounts added pursuant to clause (a)(i) above, in respect of the contingent interest derivative on the Subordinated Convertible Debentures or any Subordinated Convertible Debentures Refinancing Indebtedness and (viii) the cumulative effect of a change in accounting principles; and

minus (b) without duplication and to the extent included in determining such Consolidated Net Income, (i) any extraordinary gains for such period, all determined on a consolidated basis in accordance with GAAP, (ii) any gains attributable to the early extinguishment of Indebtedness or obligations under any Hedging Agreement, (iii) any unrealized gains for such period attributable to the application of “mark to market” accounting in respect of Hedging Agreements or in respect of the contingent interest derivative on the Subordinated Convertible Debentures or any Subordinated Convertible Debentures Refinancing Indebtedness, (iv) the cumulative effect of a change in accounting principles and (v) any other noncash items of income for such period (excluding any noncash items of income (A) in respect of which cash was received in a prior period or will be received in a future period or (B) that represents the reversal of any accrual made in a prior period for anticipated cash charges, but only to the extent such accrual reduced Consolidated EBITDA for such prior period); provided further that Consolidated EBITDA shall be calculated so as to exclude the effect of any gain or loss that represents after-tax gains or losses attributable to any sale, transfer or other disposition of assets by the Company or any of the Subsidiaries, other than dispositions of inventory and other dispositions in the ordinary course of business. In the event any Subsidiary shall be a Subsidiary that is not wholly owned by the Company, all amounts added back in computing Consolidated EBITDA for any period pursuant to clause (a) above, and all amounts subtracted in computing Consolidated EBITDA pursuant to clause (b) above, to the extent such amounts are, in the reasonable judgment of a Financial Officer of the Company, attributable to such Subsidiary, shall be reduced by the portion thereof that is attributable to the noncontrolling interest in such Subsidiary. For purposes of calculating Consolidated EBITDA for any period, if during such period the Company or any Subsidiary shall have consummated a Material Acquisition or a Material Disposition, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto in accordance with Section 1.04(b).

“Consolidated Funded Adjusted Indebtedness” means, as of any date, the sum, without duplication, of (a) the aggregate principal amount as of such date of Indebtedness of the type referred to in clauses (a), (b), (c), (d) and (e) of the definition of the term “Indebtedness” of the Company and the Subsidiaries, (b) the aggregate amount as of such date of obligations of the Company and the Subsidiaries in respect of Indebtedness of the type referred to in clauses (f) and (g) of the definition of the term “Indebtedness”, but excluding contingent obligations of the Company or any Subsidiary as an account party in respect of any letter of credit or letter of guaranty to the extent such letter of credit or letter of guaranty does not support Indebtedness, (c) the aggregate amount as of such date of all Guarantees by the Company or any Subsidiary of any Indebtedness of the type referred to in clauses (a) and (b) above of any Person (other than the Company or any Subsidiary) and (d) the aggregate amount as of such date of Indebtedness referred to in clauses (a) through (c) above of any Person (other than the Company or any Subsidiary) to the extent the Company or any Subsidiary is liable therefor as a result of its ownership interest in or other relationship with such other Person (excluding any such Indebtedness to the extent the terms of such Indebtedness provide that the Company or such Subsidiary is not liable therefor); provided that “Consolidated Funded Adjusted Indebtedness” shall exclude the Subordinated Convertible Debentures and any Subordinated Convertible Debentures Refinancing

Indebtedness, so long as the aggregate principal amount of Indebtedness so excluded does not exceed the aggregate principal amount of the Subordinated Convertible Debentures outstanding on the Effective Date.

“Consolidated Net Income” means, for any period, the net income or loss of the Company and its consolidated Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded the income or loss of any consolidated Subsidiary that is not wholly owned by the Company to the extent such income or loss is attributable to the noncontrolling interest in such consolidated Subsidiary.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, or the dismissal or appointment of the management, of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Party” means each Agent, each Issuing Bank, the Swingline Lender and each other Lender.

“Default” means any event or condition that constitutes, or upon notice, lapse of time or both would constitute, an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, (i) to fund any portion of its Loans, (ii) to fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) to pay to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified in such writing, including, if applicable, by reference to a specific Default) has not been satisfied, (b) has notified the Company, the Administrative Agent or any other Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good-faith determination that a condition precedent (specifically identified in such writing, including, if applicable, by reference to a specific Default) to funding a Loan cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent or any other Credit Party, made in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the receipt by the Administrative Agent or such other Credit Party of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.

“Designated Subsidiary” means (a) any Borrowing Subsidiary, other than any Borrowing Subsidiary that is a CFC, and (b) each other Subsidiary, other than (i) any Subsidiary that is a CFC and (ii) any Subsidiary that is not a Material Subsidiary. The term “Designated Subsidiary” shall include any Subsidiary designated as such pursuant to Section 5.03(b).

“Disqualified Equity Interest” means, with respect to any Person, any Equity Interest in such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof), or upon the happening of any event or condition:

(a) matures or is mandatorily redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), whether pursuant to a sinking fund obligation or otherwise;

(b) is convertible or exchangeable, either mandatorily or at the option of the holder thereof, for Indebtedness or Equity Interests (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests); or

(c) is redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests) or is required to be repurchased by the Company or any Subsidiary, in whole or in part, at the option of the holder thereof;

in each case, on or prior to the date 180 days after the Maturity Date; provided, however, that (i) an Equity Interest in any Person that would not constitute a Disqualified Equity Interest but for terms thereof giving holders thereof the right to require such Person to redeem or purchase such Equity Interest upon the occurrence of an “asset sale” or a “change of control” (or similar event, however denominated) shall not constitute a Disqualified Equity Interest if any such requirement becomes operative only after repayment in full of all the Loans and all other Obligations that are accrued and payable, the cancellation or expiration of all Letters of Credit and the termination or expiration of the Commitments and (ii) an Equity Interest in any Person that is issued to any employee or to any plan for the benefit of employees or by any such plan to such employees shall not constitute a Disqualified Equity Interest solely because it may be required to be repurchased by such Person or any of its subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Domestic Subsidiary” means any Subsidiary incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person, other than, in each case, a natural person or the Company, any Subsidiary or any other Affiliate of the Company.

“Environmental Laws” means all rules, regulations, codes, ordinances, judgments, orders, decrees and other laws, and all injunctions, notices or binding agreements, issued, promulgated or entered into by any Governmental Authority and relating to the environment, to preservation or reclamation of natural resources, to the management, Release or threatened Release of any Hazardous Material or to related health or safety matters.

“Environmental Liability” means any liability, obligation, loss, claim, action, order or cost, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties and indemnities) resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests, beneficial interests or other ownership interests, whether voting or nonvoting, in, or interests in the income or profits of, a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing; provided that the Subordinated Convertible Debentures, or any Subordinated Convertible Debentures Refinancing Indebtedness that is convertible into Equity Interests in the Company, shall not constitute Equity Interests in the Company.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under Section 414(b) or 414(c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(m) or 414(o) of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived), (b) any failure by any Plan to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, in each case whether or not waived, (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA, of an application for a waiver of the minimum funding standard with respect to any Plan, (d) a determination that any Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code), (e) the incurrence by the Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan, (f) the receipt by the Company or any of its ERISA

Affiliates from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (g) the incurrence by the Company or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan, or (h) the receipt by the Company or any of its ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from the Company or any of its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA or in endangered or critical status, within the meaning of Section 305 of ERISA.

“EURIBO Rate” means, with respect to any EURIBOR Borrowing for any Interest Period, (a) the applicable Screen Rate or (b) if no Screen Rate is available for such Interest Period, the arithmetic mean of the rates (rounded upwards to four decimal places), supplied to the Administrative Agent at its request by the Reference Banks (or such of the Reference Banks as shall supply such rates in response to such request), quoted by the Reference Banks to leading banks in the European interbank market for the offering of deposits in Euro for a period comparable to the Interest Period for such Borrowing, in each case as of the Specified Time on the Quotation Day.

“EURIBOR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, shall bear interest at a rate determined by reference to the Adjusted EURIBO Rate.

“Euro” or “€” means the single currency unit of the member States of the European Community that adopt or have adopted the Euro as their lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

“Events of Default” has the meaning set forth in Article VII.

“Exchange Act” means the United States Securities Exchange Act of 1934.

“Exchange Rate” means, on any day, for purposes of determining the US Dollar Equivalent of any other currency, the rate at which such other currency may be exchanged into US Dollars at the time of determination on such day as set forth on the Reuters WRLD Page for such currency. In the event that such rate does not appear on any Reuters WRLD Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Company, or, in the absence of such an agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or as near as practicable to such time of determination, on such day for the purchase of US Dollars for delivery two Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any reasonable method it reasonably deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Company under Section 2.19(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.17(f) and (d) any U.S. Federal withholding Taxes imposed under FATCA.

“Extraordinary Dividends” has the meaning set forth in the Subordinated Convertible Notes Indenture.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means the Fee Letter dated October 7, 2011, among JPMorgan Chase Bank, N.A., J.P. Morgan Securities LLC and the Company.

“Financial Officer” means, with respect to any Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person.

“Fixed Rate” means, with respect to any Competitive Loan (other than a LIBOR Competitive Loan), the fixed rate of interest per annum specified by the Lender making such Competitive Loan in its related Competitive Bid.

“Foreign Borrowing Subsidiary” means any Borrowing Subsidiary that is a Foreign Subsidiary.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America, applied in accordance with the consistency requirements thereof.

“Governmental Approvals” means all authorizations, consents, approvals, permits, licenses and exemptions of, registrations and filings with, and reports to, Governmental Authorities.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or other obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount, as of any date of determination, of any Guarantee shall be the principal amount outstanding on such date of Indebtedness or other obligation guaranteed thereby (or, in the case of (i) any Guarantee the terms of which limit the monetary exposure of the guarantor or (ii) any Guarantee of an obligation that does not have a principal amount, the maximum monetary exposure as of such date of the guarantor under such Guarantee (as determined, in the case of clause (i), pursuant to such terms or, in the case of clause (ii), reasonably and in good faith by the chief financial officer of the Company)).

“Guarantee Agreement” means the Guarantee Agreement among the Company, the Subsidiary Loan Parties and the Administrative Agent, substantially in the form of Exhibit F, together with all supplements thereto.

“Guarantee Requirement” means, at any time, the requirement that Administrative Agent shall have received from the Company and each Designated Subsidiary either (a) a counterpart of the Guarantee Agreement duly executed and delivered on behalf of such Person or (b) in the case of any Person that becomes a Designated Subsidiary after the Effective Date, a supplement to the Guarantee Agreement, in the form specified therein, duly executed and delivered on behalf of such Person, together with, to the extent requested by the Administrative Agent, documents and opinions of the type referred to in Section 4.01(b) and 4.01(c) with respect to such Designated Subsidiary.

“Hazardous Materials” means all explosive, radioactive, hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Agreement” means any agreement with respect to any swap, forward, future or derivative transaction, or any option or similar agreement, involving, or settled by reference to, one or more rates, currencies, commodities, prices of equity or debt securities or instruments, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value, or any similar transaction or combination of the foregoing transactions; provided that neither (a) any phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or the Subsidiaries nor (b) the contingent interest derivative on the Subordinated Convertible Debentures or any Subordinated Convertible Debentures Refinancing Indebtedness shall be a Hedging Agreement.

“Increase Effective Date” has the meaning set forth in Section 2.09(d).

“Increasing Lender” has the meaning set forth in Section 2.09(d).

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person (excluding trade accounts payable incurred in the ordinary course of business), (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding (i) current accounts payable incurred in the ordinary course of business, (ii) deferred compensation payable to directors, officers or employees of the Company or any Subsidiary and (iii) any purchase price adjustment or earnout incurred in connection with an acquisition), (e) all Capital Lease Obligations and Synthetic Lease Obligations of such

Person, (f) the maximum aggregate amount of all letters of credit and letters of guaranty in respect of which such Person is an account party, (g) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (h) all Disqualified Equity Interests in such Person, valued, as of the date of determination, at the greater of (i) the maximum aggregate amount that would be payable upon maturity, redemption, repayment or repurchase thereof (or of Disqualified Equity Interests or Indebtedness into which such Disqualified Equity Interests are convertible or exchangeable) and (ii) the maximum liquidation preference of such Disqualified Equity Interests, (i) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed by such Person and (j) all Guarantees by such Person of Indebtedness of others. The Indebtedness of any Person shall include the Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such other Person, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning set forth in Section 9.03(b).

“Initial Borrowing” has the meaning set forth in Section 2.09(d).

“Interest Election Request” means a request by or on behalf of a Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.08, which shall be, in the case of any such written request, in the form of Exhibit G or any other form approved by the Administrative Agent.

“Interest Expense Coverage Ratio” means the ratio of (a) Consolidated EBITDA to (b) Consolidated Cash Interest Expense, in each case for any period of four consecutive fiscal quarters.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December, (b) with respect to any LIBOR Loan or EURIBOR Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a LIBOR Borrowing or EURIBOR Borrowing with an Interest Period of more than three months’ duration, such day or days prior to the last day of such Interest Period as shall occur at intervals of three months’ duration after the first day of such Interest Period, (c) with respect to any Fixed Rate Competitive Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Fixed Rate Competitive Borrowing with an Interest Period of more than 90 days’ duration, each day prior to the last day of such Interest Period that occurs at intervals of 90 days’ duration after the first day of such Interest Period and (d) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period” means (a) with respect to any LIBOR Revolving Borrowing or EURIBOR Revolving Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one week, or one, two, three or six months thereafter (or, if agreed to by each Lender participating therein, any other period not in excess of 12 months thereafter), as the applicable Borrower may elect, (b) with respect to any LIBOR Competitive Borrowing, the period commencing on the date such Borrowing is made and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the applicable Borrower may elect, and (c) with respect to any Fixed Rate Competitive Borrowing, the period (which shall not be less than seven days or more than 360 days) commencing on the date of such Borrowing and ending on the date specified in the applicable Competitive Bid Request; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a LIBOR Borrowing or EURIBOR Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a LIBOR Borrowing or EURIBOR Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment” means, with respect to a specified Person, any Equity Interests, evidences of Indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, or any capital contribution or loans or advances (other than advances made in the ordinary course of business that would be recorded as accounts receivable on the balance sheet of the specified Person prepared in accordance with GAAP) to, Guarantees of any Indebtedness or other obligations of, or any other investment (including any investment in the form of transfer of property for consideration that is less than the fair value thereof (as determined reasonably and in good faith by the chief financial officer of the Company)) in, any other Person that are held or made by the specified Person. The amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IP Assets” means patents, copyrights, trademarks, domain names and other intellectual property.

“IRS” means the United States Internal Revenue Service.

“Issuing Bank” means (a) JPMorgan Chase Bank, N.A. and (b) each Lender that shall have become an Issuing Bank hereunder as provided in Section 2.06(j) (other than any Person that shall have ceased to be an Issuing Bank as provided in Section 2.06(k)), each in its capacity as an issuer of Letters of Credit hereunder. Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate (it being agreed that such Issuing Bank shall, or shall cause such Affiliate to, comply with the requirements of Section 2.06 with respect to such Letters of Credit).

“Judgment Currency” has the meaning set forth in Section 9.17(b).

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the sum of the US Dollar Equivalents of the aggregate amount of all Letters of Credit that remains available for drawing at such time and (b) the sum of the US Dollar Equivalents of the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrowers at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lender Parent” means, with respect to any Lender, any Person in respect of which such Lender is a subsidiary.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or an Accession Agreement, other than any such Person that shall have ceased to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement, other than any such letter of credit that shall have ceased to be a “Letter of Credit” outstanding hereunder pursuant to Section 9.05.

“Leverage Ratio” means, on any date, the ratio of (a) Consolidated Funded Adjusted Indebtedness as of such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Company most recently ended on or prior to such date.

“LIBO Rate” means, with respect to any LIBOR Borrowing denominated in any currency for any Interest Period, (a) the applicable Screen Rate or (b) if no Screen Rate is available for such currency or for such Interest Period, the arithmetic mean of the rates (rounded upwards to four decimal places), supplied to the Administrative Agent at its request by the Reference Banks (or such of the Reference Banks as shall supply such rates in response to such request), quoted by the Reference Banks to leading banks in the London interbank market for the offering of deposits in such currency for a period comparable to the Interest Period for such Borrowing, in each case as of the Specified Time on the Quotation Day.

“LIBOR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, shall bear interest at a rate determined by reference to the Adjusted LIBO Rate or, in the case of a Competitive Loan or a Competitive Borrowing, LIBO Rate.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, charge, security interest or other encumbrance on, in or of such asset, including any agreement to provide any of the foregoing and any arrangement entered into for the purpose of making particular assets available to satisfy any Indebtedness or other obligation, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or Synthetic Lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means this Agreement, the Guarantee Agreement, each Borrowing Subsidiary Agreement, each Borrowing Subsidiary Termination, each Accession Agreement, any agreement designating an additional Issuing Bank as contemplated by Section 2.06(j) and, except for purposes of Section 9.02, any promissory note delivered pursuant to Section 2.10(c).

“Loan Parties” means the Company, each Borrowing Subsidiary and each other Subsidiary Loan Party.

“Loans” means the loans made by the Lenders to the Borrowers pursuant to this Agreement.

“Local Time” means (a) with respect to a Loan or Borrowing denominated in US Dollars or any Letter of Credit, New York City time, and (b) with respect to a Loan or Borrowing denominated in an Alternative Currency, London time.

“London Agent” means J.P. Morgan Europe Limited, in its capacity as London agent hereunder and under the other Loan Documents, and its successors in such capacity as provided in Article VIII.

“Majority in Interest” means, at any time, Lenders having Revolving Credit Exposures and unused Commitments representing more than 50% of the sum of the Aggregate Revolving Credit Exposure and the unused Aggregate Commitment at such time.

“Mandatory Costs Rate” has the meaning set forth in Exhibit H.

“Margin” means, with respect to any LIBOR Competitive Loan, the marginal rate of interest, if any, to be added to or subtracted from the LIBO Rate to determine the rate of interest applicable to such Competitive Loan, as specified by the Lender making such Competitive Loan in its related Competitive Bid.

“Material Acquisition” means any acquisition, or a series of related acquisitions, of (a) Equity Interests in any Person if, after giving effect thereto, such Person will become a Subsidiary, (b) assets comprising all or substantially all the assets of any Person or (c) assets comprising all or substantially all the assets constituting a business unit, division, product line or line of business of any Person; provided that, in the case of clauses (a) and (b), such Subsidiary or the assets so acquired (if such assets constituted a new Subsidiary) would be a “significant subsidiary” within the meaning of Rule 1-02(w) of Regulation S-X under the Securities Act, and in the case of clause (c), if such business unit, division, product line or line of business constituted a new Subsidiary, it would be a “significant subsidiary” within the meaning of Rule 1-02(w) of Regulation S-X under the Securities Act.

“Material Adverse Effect” means an event or condition that has resulted, or could reasonably be expected to result, in a material adverse effect on (a) the business, assets, operations or financial condition of the Company and the Subsidiaries, taken as a whole, (b) the ability of any Loan Party to perform any of its obligations under any Loan Document or (c) the rights of or benefits available to the Lenders under any Loan Document.

“Material Disposition” means any sale, transfer or other disposition, or a series of related sales, transfers or other dispositions, of (a) all or substantially all the issued and outstanding Equity Interests in any Person that are owned by the Company or any Subsidiary, (b) assets comprising all or substantially all the assets of any Person or (c) assets comprising all or substantially all the assets constituting a business unit, division, product line or line of business of any Person; provided that, in the case of clauses (a) and (b), if such Person was a Subsidiary at the time of such sale, transfer or other disposition, it was a “significant subsidiary” within the meaning of Rule 1-02(w) of Regulation S-X under the Securities Act, and in the in case of clause (c), if such business unit, division, product line or line of business constituted a Subsidiary, it would be a “significant subsidiary” within the meaning of Rule 1-02(w) of Regulation S-X under the Securities Act.

“Material Indebtedness” means Indebtedness (other than the Loans, Letters of Credit and Guarantees under the Loan Documents), or obligations in respect of one or more Hedging Agreements, of any one or more of the Company and the Subsidiaries in an aggregate principal amount of US$50,000,000 or more. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Company or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Company or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

“Material IP/Contract Rights Subsidiary” means any Subsidiary that owns (a) any IP Asset or any license to any IP Asset or (b) any contract right that, in each case of clauses (a) and (b), individually or in the aggregate, is material to the business or operations of the Company and the Subsidiaries, taken as a whole.

“Material Subsidiary” means (a) each Borrowing Subsidiary, (b) each Material IP/Contract Rights Subsidiary and (c) each other Subsidiary (i) the consolidated total assets of which equal 5.0% or more of the consolidated total assets of the Company or (b) the consolidated revenues of which equal 5.0% or more of the consolidated revenues of the Company, in each case as of the end of or for the most recent period of four consecutive fiscal quarters of the Company for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b) (or, prior to the first delivery of any such financial statements, as of the end of or for the period of four consecutive fiscal quarters of the Company most recently ended prior to the date of this Agreement); provided that if at the end of or for any such most recent period of four consecutive fiscal quarters the combined consolidated total assets or combined consolidated revenues of all Subsidiaries that under clauses (i) and (ii) above would not constitute Material Subsidiaries shall have exceeded 10.0% of the consolidated total assets of Company or 10.0% of the consolidated revenues of Company, then one or more of such excluded Subsidiaries shall for all purposes of this Agreement be deemed to be Material Subsidiaries in descending order based on the amounts of their consolidated total assets or consolidated revenues, as the case may be, until such excess shall have been eliminated.

“Maturity Date” means November 22, 2016.

“Maximum Rate” has the meaning set forth in Section 9.13.

“MNPI” means material information concerning the Company and the Subsidiaries and their securities that has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD under the Securities Act and the Exchange Act.

“Moody’s” means Moody’s Investors Service, Inc., and any successor to its rating agency business.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Non-Defaulting Lender” means, at any time, any Lender that is not a Defaulting Lender at such time.

“Notice of Competitive Bid Request” means a notice of a request by or on behalf of a Borrower for Competitive Bids in accordance with Section 2.04, which shall be substantially in the form of Exhibit D-2.

“OFAC” means the United States Treasury Department Office of Foreign Assets Control.

“Obligations” has the meaning set forth in the Guarantee Agreement.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19).

“Participant Register” has the meaning set forth in Section 9.04(c)(ii).

“Participants” has the meaning set forth in Section 9.04(c)(i).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Permitted Encumbrances” means:

(a) Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 5.04;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law (other than any Lien imposed pursuant to Section 430(k) of the Code or Section 303(k) of ERISA or a violation of Section 436 of the Code), arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04;

(c) pledges and deposits made (i) in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws and (ii) in respect of letters of credit, bank guarantees or similar instruments issued for the account of the Company or any Subsidiary in the ordinary course of business supporting obligations of the type set forth in clause (i) above;

(d) pledges and deposits made (i) to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business and (ii) in respect of letters of credit, bank guarantees or similar instruments issued for the account of the Company or any Subsidiary in the ordinary course of business supporting obligations of the type set forth in clause (i) above;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Company or any Subsidiary;

(g) banker’s liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with depository institutions; provided that such deposit accounts or funds are not established or deposited for the purpose of providing collateral for any Indebtedness and are not subject to restrictions on access by the Company or any Subsidiary in excess of those required by applicable banking regulations;

(h) Liens arising by virtue of Uniform Commercial Code financing statement filings (or similar filings under applicable law) regarding operating leases entered into by the Company and the Subsidiaries in the ordinary course of business;

(i) Liens representing any interest or title of a licensor, lessor or sublicensor or sublessor, or any interest of a licensee, lessee or sublicensee or sublessee, in each case, in the property subject to any lease, license or sublicense or concession agreement;

(j) Liens that are contractual rights of set-off; and

(k) Liens consisting of (i) non-exclusive licenses of IP Assets in the ordinary course of business, or (ii) other licenses of IP Assets so long as such other licenses do not materially detract from the value of the IP Assets of the Company and the Subsidiaries, taken as a whole, or materially adversely affect the ability of the Company and the Subsidiaries to conduct their business or operations in the ordinary course, taken as a whole;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within three years from the date of acquisition thereof;

(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or Moody’s;

(c) investments in certificates of deposit, banker’s acceptances and demand or time deposits, in each case maturing within 180 days from the date of acquisition thereof, issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has, as of the date of such investment, an investment-grade credit rating from S&P or Moody’s;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e) money market funds that (i) comply with the criteria set forth in Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least US$5,000,000,000;

(f) in the case of any Foreign Subsidiary, other short-term investments that are analogous to the foregoing, are of comparable credit quality and are customarily used by companies in the jurisdiction of such Foreign Subsidiary for cash management purposes; and

(g) investments in corporate debt with a rating of not less than A- by S&P and A3 by Moody’s.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee pension benefit plan”, as defined in Section 3(2) of ERISA (other than a Multiemployer Plan), that is subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which Company or any of its ERISA Affiliates is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” has the meaning set forth in Section 9.16(b).

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City. Each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Private Side Lender Representatives” means, with respect to any Lender, representatives of such Lender that are not Public Side Lender Representatives.

“Public Side Lender Representatives” means, with respect to any Lender, representatives of such Lender that do not wish to receive MNPI.

“Quotation Day” means (a) with respect to any currency (other than Sterling and Euro) for any Interest Period, two Business Days prior to the first day of such Interest Period, (b) with respect to Sterling for any Interest Period, the first day of such Interest Period and (c) with respect to Euro for any Interest Period, the day two TARGET Days before the first day of such Interest Period, in each case unless market practice differs in the Relevant Interbank Market for any currency, in which case the Quotation Day for such currency shall be determined by the Applicable Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day shall be the last of those days).

“Recipient” means the Administrative Agent, any Lender or any Issuing Bank, as applicable.

“Reference Banks” means, in relation to LIBO Rate, EURIBO Rate and Mandatory Cost Rate, the principal London offices of JPMorgan Chase Bank, N.A. or such other banks as may be appointed by the Administrative Agent in consultation with the Company.

“Register” has the meaning set forth in Section 9.04(b).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the directors, officers, partners, trustees, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within or upon any building, structure, facility or fixture.

“Relevant Interbank Market” means (a) with respect to any currency other than Euros, the London interbank market and (b) with respect to Euros, the European interbank market.

“Required Lenders” means, at any time, Lenders having Revolving Credit Exposures and unused Commitments representing more than 50% of the sum of the Aggregate Revolving Credit Exposure and the unused Aggregate Commitment at such time; provided that, for purposes of declaring the Loans to be due and payable pursuant to Article VII, and for all purposes after the Loans become due and payable pursuant to Article VII or the Commitments expire or terminate, the outstanding Competitive Loans of the Lenders shall be included in their respective Revolving Credit Exposures in determining the Required Lenders.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Company or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancelation or termination of, or any other return of capital with respect to, any Equity Interests in the Company or any Subsidiary.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of (a) the sum of the US Dollar Equivalents of the principal amounts of such Lender’s Revolving Loans outstanding at such time and (b) such Lender’s LC Exposure at such time.

“Revolving Loan” means a Loan made by a Lender pursuant to Section 2.01.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sale/Leaseback Transaction” means an arrangement relating to property owned by the Company or any Subsidiary whereby the Company or such Subsidiary sells or transfers such property to any Person and the Company or any Subsidiary leases such property, or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, from such Person or its Affiliates.

“Screen Rate” means (a) in respect of the LIBO Rate for any currency for any Interest Period, the British Bankers’ Association Interest Settlement Rate for such currency and such Interest Period appearing on the applicable Reuters screen (or any successor to or substitute for such service providing rate quotations comparable to those currently provided by Reuters, as determined by the Applicable Agent from time to time) and (b) in respect of the EURIBO Rate for any Interest Period, the percentage per annum determined by the Banking Federation of the European Union for such Interest Period appearing on the applicable Reuters screen (or any successor to or substitute for such service providing rate quotations comparable to those currently provided by Reuters, as determined by the Applicable Agent from time to time).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933.

“Specified Time” means (a) with respect to the LIBO Rate, 11:00 a.m., London time, and (b) with respect to the EURIBO Rate, 11:00 a.m., Frankfurt time.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board of Governors to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board of Governors). Such reserve percentages shall include those imposed pursuant to such Regulation D. LIBOR Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Sterling” or “£” means the lawful currency of the United Kingdom.

“Subordinated Convertible Debentures” means the Company’s 3.25% Junior Subordinated Convertible Debentures due 2037, issued under the Subordinated Convertible Debentures Indenture, and the Indebtedness represented thereby.

“Subordinated Convertible Debentures Indenture” means the Indenture dated as of August 20, 2007, between the Company and U.S. Bank National Association, as Trustee.

“Subordinated Convertible Debentures Refinancing Indebtedness” means any Indebtedness of the Company that refinances, in whole or in part, the Subordinated Convertible Debentures; provided that (a) the principal amount of such Indebtedness shall not exceed the principal amount of the Subordinated Convertible Debentures so being refinanced except by an amount no greater than accrued and unpaid interest with respect to such Subordinated Convertible Debentures and any reasonable fees, premium and expenses relating to such refinancing; (b) the stated final maturity of such Indebtedness shall not be earlier than the date 180 days after the Maturity Date, and such stated final maturity shall not be subject to any conditions that could result in such stated final maturity occurring on a date that precedes such date (it being understood that acceleration or mandatory repayment, prepayment, redemption or repurchase of such Indebtedness upon the occurrence of an event of default, a change in control or other fundamental change, an event of loss or an asset disposition shall not be deemed to constitute a change in the stated final maturity thereof); (c) such Indebtedness shall not be required to be repaid, prepaid, redeemed, repurchased or defeased, whether on one or more fixed dates, upon the occurrence of one or more events or at the option of any holder thereof (except, in each case, upon the occurrence of an event of default or as and to the extent such repayment, prepayment, redemption, repurchase or defeasance would have been required pursuant to the terms of such Subordinated Convertible Debentures) prior to the date 180 days after the Maturity Date; (d) such Indebtedness contains terms and conditions (excluding pricing, premiums and optional prepayment or optional redemption provisions) that, taken as a whole, are not materially more restrictive on the Company or are adverse in any material respects to the Lenders, in each case, compared to the covenants and events of default set forth in such Subordinated Convertible Debentures and the Subordinated Convertible Debentures Indenture; (e) such Indebtedness is not Guaranteed by any Subsidiary and is not secured by Liens on any assets of the Company or any Subsidiary; and (f) such Indebtedness is subordinated to the Obligations on terms not less favorable to the Lenders than the subordination terms set forth in such Subordinated Convertible Debentures and the Subordinated Convertible Debentures Indenture.

“Subordinated Indebtedness” of any Person means any Indebtedness of such Person that is subordinated in right of payment to any other Indebtedness of such Person, including, in the case of the Company and the Subsidiaries, the Subordinated Convertible Debentures and the Subordinated Convertible Debentures Refinancing Indebtedness.

“Subsequent Borrowing” has the meaning set forth in Section 2.09(d).

“subsidiary” means, with respect to any Person (the “parent”) at any date, (a) any Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date and (b) any other Person (i) of which Equity Interests representing more than 50% of the equity value or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (ii) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Company.

“Subsidiary Loan Party” means each Subsidiary that is a party to the Guarantee Agreement.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means JPMorgan Chase Bank, N.A., in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.05.

“Swiss Francs” means the lawful currency of Switzerland.

“Syndication Agent” means each of Bank of America, N.A., and U.S. Bank National Association in its capacity as syndication agent with respect to the credit facilities established hereunder.

“Synthetic Lease” means, as to any Person, any lease (including leases that may be terminated by the lessee at any time) of real or personal property, or a combination thereof, (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee is deemed to own the property so leased for U.S. Federal income tax purposes, other than any such lease under which such Person is the lessor.

“Synthetic Lease Obligations” means, as to any Person, an amount equal to the capitalized amount of the remaining lease payments under any Synthetic Lease (determined, in the case of a Synthetic Lease providing for an option to purchase the leased property, as if such purchase were required at the end of the term thereof) that would appear on a balance sheet of such Person prepared in accordance with GAAP if such obligations were accounted for as Capital Lease Obligations. For purposes of Section 6.02, a Synthetic Lease Obligation shall be deemed to be secured by a Lien on the property being leased and such property shall be deemed to be owned by the lessee.

“TARGET Day” means any day on which both (a) the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system as shall be determined by the Administrative Agent to be a replacement therefor for purposes hereof) is open for the settlement of payments in Euro and (b) banks in London are open for general business.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Transactions” means (a) the execution, delivery and performance by the Company and each other Loan Party of the Loan Documents to which it is a party, and (b) in the case of the Borrowers, the borrowing of Loans hereunder, the use of the proceeds thereof and the issuance of the Letters of Credit hereunder.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate, the Adjusted EURIBO Rate, the Alternate Base Rate or, in the case of a Competitive Loan or a Competitive Borrowing, the LIBO Rate or a Fixed Rate.

“US Dollar Equivalent” means, on any date of determination, (a) with respect to any amount in US Dollars, such amount, and (b) with respect to any amount in any Alternative Currency, the equivalent in US Dollars of such amount, determined by the Administrative Agent pursuant to Section 1.06 using the Exchange Rate with respect to such Alternative Currency at the time in effect under the provisions of Section 1.06.

“US Dollars” or “US$” refers to lawful money of the United States of America.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 2.17(f)(ii)(B)(3).

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

“wholly-owned”, when used in reference to a subsidiary of any Person, means that all the Equity Interests in such subsidiary (other than directors’ qualifying shares and other nominal amounts of Equity Interests that are required to be held by other Persons under applicable law) are owned, beneficially and of record, by such Person, another wholly-owned subsidiary of such Person or any combination thereof.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any Loan Party and the Administrative Agent.

“Yen” means the lawful currency of Japan.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “LIBOR Loan”) or by Class and Type (e.g., a “LIBOR Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “LIBOR Borrowing”) or by Class and Type (e.g., a “LIBOR Revolving Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real and personal, tangible and intangible assets and properties, including cash, securities, accounts and contract rights. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders, writs and decrees, of all Governmental Authorities. Except as otherwise provided herein and unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document (including this Agreement and the other Loan Documents) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), and all references to any statute shall be construed as referring to all rules, regulations, rulings and official interpretations promulgated or issued thereunder, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof and (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement.

SECTION 1.04. Accounting Terms; GAAP; Pro Forma Calculations. (a) Except as otherwise expressly provided herein, all terms of an accounting or financial nature used herein shall be construed in accordance with GAAP as in effect from time to time; provided that (i) if the Company, by notice to the Administrative Agent, shall request an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent or the Required Lenders, by notice to the Company, shall request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith and (ii) notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159, The Fair Value Option for Financial Assets and Financial Liabilities, or any successor thereto (including pursuant to the Accounting Standards Codification), to value any Indebtedness of the Company or any Subsidiary at “fair value”, as defined therein.

(b) All pro forma computations required to be made hereunder giving effect to any Material Acquisition, Material Disposition or other transaction shall be calculated after giving pro forma effect thereto (and, in the case of any pro forma computations made hereunder to determine whether such transaction is permitted to be consummated hereunder, to any other such transaction consummated since the first day of the period covered by any component of such pro forma computation and on or prior to the date of such computation) as if such transaction had occurred on the first day of the period of four consecutive fiscal quarters ending with the most recent fiscal quarter for which financial statements shall have been delivered pursuant to Section 5.01(a) or 5.01(b) (or, prior to the delivery of any such financial statements, ending with the last fiscal quarter included in the financial statements referred to in Section 3.04), and, to the extent applicable, to the historical earnings and cash flows associated with the assets acquired or disposed of and any related incurrence or reduction of Indebtedness, all in accordance with Article 11 of Regulation S-X under the Securities Act. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Hedging Agreement applicable to such Indebtedness if such Hedging Agreement has a remaining term in excess of 12 months).

SECTION 1.05. Status of Obligations. The Company represents, warrants and agrees that the Loans and the other Obligations are hereby designated as “Senior Debt” and as “Designated Senior Debt” under, and for purposes of, the Subordinated Convertible Debentures and the Subordinated Convertible Debentures Indenture (and, to the extent required by the Subordinated Convertible Debenture Indenture, this Agreement hereby expressly provides that the Loans and the other Obligations are to constitute “Designated Senior Debt” for purposes of the Subordinated

Convertible Debentures and the Subordinated Convertible Debenture Indenture). In the event that the Company or any other Loan Party shall at any time issue or have outstanding any Subordinated Convertible Debentures Refinancing Indebtedness or any other Subordinated Indebtedness, the Borrowers shall take or cause such other Loan Party to take all such actions as shall be necessary to cause the Loans and the other Obligations to constitute “senior indebtedness” and “designated senior indebtedness” (however denominated) in respect of such Subordinated Indebtedness and to enable the Lenders to have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness. Without limiting the foregoing, the Obligations are hereby designated as “senior indebtedness” and as “designated senior indebtedness” under and in respect of any indenture or other agreement or instrument under which such other Subordinated Indebtedness is outstanding and are further given all such other designations as shall be required under the terms of any such Subordinated Indebtedness in order that the Lenders may have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness.

SECTION 1.06. Currency Translation. The Administrative Agent shall determine the US Dollar Equivalent of any Borrowing denominated in an Alternative Currency two Business Days prior to the initial Interest Period therefor and as of the date two Business Days prior to the commencement of each subsequent Interest Period therefor, in each case using the Exchange Rate for such currency in relation to US Dollars in effect on the date of determination, and each such amount shall, except as provided in the penultimate sentence of this Section, be the US Dollar Equivalent of such Borrowing until the next required calculation thereof pursuant to this sentence. The Administrative Agent shall determine the US Dollar Equivalent of any Letter of Credit denominated in an Alternative Currency on or about the date such Letter of Credit is issued and as of the first Business Day of each subsequent calendar month, in each case using the Exchange Rate for such currency in relation to US Dollars in effect on the date of determination, and each such amount shall, except as provided in the penultimate sentence of this Section, be the US Dollar Equivalent of such Letter of Credit until the next required calculation thereof pursuant to this sentence. The Administrative Agent may also determine the US Dollar Equivalent of any Borrowing or any Letter of Credit denominated in an Alternative Currency as of such other dates as the Administrative Agent shall select in its discretion, in each case using the Exchange Rate in effect on the date of determination, and each such amount shall be the US Dollar Equivalent of such Borrowing or such Letter of Credit until the next calculation thereof pursuant to this Section. The Administrative Agent shall notify the Company and the Lenders of each determination of the US Dollar Equivalent of each Borrowing and Letter of Credit denominated in an Alternative Currency.

ARTICLE II

The Credits

SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans denominated in US Dollars or Alternative Currencies to any Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (a) the sum of the Aggregate Revolving Credit Exposure and the Aggregate Competitive Loan Exposure exceeding the Aggregate Commitment, (b) the Aggregate Alternative Currency Exposure exceeding the Alternative Currency Sublimit or (c) the Revolving Credit Exposure of any Lender exceeding its Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans.

SECTION 2.02. Loans and Borrowings. (a) Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans of the same Type and currency made by the Lenders ratably in accordance with their respective Commitments to the same Borrower. Each Competitive Loan shall be made in accordance with the procedures set forth in Section 2.04. Each Swingline Loan shall be made in accordance with the procedures set forth in Section 2.05. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments and Competitive Bids of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.14, (i) each Revolving Borrowing denominated in US Dollars shall be comprised entirely of ABR Loans or LIBOR Loans, as the applicable Borrower may request in accordance herewith, (ii) each Revolving Borrowing denominated in Euros shall be comprised entirely of EURIBOR Loans, (iii) each Revolving Borrowing denominated in an Alternative Currency other than Euros shall be comprised entirely of LIBOR Loans, (iv) each Competitive Borrowing shall be comprised entirely of LIBOR Competitive Loans or Fixed Rate Competitive Loans, as the applicable Borrower may request in accordance herewith, and (v) each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any LIBOR Revolving Borrowing or EURIBOR Revolving Borrowing, and at the time each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(f). Each Competitive Loan shall be in an amount as set forth in Section 2.04. Each Swingline

Loan shall be in an amount that is an integral multiple of US$100,000 and not less than US$500,000. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of 10 (or such greater number as may be agreed to by the Administrative Agent) LIBOR Revolving Borrowings and EURIBOR Revolving Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrowers shall not be entitled to request, or to elect to convert to or continue, any LIBOR Borrowing or EURIBOR Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03. Requests for Revolving Borrowings. To request a Revolving Borrowing, the applicable Borrower (or the Company on its behalf) shall notify the Applicable Agent (a) in the case of a LIBOR Revolving Borrowing denominated in US Dollars, not later than 11:00 a.m., Local Time, three Business Days before the date of the proposed Borrowing, (b) in the case of a LIBOR Revolving Borrowing denominated in an Alternative Currency or a EURIBOR Revolving Borrowing, not later than 11:00 a.m., Local Time, four Business Days before the date of the proposed Borrowing or (c) in the case of an ABR Borrowing, not later than 11:00 a.m., Local Time, on the day of the proposed Borrowing. Each such request shall be made by hand delivery or facsimile to the Applicable Agent of an executed written Borrowing Request (or, in the case of any Revolving Borrowing denominated in US Dollars, by telephone notification, confirmed promptly by hand delivery or facsimile to the Applicable Agent of an executed written Borrowing Request). Each such telephonic and written Borrowing Request shall be irrevocable and shall specify the following information in compliance with Section 2.02:

(i) the Borrower requesting such Borrowing (or on whose behalf the Company is requesting such Borrowing);

(ii) the currency and the principal amount of such Borrowing;

(iii) the date of such Borrowing, which shall be a Business Day;

(iv) the Type of such Borrowing;

(v) in the case of a LIBOR Revolving Borrowing or a EURIBOR Revolving Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(vi) the location and number of the account of the applicable Borrower to which funds are to be disbursed or, in the case of any ABR Revolving Borrowing requested to finance the reimbursement of an LC Disbursement as provided in Section 2.06(f), the identity of the Issuing Bank that made such LC Disbursement; and

(vii) in the case of a Borrowing by a Foreign Borrowing Subsidiary, the jurisdiction from which payments of the principal and interest on such Borrowing will be made.

If no currency is specified with respect to any requested LIBOR Revolving Borrowing, then the applicable Borrower shall be deemed to have selected US Dollars. If no election as to the Type of Revolving Borrowing is specified, then the requested Borrowing shall be (A) in the case of a Revolving Borrowing denominated in US Dollars, an ABR Revolving Borrowing, (B) in the case of Revolving Borrowing denominated in an Alternative Currency (other than Euros), a LIBOR Revolving Borrowing and (C) in the case of a Revolving Borrowing denominated in Euros, a EURIBOR Revolving Borrowing. If no Interest Period is specified with respect to any requested LIBOR Revolving Borrowing or EURIBOR Revolving Borrowing, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Applicable Agent shall advise each Lender of the requested Borrowing of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. Competitive Bid Procedure. (a) Subject to the terms and conditions set forth herein, from time to time during the Availability Period the Borrowers may request Competitive Bids and may (but shall not have any obligation to) accept Competitive Bids and borrow Competitive Loans denominated in US Dollars or Alternative Currencies in an aggregate principal amount that will not result in the sum of the Aggregate Revolving Credit Exposure and the Aggregate Competitive Loan Exposure exceeding the Aggregate Commitment.

(b) In order to request Competitive Bids, the applicable Borrower (or the Company on its behalf) shall hand deliver or fax to the Administrative Agent a duly completed and executed Competitive Bid Request, to be received by the Administrative Agent (i) in the case of a LIBOR Competitive Borrowing, not later than 10:00 a.m., Local Time, (A) four Business Days before the date of the proposed Borrowing in the case of Borrowings denominated in US Dollars and (B) five Business Days before the date of the proposed Borrowing in the case of Borrowings denominated in an Alternative Currency and (ii) in the case of a Fixed Rate Competitive Borrowing, not later than 10:00 a.m., Local Time, (A) two Business Days before the date of the proposed Borrowing in the case of Borrowings denominated in US Dollars and (B) three Business Days before the date of the proposed Borrowing in the case of Borrowings denominated in an Alternative Currency. No ABR Loan shall be requested in, or made pursuant to, a Competitive Bid Request. Each Competitive Bid Request shall refer to this Agreement and shall specify (1) the Borrower requesting such Competitive Bids (or on whose behalf the Company is requesting Competitive Bids), (2) whether the Borrowing then being requested is to be a LIBOR Competitive Borrowing or a Fixed Rate Competitive Borrowing, (3) the currency (which shall be US Dollars or an Alternative Currency) and the principal amount of such Borrowing (which shall be an integral multiple of the Borrowing Multiple with a US Dollar Equivalent on the date of the applicable Competitive Bid Request of at least US$25,000,000), (4) the date of such Borrowing, which shall be a Business Day, (5) the Interest Period with respect thereto (which may not end after the Maturity Date), (6) the location and number of the account of the applicable Borrower to which funds are to be disbursed and (7) in the case of a Borrowing by a Foreign Borrowing Subsidiary, the jurisdiction from which payments of the principal and interest on such Borrowing will be made. Promptly after its receipt of a Competitive Bid Request in accordance with this Section, the Administrative Agent shall deliver to the Lenders a Notice of Competitive Bid Request inviting the Lenders to bid, on the terms and conditions of this Agreement, to make Competitive Loans.

(c) Each Lender may, in its sole discretion, make one or more Competitive Bids responsive to any Competitive Bid Request. Each Competitive Bid by a Lender must be in the form of Exhibit D-3 and must be received by the Administrative Agent by fax (i) in the case of a LIBOR Competitive Borrowing, not later than 9:30 a.m., Local Time, (A) three Business Days before the date of the proposed Borrowing in the case of Borrowings denominated in US Dollars and (B) four Business Days before the date of the proposed Borrowing in the case of Borrowings denominated in an Alternative Currency and (ii) in the case of a Fixed Rate Competitive Borrowing, not later than 9:30 a.m., Local Time, (A) one Business Day before the date of the proposed Borrowing in the case of Borrowings denominated in US Dollars and (B) two Business Days before the date of the proposed Borrowing in the case of Borrowings denominated in an Alternative Currency. A Lender may submit multiple bids to the Administrative Agent. Competitive Bids that do not conform substantially to the format of Exhibit D-3 may be rejected by the Administrative Agent, and the Administrative Agent shall notify the Lender making such nonconforming bid of such rejection as soon as practicable. Each Competitive Bid shall refer to this Agreement and shall specify (I) the principal amount (which shall be in a minimum amount equal to the Borrowing Minimum and an integral multiple of the Borrowing Multiple and which may equal the entire principal amount of the Competitive Borrowing requested) of the Competitive Loan or Loans that the Lender is willing to make, (II) the Competitive Bid Rate or Rates at which the Lender is prepared to make such Competitive Loan or Loans and (III) the Interest Period applicable to each such Loan and the last day thereof. Subject to Section 2.14, a Competitive Bid submitted by a Lender shall be irrevocable.

(d) The Administrative Agent shall as promptly as practicable notify the applicable Borrower (or, if the Competitive Bid Request was submitted by the Company on behalf of such Borrower, the Company) in writing of the Competitive Bid Rate and the principal amount specified in each Competitive Bid and the identity of the Lender that made such Competitive Bid.

(e) The applicable Borrower (or the Company on its behalf) may in its discretion, subject only to the provisions of this paragraph, accept or reject any Competitive Bid. The applicable Borrower (or the Company on its behalf) shall notify the Administrative Agent by telephone, confirmed promptly by hand delivery or fax of a duly completed and executed Competitive Bid Accept/Reject Letter, whether and to what extent it has decided to accept or reject any or all of the Competitive Bids notified to it not more than one hour after it shall have been so notified; provided that (i) the failure by the applicable Borrower (or the Company on its behalf) to give such notice shall be deemed to be a rejection of any such Competitive Bid, (ii) no Borrower (or the Company on its behalf) shall accept a Competitive Bid made at a particular Competitive Bid Rate if it has decided to reject a Competitive Bid made at a lower Competitive Bid Rate, (iii) the aggregate amount of the Competitive Bids accepted by or on behalf of a Borrower shall not exceed the principal amount specified in the applicable Competitive Bid Request, (iv) to the extent necessary to comply with clause (iii) above, the applicable Borrower (or the Company on its behalf) may accept Competitive Bids at the same Competitive Bid Rate in part, which acceptance, in the case of multiple Competitive Bids at such Competitive Bid Rate, shall be made pro rata in accordance with the amount of each such Competitive Bid; provided further that in calculating the pro rata allocation of acceptances of portions of multiple Competitive Bids at a particular Competitive Bid Rate pursuant to this clause, the amounts shall be rounded to integral multiples of the Borrowing Multiple in a manner determined by the applicable Borrower. A notice given by or on behalf of any Borrower pursuant to this paragraph shall be irrevocable.

(f) The Administrative Agent shall promptly notify each bidding Lender whether or not its Competitive Bid has been accepted (and if so, in what amount and at what Competitive Bid Rate), and each successful bidder will thereupon become bound, subject to the other applicable conditions hereof, to make the Competitive Loan in respect of which its Competitive Bid has been accepted.

(g) If the Person serving as the Administrative Agent shall elect to submit a Competitive Bid in its capacity as a Lender, it shall submit such Competitive Bid directly to the applicable Borrower (or to the Company, on its behalf) one quarter of an hour earlier than the latest time at which the other Lenders are required to submit their Competitive Bids to the Administrative Agent pursuant to paragraph (b) of this Section.

SECTION 2.05. Swingline Loans. (a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans denominated in US Dollars to the Borrowers from time to time during the Availability Period in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of the outstanding Swingline Loans exceeding US$35,000,000, (ii) the sum of the Aggregate Revolving Credit Exposure and the Aggregate Competitive Loan Exposure exceeding the Aggregate Commitment or (iii) the Revolving Credit Exposure of any Lender exceeding its Commitment; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Swingline Loans.

(b) To request a Swingline Loan, the applicable Borrower (or the Company on its behalf) shall notify the Administrative Agent of such request by telephone not later than 12:00 noon, New York City time, on the day of the proposed Swingline Loan. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of an executed written Borrowing Request. Each such telephonic and written Borrowing Request shall specify the requested date (which shall be a Business Day) and the amount of the requested Swingline Loan and the location and number of the account of the applicable Borrower to which funds are to be disbursed or, in the case of any Swingline Loan requested to finance the reimbursement of an LC Disbursement as provided in Section 2.06(f), the identity of the Issuing Bank that has made such LC Disbursement. Promptly following the receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise the Swingline Lender of the details thereof. The Swingline Lender shall make each Swingline Loan available to the applicable Borrower by means of a wire transfer to the account specified in such Borrowing Request or to the applicable Issuing Bank, as the case may be, by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.

(c) The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of the Swingline Loans in which the Lenders will be required to participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender hereby absolutely and unconditionally agrees to pay, upon receipt of notice as provided above, to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender acknowledges and agrees that, in making any Swingline Loan, the Swingline Lender shall be entitled to rely, and shall not incur any liability for relying, upon the representation and warranty of the Borrowers deemed made pursuant to Section 4.02, unless, at least one Business Day prior to the time such Swingline Loan was made, the Required Lenders shall have notified the Swingline Lender (with a copy to the Administrative Agent) in writing that, as a result of one or more events or circumstances described in such notice, one or more of the conditions precedent set forth in Section 4.02(a) or 4.02(b) would not be satisfied if such Swingline Loan were then made (it being understood and agreed that, in the event the Swingline Lender shall have received any such notice, it shall have no obligation to make any Swingline Loan until and unless it shall be satisfied that the events and circumstances described in such notice shall have been cured or otherwise shall have ceased to exist). Each Lender further acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or any reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders pursuant to this paragraph), and the Administrative Agent shall promptly remit to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the applicable Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from a Borrower (or other Person on behalf of such Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to a Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not constitute a Loan and shall not relieve any Borrower of its obligation to repay such Swingline Loan.

SECTION 2.06. Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, any Borrower may request any Issuing Bank to issue Letters of Credit (or to amend, renew or extend outstanding Letters of Credit) denominated in US Dollars or in any Alternative Currency approved for such purpose by the Applicable Agent and the applicable Issuing Bank, for its own account or, so long as the Company is a joint and several co-applicant with respect thereto, for the account of any Subsidiary, in a form reasonably acceptable to the Applicable Agent and the applicable Issuing Bank, at any time and from time to time during the Availability Period. Notwithstanding anything contained in any letter of credit application furnished to any Issuing Bank in connection with the issuance of any Letter of Credit, in the event of any inconsistency between the terms and conditions of such letter of credit application and the terms and conditions of this Agreement, the terms and conditions of this Agreement shall control. The Company unconditionally and irrevocably agrees that, in connection with any Letter of Credit issued for the account of any Subsidiary as provided in the first sentence of this paragraph, the Company will be fully responsible for the reimbursement of LC Disbursements, the payment of interest thereon and the payment of fees due under Section 2.12(b) to the same extent as if it were the sole account party in respect of such Letter of Credit (the Company hereby irrevocably waiving any defenses that might otherwise be available to it as a guarantor of the obligations of any Subsidiary that shall be an account party in respect of any such Letter of Credit).

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit or the amendment, renewal or extension of an outstanding Letter of Credit (other than an automatic renewal permitted pursuant to paragraph (c) of this Section), the applicable Borrower shall hand deliver or fax (or transmit by electronic communication, if arrangements for doing so have been approved by the recipient) to the applicable Issuing Bank and the Applicable Agent, reasonably in advance of the requested date of issuance, amendment, renewal or extension, a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the requested date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the currency of such Letter of Credit (which shall comply with paragraph (a) of this Section), the name and address of the beneficiary thereof and such other information as shall be necessary to enable the applicable Issuing Bank to prepare, amend, renew or extend such Letter of Credit. If requested by the applicable Issuing Bank, the applicable Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any such request. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon each issuance, amendment, renewal or extension of any Letter of Credit the applicable Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) the LC Exposure will not exceed US$35,000,000, (ii) the sum of the Aggregate Revolving Credit Exposure and the Aggregate Competitive Loan Exposure will not exceed the Aggregate Commitment, (iii) the Aggregate Alternative Currency Exposure will not exceed the Alternative Currency Sublimit and (iv) the Revolving Credit Exposure of each Lender will not exceed its Commitment. Each Issuing Bank agrees that it shall not permit any issuance, amendment, renewal or extension of a Letter of Credit to occur unless it shall have given to the Applicable Agent written notice thereof required under paragraph (l) of this Section.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date; provided that any Letter of Credit may contain customary automatic renewal provisions agreed upon by the applicable Borrower and the applicable Issuing Bank pursuant to which the expiration date of such Letter of Credit shall automatically be extended for a period of up to 12 months (but not to a date later than the date set forth in clause (ii) above), subject to a right on the part of such Issuing Bank to prevent any such renewal from occurring by giving notice to the beneficiary in advance of any such renewal.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or any Lender, the Issuing Bank that is the issuer thereof hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Applicable Agent, for the account of such Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank under such Letter of Credit and not reimbursed by the applicable Borrower on the date due as provided in paragraph (f) of this Section, or of any reimbursement payment required to be refunded to the applicable Borrower for any reason, each such payment to be made in the currency of such LC Disbursement. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or any reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender further acknowledges and agrees that, in issuing, amending, renewing or extending any Letter of Credit, the applicable Issuing Bank shall be entitled to rely, and shall not incur any liability for relying, upon the representation and warranty of the Borrowers deemed made pursuant to Section 4.02, unless, at least one Business Day prior to the time such Letter of Credit is issued, amended, renewed or extended (or, in the case of an automatic renewal permitted pursuant to paragraph (c) of this Section, at least one Business Day prior to the time by which the election not to extend must be made by the applicable Issuing Bank), the Majority in Interest of the Lenders shall have notified the applicable Issuing Bank (with a copy to the Applicable Agent) in writing that, as a result of one or more events or circumstances described in such notice, one or more of the conditions precedent set forth in Section 4.02(a) or 4.02(b) would not be satisfied if such Letter of Credit were then issued, amended, renewed or extended (it being understood and agreed that, in the event any Issuing Bank shall have received any such notice, it shall have no obligation to issue, amend, renew or extend any Letter of Credit until and unless it shall be satisfied that the events and circumstances described in such notice shall have been cured or otherwise shall have ceased to exist).

(e) Disbursements. Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit issued by it and shall promptly notify the Administrative Agent and the applicable Borrower by telephone (confirmed by hand delivery or facsimile) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve any Borrower of its obligation to reimburse such LC Disbursement.

(f) Reimbursements. If an Issuing Bank shall make an LC Disbursement in respect of a Letter of Credit, the applicable Borrower shall reimburse such LC Disbursement by paying to the Applicable Agent an amount equal to such LC Disbursement, in the currency of such LC Disbursement, not later than 2:00 p.m., Local Time, on the date that such LC Disbursement is made, if such Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., Local Time, on such date, or, if such notice has not been received by such Borrower prior to such time on such date, then not later than 2:00 p.m., Local Time, on (i) the Business Day that such Borrower receives such notice, if such notice is received prior to 10:00 a.m., Local Time, on the day of receipt, or (ii) the Business Day immediately following the day that such Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that, in the case of an LC Disbursement in US Dollars, if the amount of such LC Disbursement is US$1,000,000 or more, the applicable Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.05 that such payment be financed with an ABR Revolving Borrowing or a Swingline Loan and, to the extent so financed, such Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan. If such Borrower fails to reimburse any LC Disbursement by the time specified above, the Applicable Agent shall notify each Lender of such failure, the amount and currency of the payment then due from such Borrower in respect of the applicable LC Disbursement and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Applicable Agent its Applicable Percentage of the amount then due from such Borrower in the currency of such LC Disbursement, in the same manner as provided in Section 2.07 with respect to

Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders pursuant to this paragraph), and the Applicable Agent shall promptly remit to the applicable Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Applicable Agent of any payment from the applicable Borrower pursuant to this paragraph, the Applicable Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse an Issuing Bank for an LC Disbursement (other than the funding of an ABR Revolving Borrowing or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve any Borrower of its obligation to reimburse such LC Disbursement.

(g) Obligations Absolute. Each Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (f) of this Section is absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement or any other Loan Document, or any term or provision thereof or hereof, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this paragraph, constitute a legal or equitable discharge of, or provide a right of setoff against, the applicable Borrower’s obligations hereunder. None of the Agents, the Lenders, the Issuing Banks or any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit, any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any other act, failure to act or other event or circumstance; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrowers to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by the Borrowers that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence, bad faith or wilful misconduct on the part of an Issuing Bank (with such absence to be presumed unless otherwise determined by a court of competent jurisdiction in a final and nonappealable judgment), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(h) Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless the applicable Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that such Borrower reimburses such LC Disbursement in full, at (i) in the case of any LC Disbursement denominated in US Dollars, the rate per annum then applicable to ABR Revolving Loans and (ii) in the case of an LC Disbursement denominated in any Alternative Currency, a rate per annum determined by the applicable Issuing Bank (which determination will be conclusive absent manifest error) to represent its cost of funds plus the Applicable Rate used to determine interest applicable to LIBOR Revolving Loans or EURIBOR Revolving Loans; provided that if such Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (f) of this Section, Section 2.13(e) shall apply. Interest accrued pursuant to this paragraph shall be paid to the Administrative Agent, for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (f) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment, and shall be payable on demand or, if no demand has been made, on the date on which the Borrower reimburses the applicable LC Disbursement in full.

(i) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Company receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, a Majority in Interest of the Lenders) demanding the deposit of cash collateral pursuant to this paragraph, the Borrowers shall deposit in an account with the Applicable Agent, in the name of the Applicable Agent and for the benefit of the Lenders, an amount in cash and in the currency of each applicable Letter of Credit equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any Borrower described in clause (h) or (i) of Article VII. The Borrowers also shall deposit cash collateral in accordance with this paragraph as and to the extent required by Section 2.11(b) or 2.20. Each such deposit shall be held by the Applicable Agent as collateral for the payment and performance of the obligations of the Borrowers under this Agreement. The Applicable Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Applicable Agent and at the Borrowers’ risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Applicable Agent to reimburse the Issuing Banks for LC Disbursements for which they have not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to (i) the consent of a Majority in Interest of the Lenders and (ii) in the case of any such application at a time when any Lender is a Defaulting Lender (but only if, after giving effect thereto, the remaining cash collateral shall be less than the aggregate LC Exposure of all the Defaulting Lenders), the consent of each Issuing Bank), be applied to satisfy other obligations of the Borrowers under this Agreement. If the Borrowers are required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrowers within three Business Days after all Defaults have been cured or waived. If the Borrowers are required to provide an amount of cash collateral hereunder pursuant to Section 2.11(b), such amount (to the extent not applied as aforesaid) shall be returned to the Borrowers to the extent that the applicable excess referred to in such Section shall have been eliminated and no Default shall have occurred and be continuing. If the Borrowers are required to provide an amount of cash collateral hereunder pursuant to Section 2.20, such amount (to the extent not applied as aforesaid) shall be returned to the Borrowers as promptly as practicable to the extent that, after giving effect to such return, no Issuing Bank shall have any exposure in respect of any outstanding Letter of Credit that is not fully covered by the Commitments of the Non-Defaulting Lenders and/or the remaining cash collateral and no Default shall have occurred and be continuing.

(j) Designation of Additional Issuing Banks. The Company may, at any time and from time to time, with the consent of the Administrative Agent (which consent shall not be unreasonably withheld), designate as additional Issuing Banks one or more Lenders that agree to serve in such capacity as provided below. The acceptance by a Lender of an appointment as an Issuing Bank hereunder shall be evidenced by an agreement, which shall be in form and substance reasonably satisfactory to the Administrative Agent, executed by the Company, the Administrative Agent and such designated Lender and, from and after the effective date of such agreement, (i) such Lender shall have all the rights and obligations of an Issuing Bank under this Agreement and (ii) references herein to the term “Issuing Bank” shall be deemed to include such Lender in its capacity as an issuer of Letters of Credit hereunder.

(k) Termination of an Issuing Bank. The Company may terminate the appointment of any Issuing Bank as an “Issuing Bank” hereunder by providing a written notice thereof to such Issuing Bank, with a copy to the Administrative Agent. Any such termination shall become effective upon the earlier of (i) such Issuing Bank acknowledging receipt of such notice and (ii) the 10th Business Day following the date of the delivery thereof; provided that no such termination shall become effective until and unless the LC Exposure attributable to Letters of Credit issued by such Issuing Bank (or its Affiliates) shall have been reduced to zero. At the time any such termination shall become effective, the Borrowers shall pay all unpaid fees accrued for the account of the terminated Issuing Bank pursuant to Section 2.12(b). Notwithstanding the effectiveness of any such termination, the terminated Issuing Bank shall remain a party hereto and shall continue to have all the rights of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such termination, but shall not issue any additional Letters of Credit.

(l) Issuing Bank Reports to the Administrative Agent. Unless otherwise agreed by the Administrative Agent, each Issuing Bank shall, in addition to its notification obligations set forth elsewhere in this Section, report in writing to the Administrative Agent (i) periodic activity (for such period or recurrent periods as shall be requested by the Administrative Agent) in respect of Letters of Credit issued by such Issuing Bank, including all issuances, extensions, amendments and renewals, all expirations and cancellations and all disbursements and reimbursements, (ii) reasonably prior to the time that such Issuing Bank issues, amends, renews or extends any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the currency and stated amount of the Letters of Credit issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed), (iii) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date, currency and amount of such LC Disbursement, (iv) on any Business Day on which the Borrowers fail to reimburse an LC Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and the currency and amount of such LC Disbursement and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Issuing Bank.

(m) LC Exposure Determination. For all purposes of this Agreement, the amount of a Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at the time of determination.

SECTION 2.07. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds in the applicable currency by 1:30 p.m., Local Time, to the account of the Applicable Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.05. The Applicable Agent will make such Loans available to the applicable Borrower by promptly crediting the amounts so received, in like funds, to the account designated in the applicable Borrowing Request or Competitive Bid Request; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(f) shall be remitted by the Applicable Agent to the applicable Issuing Bank specified in the applicable Borrowing Request.

(b) Unless the Applicable Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Applicable Agent such Lender’s share of such Borrowing, the Applicable Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance on such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Applicable Agent, then the applicable Lender and such Borrower severally agree to pay to the Applicable Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Applicable Agent, at (i) in the case of such Lender, the rate determined by the Applicable Agent to be the cost to it of funding such amount (which determination will be conclusive absent manifest error) or (ii) in the case of such Borrower, the interest rate applicable to the subject Loan pursuant to Section 2.13. If such Lender pays such amount to the Applicable Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.08. Interest Elections. (a) Each Revolving Borrowing initially shall be of the Type and, in the case of a LIBOR Borrowing or a EURIBOR Borrowing, shall have an initial Interest Period as specified in the applicable Borrowing Request or as otherwise provided in Section 2.03. Thereafter, the applicable Borrower may elect to convert such Revolving Borrowing to a Revolving Borrowing of a different Type or to continue such Revolving Borrowing and, in the case of a LIBOR Revolving Borrowing or a EURIBOR Revolving Borrowing, may elect Interest Periods therefor, all as provided in this Section. A Borrower may elect different options with respect to different portions of an affected Revolving Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Revolving Borrowing and the Loans resulting from an election made with respect to any such portion shall be considered a separate Revolving Borrowing. This Section shall not apply to Swingline Borrowings or Competitive Borrowings, which may not be converted or continued. Notwithstanding any other provision of this Section, no Borrower shall be permitted to change the currency of any Revolving Borrowing or elect an Interest Period for a LIBOR Revolving Borrowing or a EURIBOR Revolving Borrowing that does not comply with Section 2.02(d).

(b) To make an election pursuant to this Section, the applicable Borrower (or the Company on its behalf) shall notify the Applicable Agent of such election by the time that a Borrowing Request would be required under Section 2.03 if such Borrower were requesting a Revolving Borrowing of the Type and in the currency resulting from such election to be made on the effective date of such election. Each such election shall be made by hand delivery or facsimile, if applicable, to the Applicable Agent of an executed written Interest Election Request (or, in the case of any Borrowing denominated in US Dollars, by telephone notification, confirmed promptly by hand delivery or facsimile to the Applicable Agent of an executed written Interest Election Request). Each telephonic and written Interest Election Request shall be irrevocable and shall specify the following information in compliance with Section 2.02:

(i) the Revolving Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Revolving Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Revolving Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) the Type of the resulting Revolving Borrowing; and

(iv) if the resulting Revolving Borrowing is to be a LIBOR Revolving Borrowing or a EURIBOR Revolving Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a LIBOR Revolving Borrowing or EURIBOR Revolving Borrowing but does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(c) Promptly following receipt of an Interest Election Request in accordance with this Section, the Applicable Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Revolving Borrowing.

(d) If the applicable Borrower fails to deliver a timely Interest Election Request with respect to a LIBOR Revolving Borrowing or EURIBOR Revolving Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period, (i) in the case of a LIBOR Revolving Borrowing denominated in US Dollars, such Borrowing shall be converted to an ABR Revolving Borrowing and (ii) in the case of any other LIBOR Revolving Borrowing or a EURIBOR Revolving Borrowing, such Borrowing shall be continued as a Revolving Borrowing of the applicable Type for an Interest Period of one month.

(e) Notwithstanding any contrary provision hereof, if an Event of Default under clause (h) or (i) of Article VIII has occurred and is continuing with respect to any Borrower, or if any other Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Majority in Interest of the Lenders, has notified the Company of the election to give effect to this sentence on account of such other Event of Default, then, in each such case, so long as such Event of Default is continuing, (i) no outstanding Revolving Borrowing denominated in US Dollars may be converted to or continued as a LIBOR Revolving Borrowing, (ii) unless repaid, each LIBOR Revolving Borrowing denominated in US Dollars shall be converted to an ABR Revolving Borrowing at the end of the Interest Period applicable thereto and (iii) unless repaid, each LIBOR Revolving Borrowing or EURIBOR Revolving Borrowing denominated in an Alternative Currency shall be continued as a LIBOR Revolving Borrowing or EURIBOR Revolving Borrowing, as applicable, with an Interest Period of one month’s duration.

SECTION 2.09. Termination and Reduction of Commitments; Increase of Commitments. (a) Unless previously terminated, the Commitments shall automatically terminate on the Maturity Date.

(b) The Company may at any time terminate, or from time to time permanently reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of US$1,000,000 and not less than US$5,000,000 and (ii) the Company shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans or Swingline Loans in accordance with Section 2.11, the sum of the Aggregate Revolving Credit Exposure and the Aggregate Competitive Loan Exposure would exceed the Aggregate Commitment.

(c) The Company shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Company pursuant to this Section shall be irrevocable; provided that a notice of termination or reduction of the Commitments under paragraph (b) of this Section may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

(d) The Company may at any time and from time to time, by written notice to the Administrative Agent (which shall promptly deliver a copy to each of the Lenders) executed by the Company and one or more financial institutions (any such financial institution being referred to as an “Increasing Lender”), which may include any Lender, cause Commitments of the Increasing Lenders to be increased (or cause the Increasing Lenders to extend new Commitments) in an amount for each Increasing Lender (which shall not be less than US$5,000,000) set forth in such notice; provided that (i) no Lender shall have any obligation to increase its Commitment pursuant to this paragraph, (ii) all new Commitments and increases in existing Commitments becoming effective under this paragraph during the term of this Agreement shall not exceed US$150,000,000 in the aggregate, (iii) each Increasing Lender, if not already a Lender hereunder, shall be subject to the approval of the Administrative Agent, the Swingline Lender and each Issuing Bank (which approval shall not be unreasonably withheld) and (iv) each Increasing Lender, if not already a Lender hereunder, shall become a party to this Agreement by completing and delivering to the Administrative Agent a duly executed accession agreement in a form reasonably satisfactory to the Administrative Agent and the Company (an “Accession Agreement”). Upon the effectiveness of any Accession Agreement to which any Increasing Lender is a party (and the effectiveness of the new Commitment of such Lender in accordance with this paragraph), such Increasing Lender shall thereafter be deemed to be a party to this Agreement and shall be entitled to all rights, benefits and privileges accorded a Lender hereunder and subject to all obligations of a Lender hereunder. New Commitments and increases in Commitments shall become effective on the date specified in the applicable notice delivered pursuant to this paragraph (which date shall be at least five Business Days after the date of delivery of such notice); provided that no increase in the Commitments (or in the Commitment of any Lender) pursuant to this paragraph shall become effective unless (A) the Administrative Agent shall have received documents consistent with those delivered under Section 4.01(c) and 4.01(d), giving effect to such increase, (B) on the effective date of such increase, the representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct (x) in the case of the representations and warranties qualified as to materiality, in all respects and (y) otherwise, in all material respects, in each case on and as of the date of such effectiveness, except in the case of any such representation and warranty that expressly relates to a prior date, in which case such representation and warranty shall be so true and correct on and as of such prior date, (C) no Default shall have occurred and be continuing and (D) the Administrative Agent shall have received a certificate dated such date and executed by a Financial Officer of the Company to the effect that the conditions set forth in clauses (B) and (C) above shall have been satisfied. The Administrative Agent shall notify the Company and the Lenders of the effective date of the increase in the Commitments pursuant to this paragraph (the “Increase Effective Date”), and such notice shall be conclusive and binding. On the Increase Effective Date of any increase in the Commitments pursuant to this paragraph (a “Commitment Increase”), (i) the aggregate principal amount of the Revolving Loans outstanding (the “Initial Borrowings”) immediately prior to the Commitment Increase on the Increase Effective Date shall be deemed to be repaid, (ii) each Increasing Lender that shall have had a Commitment prior to the Commitment Increase shall pay to the Administrative Agent in same day funds an amount equal to the difference between (A) the product of (1) such Lender’s Applicable Percentage (calculated after giving effect to the Commitment Increase) multiplied by (2) the amount of each Subsequent Borrowing (as hereinafter defined) and (B) the product of (1) such Lender’s Applicable Percentage (calculated without giving effect to the Commitment Increase) multiplied by (2) the amount of each Initial Borrowing, (iii) each Increasing Lender that shall not have had a Commitment prior to the Commitment Increase shall pay to Administrative Agent in same day funds an amount equal to the product of (1) such Increasing Lender’s Applicable Percentage (calculated after giving effect to the Commitment Increase) multiplied by (2) the amount of each Subsequent Borrowing, (iv) after the Administrative Agent receives the funds specified in clauses (ii) and (iii) above, the Administrative Agent shall pay to each Lender the portion of such funds that is equal to the difference between (A) the product of (1) such Lender’s Applicable Percentage (calculated without giving effect to the Commitment Increase) multiplied by (2) the amount of each Initial Borrowing, and (B) the product of (1) such Lender’s Applicable Percentage (calculated after giving effect to the Commitment Increase) multiplied by (2) the amount of each Subsequent Borrowing, (v) after the effectiveness of the Commitment Increase, the Borrowers shall be deemed to have made new Borrowings (the “Subsequent Borrowings”) in amounts equal to the amounts of the Initial Borrowings and of the Types and for the Interest Periods specified in a Borrowing Request delivered to the Administrative Agent in accordance with Section 2.03, (vi) each Lender shall be deemed to hold its Applicable Percentage of each Subsequent Borrowing (calculated after giving effect to the Commitment Increase) and (vii) the Borrowers shall pay each Lender any and all accrued but unpaid interest on its Loans comprising the Initial Borrowings. The deemed payments of the Initial Borrowings made pursuant to clause (i) above shall be subject to compensation by the Borrowers pursuant to the provisions of Section 2.16 if the Increase Effective Date occurs other than on the last day of the Interest Period relating thereto.

SECTION 2.10. Repayment of Loans; Evidence of Debt. (a) Each Borrower hereby unconditionally promises to pay (i) to the Applicable Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan made by such Lender to such Borrower on the Maturity Date and the then unpaid principal amount of each Competitive Loan made by such Lender to such Borrower on the last day of the Interest Period applicable to such Loan and (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan made to such Borrower on the earlier of the Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan is made; provided that on each date that a Revolving Borrowing denominated in US Dollars is made, the Borrowers shall repay all Swingline Loans that were outstanding on the date such Borrowing was requested.

(b) The records maintained by the Administrative Agent and the Lenders shall be prima facie evidence of the existence and amounts of the obligations of the Borrowers in respect of the Loans, LC Disbursements, interest and fees due or accrued hereunder; provided that the failure of the Administrative Agent or any Lender to maintain such records or any error therein shall not in any manner affect the obligation of the Borrowers to pay any amounts due hereunder in accordance with the terms of this Agreement.

(c) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, each Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.11. Prepayment of Loans. (a) The Borrowers shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to the requirements of this Section; provided that the Borrowers shall not have the right to prepay any Competitive Loan without the prior consent of the Lender thereof.

(b) If, on any date, (i) the Aggregate Alternative Currency Exposure shall exceed the Alternative Currency Sublimit or (ii) the sum of the Aggregate Revolving Credit Exposure and the Aggregate Competitive Loan Exposure shall exceed the Aggregate Commitment, then (A) on the last day of any Interest Period for any LIBOR Revolving Borrowing (in the case of clause (i) above, only if such LIBOR Revolving Borrowing is denominated in an Alternative Currency) or EURIBOR Revolving Borrowing, and (B) in the case of clause (ii) above, on any other day on which any ABR Revolving Borrowing or Swingline Loan is outstanding, the applicable Borrowers shall prepay Loans in an aggregate amount equal to the lesser of (1) the amount necessary to eliminate such excess (after giving effect to any other prepayment of Loans on such day) and (2) the amount of the applicable Revolving Borrowings or Swingline Loans referred to in clause (A) or (B). If, on any date, (i) the Aggregate Alternative Currency Exposure shall exceed 105% of the Alternative Currency Sublimit or (ii) the sum of the Aggregate Revolving Credit Exposure and the Aggregate Competitive Loan Exposure shall exceed 105% of the Aggregate Commitment, then the applicable Borrowers shall, not later than the next Business Day, prepay one or more Revolving Borrowings (and, if no Revolving Borrowings are outstanding, deposit cash collateral in an account with the Administrative Agent pursuant to Section 2.06(i)) in an aggregate amount equal to the lesser of (1) the amount necessary to eliminate such excess and (2) the Aggregate Revolving Credit Exposure.

(c) Prior to any optional or mandatory prepayment of Borrowings hereunder, the Borrowers shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (d) of this Section.

(d) The applicable Borrower shall notify the Applicable Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by hand delivery or facsimile) of any optional prepayment and any mandatory prepayment hereunder (i) in the case of a LIBOR Borrowing denominated in US Dollars, not later than 12:00 noon, Local Time, three Business Days before the date of such prepayment (or, in the case of a prepayment under paragraph (b) of this Section, as soon thereafter as practicable), (ii) in the case of a LIBOR Borrowing denominated in an Alternative Currency or a EURIBOR Borrowing, not later than 12:00 noon, Local Time, four Business Days before the date of such prepayment (or, in the case of a prepayment under paragraph (b) of this Section, as soon thereafter as practicable) and (iii) in the case of an ABR Borrowing, not later than 12:00 noon, Local Time, on the date of such prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of optional prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice (other than a notice relating solely to Swingline Loans), the Applicable Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

SECTION 2.12. Fees. (a) The Company agrees to pay to the Administrative Agent, in US Dollars, for the account of each Lender a facility fee, which shall accrue at the Applicable Rate on the daily amount of the Commitment of such Lender (whether used or unused) during the period from and including the date hereof to but excluding the date on which such Commitment terminates; provided that if such

Lender continues to have any Revolving Credit Exposure after its Commitment terminates, then such facility fee shall continue to accrue on the daily amount of such Lender’s Revolving Credit Exposure from and including the date on which its Commitment terminates to but excluding the date on which such Lender ceases to have any Revolving Credit Exposure. Accrued facility fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof; provided that facility fees accruing after the Commitments shall have terminated shall be payable on demand. All facility fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) The Company agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the Applicable Rate used to determine the interest rate applicable to LIBOR Revolving Loans and EURIBOR Revolving Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank a fronting fee, which shall accrue at the rate or rates per annum separately agreed upon between the Company and such Issuing Bank on the average daily amount of the LC Exposure attributable to Letters of Credit issued by such Issuing Bank (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any such LC Exposure, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Company agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Company and the Administrative Agent.

(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to an Issuing Bank, in the case of fees payable to it) for distribution, in the case of facility fees and participation fees, to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances.

SECTION 2.13. Interest. (a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Loans comprising each LIBOR Borrowing shall bear interest (i) in the case of a LIBOR Revolving Loan, at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate, or (ii) in the case of a LIBOR Competitive Loan, at the LIBO Rate for the Interest Period in effect for such Borrowing plus (or minus, as applicable) the Margin applicable to such Loan.

(c) The Revolving Loans comprising each EURIBOR Revolving Borrowing shall bear interest at the Adjusted EURIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(d) Each Fixed Rate Competitive Loan shall bear interest at the Fixed Rate applicable to such Loan.

(e) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by any Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% per annum plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% per annum plus the rate applicable to ABR Revolving Loans as provided in paragraph (a) of this Section.

(f) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (e) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any LIBOR Revolving Loan or EURIBOR Revolving Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion. All interest shall be payable in the currency in which the applicable Loan is denominated.

(g) All interest hereunder shall be computed on the basis of a year of 360 days, except that (i) interest on Borrowings denominated in Sterling and (ii) interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall each be computed on the basis of a year of 365 days (or, in the case of ABR Borrowings, 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Adjusted LIBO Rate, LIBO Rate, Adjusted EURIBO Rate or Alternate Base Rate shall be determined by the Applicable Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a LIBOR Borrowing or a EURIBOR Borrowing:

(a) the Applicable Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate, the LIBO Rate or the Adjusted EURIBO Rate, as the case may be, for such Interest Period; or

(b) the Applicable Agent is advised by a Majority in Interest of the Lenders (or, in the case of a Competitive Borrowing, the applicable Lender) that the Adjusted LIBO Rate, the LIBO Rate or the Adjusted EURIBO Rate, as the case may be, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining the Loans included in such Borrowing for such Interest Period;

then the Applicable Agent shall give notice (which may be telephonic) thereof to the applicable Borrower and the Lenders as promptly as practicable and, until the Applicable Agent notifies the applicable Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, an affected LIBOR Revolving Borrowing or EURIBOR Revolving Borrowing, as the case may be, shall be ineffective, (ii) any affected LIBOR Revolving Borrowing or EURIBOR Revolving Borrowing that is requested to be continued shall (A) if denominated in US Dollars, be continued as an ABR Revolving Borrowing, or (B) otherwise, be repaid on the last day of the then current Interest Period applicable thereto and (iii) any Borrowing Request for an affected LIBOR Revolving Borrowing or EURIBOR Revolving Borrowing, and any request for a LIBOR Competitive Borrowing, shall (A) in the case of a Revolving Borrowing denominated in US Dollars, be deemed a request for an ABR Borrowing, or (B) in all other cases, be ineffective (and no Lender shall be obligated to make a Loan on account thereof).

SECTION 2.15. Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate or the Adjusted EURIBO Rate) or any Issuing Bank;

(ii) impose on any Lender, any Issuing Bank or the London or European interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or LIBOR Loans, EURIBOR Loans or Competitive Loans or any Letter of Credit or participations therein; or

(iii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of the term “Excluded Taxes” and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or other Recipient of making or maintaining any LIBOR Loan, EURIBOR Loan or Competitive Loan (or of maintaining its obligation to make any such Loan), to increase the cost to such Lender, Issuing Bank or other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or issue any Letter of Credit) or to reduce the amount of any sum received or receivable by such Lender, Issuing Bank or other Recipient hereunder (whether of principal, interest or otherwise), then, from time to time upon request of such Lender, Issuing Bank or other Recipient, the Company will pay to such Lender, Issuing Bank or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, Issuing Bank or other Recipient, as the case may be, for such additional costs or expenses incurred or reduction suffered.

(b) If any Lender or Issuing Bank determines that any Change in Law regarding capital requirements has had or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy), then, from time to time upon request of such Lender or Issuing Bank, the Company will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered.

(c) If the cost to any Lender of making or maintaining any Loan or the cost to any Lender or any Issuing Bank of participating in, issuing or maintaining any Letter of Credit to a Borrowing Subsidiary is increased (or the amount of any sum received or receivable by any Lender or any Issuing Bank (or its applicable lending office) is reduced) by reason of the fact that such Borrowing Subsidiary is incorporated in, has its principal place of business in, or borrows from, a jurisdiction outside the United States of America, such Borrowing Subsidiary shall indemnify such Lender or such Issuing Bank from time to time for such increased cost or reduction.

(d) A certificate of a Lender or Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as the case may be, as specified in paragraph (a), (b) or (c) of this Section delivered to the Company shall be conclusive absent manifest error. The Company shall pay to such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(e) Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Company shall not be required to compensate a Lender or Issuing Bank pursuant to this Section for any increased costs or expenses incurred or reductions suffered more than 270 days prior to the date that such Lender or Issuing Bank, as the case may be, notifies the Company of the Change in Law or other circumstance giving rise to such increased costs or expenses or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law or other circumstance giving rise to such increased costs or expenses or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

(f) Notwithstanding any other provision of this Section, no Lender shall demand compensation for any increased cost or reduction pursuant to this Section if it shall not at the time be the general policy or practice of such Lender to demand such compensation in similar circumstances under comparable provisions of other credit agreements.

SECTION 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any LIBOR Loan, EURIBOR Loan or Fixed Rate Competitive Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any LIBOR Loan or EURIBOR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Revolving Loan on the date or in the amount specified in any notice delivered pursuant hereto (whether or not such notice may be revoked in accordance with the terms hereof), (d) the failure to borrow any Competitive Loan after accepting the Competitive Bid to make such Loan or (e) the assignment of any LIBOR Loan or EURIBOR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Company pursuant to Section 2.19, then, in any such event, the Company shall compensate each Lender for the loss, cost and expense (but not for any anticipated profits) attributable to such event including, to the extent that any of the foregoing Loans are denominated in any Alternative Currency, the actual costs and expenses of such Lender attributable to the premature unwinding of any hedging agreement entered into by such Lender in respect to the foreign currency exposure attributable to such Loan. In the case of a LIBOR Loan or EURIBOR Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate, LIBO Rate or Adjusted EURIBO Rate that would have been applicable to such Loan (and, for avoidance of doubt, without giving effect to any Applicable Rate or Margin that would otherwise have been applicable thereto), for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the applicable currency of a comparable amount and period from other banks in the London or European interbank market. The Company shall also compensate each Lender for the loss, cost and expense attributable to any failure by any Borrower to deliver a timely Interest Election Request with respect to a LIBOR Revolving Loan. A certificate of any Lender delivered to the Company setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be conclusive absent manifest error. The Company shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.17. Taxes. (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Borrowers. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.

(c) Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph.

(f) Status of Lenders. (i) Any Lender that is entitled to an exemption from, or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Company and the Administrative Agent at the time or times reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Company or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding; provided that, other than in the case of U.S. Federal withholding Taxes, such Lender has received written notice from the Company advising it of the availability of such exemption or reduction and containing all applicable documentation (together, if requested by such Lender, with a certified English translation thereof). In addition, any Lender, if reasonably requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the applicable Borrower is a U.S. Person:

(A) any Lender that is a U.S. Person shall deliver to the Company and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed originals of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit I-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the applicable Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-2 or Exhibit I-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Company or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the applicable Borrower and the Administrative Agent in writing of its legal inability to do so.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Issuing Bank. For purposes of this Section, the term “Lender” includes any Issuing Bank.

SECTION 2.18. Payments Generally; Pro Rata Treatment; Sharing of Setoffs. (a) Each Borrower shall make each payment required to be made by it hereunder or under any other Loan Documents prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 1:00 p.m., Local Time, on the date when due), in immediately available funds, without any defense, setoff, recoupment or counterclaim. Any amounts received after such time on any date may, in the discretion of the Applicable Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Applicable Agent to such account as the Applicable Agent shall from time to time specify in one or more notices delivered to the Company, except that payments required to be made directly to any Issuing Bank or Swingline Lender shall be so made, payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Applicable Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder of principal or interest in respect of any Loan or LC Disbursement shall, except as otherwise expressly provided herein, be made in the currency of such Loan or LC Disbursement; all other payments hereunder and under each other Loan Document shall be made in US Dollars. Any payment required to be made by any Agent hereunder shall be deemed to have been made by the time required if such Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by such Agent to make such payment.

(b) If at any time insufficient funds are received by and available to the Agents to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied towards payment of the amounts then due hereunder ratably among the parties entitled thereto, in accordance with the amounts then due to such parties.

(c) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the amount of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amounts of principal of and accrued interest on their Revolving Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement (for the avoidance of doubt, as in effect from time to time) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements or Swingline Loans to any Person that is an Eligible Assignee (as such term is defined from time to time). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrowers rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrowers in the amount of such participation.

(d) Unless an Agent shall have received notice from a Borrower prior to the date on which any payment is due to such Agent for the account of any Lenders or Issuing Banks hereunder that such Borrower will not make such payment, such Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lenders or Issuing Banks, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the applicable Lenders or Issuing Banks, as the case may be, severally agrees to repay to such Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to such Agent, at the rate determined by such Agent to be the cost to it of funding such amount (which determination will be conclusive absent manifest error).

(e) If any Lender shall fail to make any payment required to be made by it hereunder to or for the account of any Agent, any Issuing Bank or the Swingline Lender, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations in respect of such payment until all such unsatisfied obligations have been discharged or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender pursuant to Sections 2.05(c), 2.06(d), 2.06(f), 2.07(b), 2.18(d) and 9.03(c), in each case in such order as shall be determined by the Administrative Agent in its discretion.

(f) In the event that any financial statements delivered under Section 5.01(a) or 5.01(b), or any Compliance Certificate delivered under Section 5.01(c), shall prove to have been materially inaccurate, and such inaccuracy shall have resulted in the payment of any interest or fees at rates lower than those that were in fact applicable for any period (based on the actual Leverage Ratio), then, if such inaccuracy is discovered prior to the termination of the Commitments and the repayment in full of the principal of all Loans and the reduction of the LC Exposure to zero, the Borrowers shall pay to the Applicable Agent, for distribution to the Lenders (or former Lenders) as their interests may appear, the accrued interest or fees that should have been paid but were not paid as a result of such misstatement.

SECTION 2.19. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.15, or if the Borrowers are required to pay any Indemnified Taxes or additional amounts to any Lender or to any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall (at the request of the Company) use commercially reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates if, in the judgment of such Lender, such designation or assignment and delegation (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Company hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment and delegation.

(b) If (i) any Lender requests compensation under Section 2.15, (ii) any Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, (iii) any Lender has become a Defaulting Lender or (iv) any Lender has failed to consent to a proposed amendment, waiver, discharge or termination that under Section 9.02 requires the consent of all the Lenders (or all the affected Lenders) and with respect to which the Required Lenders shall have granted their consent, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than any outstanding Competitive Loans held by it) and obligations under this Agreement and the other Loan Documents (or, in the case of any such assignment and delegation resulting from a failure to provide a consent, all its interests, rights and obligations under this Agreement and the other Loan Documents as a Lender) to an Eligible Assignee that shall assume such obligations (which may be another Lender, if a Lender accepts such assignment and delegation); provided that (A) the Company shall have received the prior written consent of the Administrative Agent (and, in circumstances where its consent would be required under Section 9.04, each Issuing Bank and the Swingline Lender), which consent shall not unreasonably be withheld, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans (other than Competitive Loans) and, if applicable, participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (in the case of such principal and accrued interest and fees) or the Company (in the case of all other amounts), (C) in the case of any such assignment and delegation resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments and (D) in the case of any such assignment and delegation resulting from the failure to provide a consent, the assignee shall have given such consent and, as a result of such assignment and delegation and any contemporaneous assignments and delegations and consents, the applicable amendment, waiver, discharge or termination can be effected. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver or consent by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation have ceased to apply. Each party hereto agrees that an assignment and delegation required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Company, the Administrative Agent and the assignee and that the Lender required to make such assignment and delegation need not be a party thereto.

SECTION 2.20. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) facility fees shall continue to accrue on the amount of the Commitment of such Defaulting Lender pursuant to Section 2.12(a) only to the extent of the Revolving Credit Exposure of such Defaulting Lender (excluding any portion thereof constituting Swingline Exposure or LC Exposure of such Defaulting Lender that is subject to reallocation under clause (c)(i) below);

(b) the Commitment, the Revolving Credit Exposure and the aggregate principal amount of outstanding Competitive Loans of such Defaulting Lender shall not be included in determining whether the Required Lenders or any other requisite Lenders have taken or may take any action hereunder or under any other Loan Document (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided that any amendment, waiver or other modification requiring the consent of all Lenders or all Lenders affected thereby shall, except as otherwise provided in Section 9.02, require the consent of such Defaulting Lender in accordance with the terms hereof;

(c) if any Swingline Exposure or LC Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i) the Swingline Exposure (other than any portion thereof with respect to which such Defaulting Lender shall have funded its participation as contemplated by Section 2.05(c)) and LC Exposure of such Defaulting Lender (other than any portion thereof attributable to unreimbursed LC Disbursements with respect to which such Defaulting Lender shall have funded its participation as contemplated by Sections 2.06(d) and 2.06(f)) shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent that the sum of all Non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s Swingline Exposure and LC Exposure (in each case, excluding the portion thereof referred to above) does not exceed the sum of all Non-Defaulting Lenders’ Commitments;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrowers shall within one Business Day following notice by the Administrative Agent (A) first, prepay the portion of such Defaulting Lender’s Swingline Exposure that has not been reallocated as set forth in such clause and (B) second, cash collateralize for the benefit of the Issuing Banks the portion of such Defaulting Lender’s LC Exposure that has not been reallocated as set forth in such clause in accordance with the procedures set forth in Section 2.06(i) for so long as such LC Exposure is outstanding;

(iii) if the Borrowers cash collateralize any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrowers shall not be required to pay participation fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such portion of such Defaulting Lender’s LC Exposure for so long as such Defaulting Lender’s LC Exposure is cash collateralized;

(iv) if any portion of the LC Exposure of such Defaulting Lender is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.12(b) shall be adjusted to give effect to such reallocation;

(v) if all or any portion of such Defaulting Lender’s Swingline Exposure that is subject to reallocation pursuant to clause (i) above is neither reallocated nor reduced pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Swingline Lender or any other Lender hereunder, all facility fees that otherwise would have been payable to such Defaulting Lender with respect to such portion of its Swingline Exposure shall be payable to the Swingline Lender until and to the extent that such Swingline Exposure is reallocated and/or reduced to zero; and

(vi) if all or any portion of such Defaulting Lender’s LC Exposure that is subject to reallocation pursuant to clause (i) above is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Bank or any other Lender hereunder, all facility fees that otherwise would have been payable to such Defaulting Lender with respect to such portion of its LC Exposure, and all participation fees payable under Section 2.12(b) with respect to such portion of its LC Exposure, shall be payable to the Issuing Banks (and allocated among them ratably based on the amount of such portion of the LC Exposure of such Defaulting Lender attributable to Letters of Credit issued by each Issuing Bank) until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and

(d) so long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and no Issuing Bank shall be required to issue, amend, renew or extend any Letter of Credit, unless, in each case, it is satisfied that the related exposure and the Defaulting Lender’s then outstanding Swingline Exposure or LC Exposure, as applicable, will be fully covered by the Commitments of the Non-Defaulting Lenders and/or cash collateral provided by the Borrowers in accordance with clause (c) above, and participating interests in any such funded Swingline Loan or in any such issued, amended, renewed or extended Letter of Credit will be allocated among the Non-Defaulting Lenders in a manner consistent with clause (c)(i) above (and such Defaulting Lender shall not participate therein).

In the event that (x) a Bankruptcy Event with respect to a Lender Parent shall have occurred following the date hereof and for so long as such Bankruptcy Event shall continue or (y) the Swingline Lender or any Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swingline Lender shall not be required to fund any Swingline Loan, and such Issuing Bank shall not be required to issue, amend, renew or extend any Letter of Credit, unless the Swingline Lender or such Issuing Bank, as the case may be, shall have entered into arrangements with the Borrowers or the applicable Lender satisfactory to the Swingline Lender or such Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Company, the Swingline Lender and each Issuing Bank each agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Revolving Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

SECTION 2.21. Borrowing Subsidiaries. (a) The Company may at any time and from time to time request the designation of any wholly owned Subsidiary as a Borrowing Subsidiary by delivery to the Administrative Agent of a Borrowing Subsidiary Agreement executed by such Subsidiary and the Company. As soon as practicable upon receipt of a Borrowing Subsidiary Agreement, the Administrative Agent shall make a copy thereof available to each Lender. Unless any Lender shall inform the Administrative Agent within 10 Business Days (or, in the case of any such Subsidiary that is a Foreign Subsidiary, 15 Business Days) following the receipt of such Borrowing Subsidiary Agreement by such Lender that it is unlawful for such Lender to extend credit to such Subsidiary, such Subsidiary shall for all purposes of this Agreement be a Borrowing Subsidiary and a party to this Agreement.

(b) Upon the execution by the Company and delivery to the Administrative Agent of a Borrowing Subsidiary Termination with respect to any Borrowing Subsidiary, such Subsidiary shall cease to be a Borrowing Subsidiary and a party to this Agreement; provided that no Borrowing Subsidiary Termination will become effective as to any Borrowing Subsidiary (other than to terminate such Borrowing Subsidiary’s right to make further Borrowings or obtain Letters of Credit under this Agreement) at a time when any principal of or interest on any Loan to such Borrowing Subsidiary, or any Letter of Credit issued for the account of such Borrowing Subsidiary, shall be outstanding hereunder or any fees or other amounts remain unpaid with respect thereto. As soon as practicable upon receipt of a Borrowing Subsidiary Termination, the Administrative Agent shall make a copy thereof available to each Lender.

(c) Each Borrowing Subsidiary hereby irrevocably appoints the Company as its agent for all purposes of this Agreement and the other Loan Documents, including (i) the giving and receipt of notices (including any Borrowing Request and any Interest Election Request) and (ii) the execution and delivery of all documents, instruments and certificates contemplated herein. Each Borrowing Subsidiary hereby acknowledges that any amendment or other modification to this Agreement or any other Loan Document may be effected as set forth in Section 9.02, that no consent of such Borrowing Subsidiary shall be required to effect any such amendment or other modification and that such Borrowing Subsidiary shall be bound by this Agreement or any other Loan Document (if it is theretofore a party thereto) as so amended or modified.

ARTICLE III

Representations and Warranties

Each of the Borrowers represents and warrants to the Lenders that:

SECTION 3.01. Organization; Powers. The Company and each Subsidiary is duly organized, validly existing and (to the extent the concept is applicable in such jurisdiction) in good standing under the laws of the jurisdiction of its organization, has all power and authority and all material Governmental Approvals required for the ownership and operation of its properties and the conduct of its business as now conducted and as proposed to be conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business, and is in good standing, in every jurisdiction where such qualification is required.

SECTION 3.02. Authorization; Enforceability. The Transactions to be entered into by each Loan Party are within such Loan Party’s corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational and, if required, stockholder or other equityholder action of each Loan Party. This Agreement has been duly executed and delivered by each of the Company and the other Borrowers and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of the Company, the other Borrowers or such Loan Party, as the case may be, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03. Governmental Approvals; Absence of Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with or any other action by any Governmental Authority required to be made or obtained by the Company or any Subsidiary Loan Party, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law, including any order of any Governmental Authority, (c) will not violate the charter, by-laws or other organizational documents of the Company or any Subsidiary, (d) will not violate or result (alone or with notice or lapse of time, or both) in a default under any indenture or other material agreement or instrument binding upon the Company or any Subsidiary or any of their assets, or give rise to a right thereunder to require any payment, repurchase or redemption to be made by the Company or any Subsidiary, or give rise to a right of, or result in, any termination, cancellation, acceleration or right of renegotiation of any obligation thereunder, and (e) will not result in the creation or imposition of any Lien on any asset of the Company or any Subsidiary, except in the case of each of clauses (b) and (d), as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 3.04. Financial Condition; No Material Adverse Change. (a) The Company has heretofore furnished to the Lenders its consolidated balance sheet and statements of operations, comprehensive income, stockholders’ equity and cash flows (i) as of and for the fiscal year ended December 31, 2010, audited by and accompanied by the opinion of KPMG LLP, independent registered public accounting firm, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended September 30, 2011, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to normal year-end audit adjustments and the absence of certain footnotes in the case of the statements referred to in clause (ii) above.

(b) Since December 31, 2010, there has been no event or condition that has resulted, or could reasonably be expected to result in a material adverse change in the business, assets, operations or financial condition of the Company and the Subsidiaries, taken as a whole, except for any fact specifically identified in the Company’s Current Reports on Form 8-K filed on September 8, 2011, September 7, 2011, July 28, 2011, July 14, 2011, May 3, 2011, and March 2, 2011 and in the Company’s Quarterly Reports on Form 10-Q for the quarterly period ended on September 30, 2011 as filed on October 28, 2011, the quarterly period ended on June 30, 2011 as filed on July 29, 2011 and the quarterly period ended on March 31, 2011 as filed on April 29, 2011 (except, in each case, for any statements or disclosure relating to or describing any legal proceedings, indemnifications and other contingencies, and the risk factors and any cautionary or forward-looking statements or disclosure).

SECTION 3.05. Properties. (a) The Company and each Subsidiary has good title to, or valid leasehold interests in, all its property (including its Mortgaged Properties), except where the failure to have such title or interest could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(b) To the knowledge of the Company, the Company and each Subsidiary owns, or possesses the right to use, all IP Assets or licenses of IP Assets that are necessary for the conduct of its business as currently conducted, except as, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. To the knowledge of the Company, no IP Assets or licenses of IP Assets used by the Company or any Subsidiary in the operation of its business infringes upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No claim or litigation regarding any IP Assets or licenses of IP Assets owned or used by the Company or any Subsidiary is pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06. Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Company or any Subsidiary, threatened against or affecting the Company or any Subsidiary that (i) could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) involve any of the Loan Documents or the Transactions.

(b) Except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, none of the Company or any Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

SECTION 3.07. Compliance with Laws and Agreements. (a) The Company and each Subsidiary is in compliance with all laws, including all orders of Governmental Authorities, applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to comply, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

(b) To the extent applicable, the Company and each Subsidiary is in compliance, in all material respects, with (i) the Trading with the Enemy Act and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V) and any other enabling legislation or executive order relating thereto, and (ii) the USA PATRIOT Act. Neither the Company nor any Subsidiary nor, to the knowledge of the Company, any director, officer, agent, employee or Affiliate of the Company or any Subsidiary, is currently subject to any US sanctions administered by OFAC that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No part of the proceeds of the Loans will be used or otherwise made available (A) for any payments to any officer or employee of a Governmental Authority, or any Person controlled by a Governmental Authority, or any political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977 or (B) for payment to any Person currently subject to any United States sanctions administered by OFAC.

SECTION 3.08. Investment Company Status. None of the Company or any Subsidiary is required to be registered as an investment company under the U.S. Investment Company Act of 1940.

SECTION 3.09. Taxes. The Company and each Subsidiary has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Company or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10. ERISA. No ERISA Events have occurred or are reasonably expected to occur that could, in the aggregate, reasonably be expected to result in a Material Adverse Effect. The excess of the present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Accounting Standards Codification Topic 715) over the fair value of the assets of such Plan, as of the date of the most recent financial statements reflecting such amounts, did not, and could not reasonably be expected to, result in a Material Adverse Effect. The excess of the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Accounting Standards Codification Topic 715) over the fair value of the assets of all such underfunded Plans, as of the date or dates of the most recent financial statements reflecting such amounts, did not, and could not reasonably be expected to, result in a Material Adverse Effect.

SECTION 3.11. Subsidiaries and Joint Ventures. Schedule 3.11 sets forth, as of the Effective Date, the name and jurisdiction of organization of, and the percentage of each class of Equity Interests owned by the Company or any Subsidiary in, (a) each Subsidiary and (b) each joint venture in which the Company or any Subsidiary owns any Equity Interests, and identifies each Designated Subsidiary and each Material Subsidiary.

SECTION 3.12. Solvency. Immediately after the making of each Loan on the occasion of each Borrowing and the application of the proceeds thereof, and giving effect to the rights of subrogation and contribution under the Guarantee Agreement, (a) the fair value of the assets of each Loan Party will exceed its debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the assets of each Loan Party will be greater than the amount that will be required to pay the probable liability on its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) each Loan Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured and (d) each Loan Party will not have unreasonably small capital with which to conduct the business in which it is engaged, as such business is conducted at the time of and is proposed to be conducted following the making of such Loan (the amount of contingent liabilities for the purpose of this Section, at any time of determination, being the amount that could reasonably be expected to become an actual or matured liability).

SECTION 3.13. Disclosure. The Borrowers have disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which the Company or any Subsidiary is subject, and all other matters known to the Borrowers, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither the Confidential Information Memorandum nor any of the other reports, financial statements, certificates or other written information or information formally presented in bank or due diligence meetings or conference calls, in each case, furnished by or on behalf of the Company or any Subsidiary to the Administrative Agent, the Arranger or any Lender in connection with the negotiation of this Agreement or any other Loan Document, included herein or therein or furnished hereunder or thereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to forecasts or projected financial information, each of the Borrowers represents only that such information was prepared in good faith based upon assumptions believed by it to be reasonable at the time made and at the time so furnished and, if furnished prior to the Effective Date, as of the Effective Date (it being understood that such forecasts and projections may vary from actual results and that such variances may be material).

SECTION 3.14. Federal Reserve Regulations. No part of the proceeds of the Loans will be used, directly or indirectly, for any purpose that entails a violation (including on the part of any Lender) of Regulation U or X of the Board of Governors. Not more than 25% of the value of the assets subject to any restrictions on the sale, pledge or other disposition of assets under this Agreement, any other Loan Document or any other agreement between the Company or any Subsidiary and any Lender or Affiliate of a Lender will at any time be represented by margin stock.

SECTION 3.15. Borrowing Subsidiaries. (a) Each Foreign Borrowing Subsidiary is subject to civil and commercial laws with respect to its obligations under this Agreement and the other Loan Documents to which it is a party, and the execution, delivery and performance by such Foreign Borrowing Subsidiary of this Agreement and any other Loan Documents to which it is a party constitute and will constitute private and commercial acts and not public or governmental acts. Neither any Foreign Borrowing Subsidiary nor any of its property has any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of the jurisdiction in which such Foreign Borrowing Subsidiary is organized and existing in respect of its obligations under this Agreement and any other Loan Documents to which it is a party.

(b) This Agreement and each other Loan Document to which any Foreign Borrowing Subsidiary is a party are in proper legal form under the laws of the jurisdiction in which such Foreign Borrowing Subsidiary is organized and existing for the enforcement thereof against such Foreign Borrowing Subsidiary under the laws of such jurisdiction and to ensure the legality, validity, enforceability, priority or admissibility in evidence of this Agreement and such other Loan Party Documents. It is not necessary, in order to ensure the legality, validity, enforceability, priority or admissibility in evidence of this Agreement or any other Loan Document to which any Foreign Borrowing Subsidiary is a party, that this Agreement or any other such Loan Document be filed, registered or recorded with, or executed or notarized before, any court or other authority in the jurisdiction in which such Foreign Borrowing Subsidiary is organized and existing or that any registration charge or stamp or similar tax be paid on or in respect of this Agreement or any such other Loan Document, except for (i) any such filing, registration, recording, execution or notarization as has been made or is not required to be made until this Agreement or such other Loan Document is sought to be enforced and (ii) any charge or tax as has been timely paid.

(c) The execution, delivery and performance of this Agreement and each other Loan Document to which any Foreign Borrowing Subsidiary is a party are, under applicable foreign exchange control regulations of the jurisdiction in which such Foreign Borrowing Subsidiary is organized and existing, not subject to any notification or authorization, except (i) such as have been made or obtained or (ii) such as cannot be made or obtained until a later date (provided that any notification or authorization described in clause (ii) shall be made or obtained as soon as is reasonably practicable).

ARTICLE IV

Conditions

SECTION 4.01. Effective Date. The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions shall be satisfied (or waived in accordance with Section 9.02):

(a) The Administrative Agent shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) evidence satisfactory to the Administrative Agent (which may include a facsimile transmission) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent, the Lenders and the Issuing Banks and dated the Effective Date) of each of (i) Cleary Gottlieb Steen & Hamilton LLP, counsel for the Loan Parties, and (ii) local counsel for the Loan Parties in each jurisdiction in which any Loan Party is organized, and the laws of which are not covered by the opinion letter referred to in clause (i) above, in each case in form and substance reasonably satisfactory to the Administrative Agent.

(c) The Administrative Agent shall have received such documents and certificates as the Administrative Agent may reasonably request relating to the organization, existence and good standing of each Loan Party, the authorization of the Transactions and any other legal matters relating to the Loan Parties, the Loan Documents or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent.

(d) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the chief executive officer or the chief financial officer of the Company, confirming satisfaction of the conditions set forth in paragraph (f) of this Section and in Section 4.02(a) and 4.02(b).

(e) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, payment or reimbursement of all fees and expenses (including fees, charges and disbursements of counsel) required to be paid or reimbursed by any Loan Party under the Commitment Letter, the Fee Letter or any Loan Document.

(f) The Guarantee Requirement shall have been satisfied.

(g) The Lenders shall have received the financial statements, opinions and certificates referred to in Section 3.04.

(h) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the chief financial officer of the Company, as to the solvency of the Loan Parties on a consolidated basis after giving effect to the Transactions, in form and substance reasonably satisfactory to the Administrative Agent.

(i) The Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

The Administrative Agent shall notify the Company and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions shall have been satisfied (or waived in accordance with Section 9.02) at or prior to 5:00 p.m., New York City time, on November 22, 2011 (and, in the event such conditions shall not have been so satisfied or waived, the Commitments shall terminate at such time).

SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of each Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to receipt of the request therefor in accordance herewith and to the satisfaction of the following conditions:

(a) The representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct (i) in the case of the representations and warranties qualified as to materiality, in all respects and (ii) otherwise, in all material respects, in each case on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except in the case of any such representation and warranty that expressly relates to a prior date, in which case such representation and warranty shall be so true and correct on and as of such prior date.

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

On the date of any Borrowing or the issuance, amendment, renewal or extension of any Letter of Credit, the Company and the other Borrowers shall be deemed to have represented and warranted that the conditions specified in paragraphs (a) and (b) of this Section have been satisfied and that, after giving effect to such Borrowing, or such issuance, amendment, renewal or extension of a Letter of Credit, the Aggregate Revolving Credit Exposure (or any component thereof) shall not exceed the maximum amount thereof (or the maximum amount of any such component) specified in Section 2.01, 2.04(a), 2.05(a) or 2.06(b).

SECTION 4.03. Conditions to Initial Borrowing by each Borrowing Subsidiary. The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder to or for the account of any Borrowing Subsidiary shall not become effective until the date on which each of the following conditions shall be satisfied (or waived in accordance with Section 9.02):

(a) The Administrative Agent shall have received such documents and certificates, including such opinions of counsel, as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of such Borrowing Subsidiary, the authorization of the Transactions by such Borrowing Subsidiary, the incumbency of the Persons executing any Loan Document on behalf of such Borrowing Subsidiary and any other legal matters reasonably relating to such Borrowing Subsidiary, this Agreement, its Borrowing Subsidiary Agreement or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent.

(b) The Lenders shall have received all documentation and other information with respect to such Borrowing Subsidiary required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

ARTICLE V

Affirmative Covenants

Until the Commitments shall have expired or been terminated, the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, all Letters of Credit shall have expired or been terminated and all LC Disbursements shall have been reimbursed, each of the Borrowers covenants and agrees with the Lenders that:

SECTION 5.01. Financial Statements and Other Information. The Company will furnish to the Administrative Agent, on behalf of each Lender:

(a) within 90 days after the end of each fiscal year of the Company, its audited consolidated balance sheet and related consolidated statements of operations, comprehensive income, stockholders’ equity and cash flows as of the end of and for such fiscal year, setting forth in each case in comparative form the figures for the prior fiscal year, all audited by and accompanied by the opinion of KPMG LLP or another independent registered public accounting firm of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries on a consolidated basis as of the end of and for such year in accordance with GAAP;

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Company, its condensed consolidated balance sheet as of the end of such fiscal quarter, related condensed consolidated statements of operations and comprehensive income for such fiscal quarter and the then elapsed portion of the fiscal year and the related statements of cash flows for the then elapsed portion of such fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the prior fiscal year, all certified by a Financial Officer of the Company as presenting fairly, in all material respects, the financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries on a consolidated basis as of the end of and for such fiscal quarter and such portion of the fiscal year in accordance with GAAP, subject to normal year-end audit adjustments and the absence of certain footnotes;

(c) concurrently with each delivery of financial statements under clause (a) or (b) above, a completed Compliance Certificate signed by a Financial Officer of the Company, (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 6.13 and 6.14, (iii) if any change in GAAP or in the application thereof has occurred since the date of the consolidated balance sheet of the Company most recently theretofore delivered under clause (a) or (b) above (or, prior to the first such delivery, referred to in Section 3.04) that has had, or could have, a significant effect on the calculations of the Interest Expense Coverage Ratio or the Leverage Ratio, specifying the nature of such change and the effect thereof on such calculations, and (iv) certifying that all notices required to be provided under Section 5.03 have been provided;

(d) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Company or any Subsidiary with the SEC or with any national securities exchange, or distributed by the Company to its shareholders generally, as the case may be;

(e) promptly after any request therefor by the Administrative Agent or any Lender, copies of (i) any documents described in Section 101(k)(1) of ERISA that the Company or any of its ERISA Affiliates may request with respect to any Multiemployer Plan and (ii) any notices described in Section 101(l)(1) of ERISA that the Company or any of its ERISA Affiliates may request with respect to any Multiemployer Plan; provided that if the Company or any of its ERISA Affiliates has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, the Company or the applicable ERISA Affiliate shall promptly make a request for such documents and notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof; and

(f) promptly after any request therefor, such other information regarding the operations, business affairs, assets, liabilities (including contingent liabilities) and financial condition of the Company or any Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request.

Information required to be delivered pursuant to clause (a), (b) or (d) this Section shall be deemed to have been delivered if and when such information, or one or more annual or quarterly reports containing such information, shall have been posted by the Administrative Agent on an IntraLinks or similar site to which the Lenders have been granted access or shall be available on the website of the SEC at http://www.sec.gov. Information required to be delivered pursuant to this Section may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent. In the event any financial statements delivered under clause (a) or (b) above shall be restated, the Company shall deliver, promptly after such restated financial statements become available, revised Compliance Certificates with respect to the periods covered thereby that give effect to such restatement, signed by a Financial Officer of the Company.

SECTION 5.02. Notices of Material Events. The Company will furnish to the Administrative Agent prompt written notice of the following:

(a) the occurrence of, or receipt by the Company of any written notice claiming the occurrence of, any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Company or any Subsidiary, or any adverse development in any such pending action, suit or proceeding not previously disclosed in writing by the Company to the Administrative Agent and the Lenders, that in each case could reasonably be expected to result in a Material Adverse Effect or that in any manner questions the validity of any Loan Document;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(d) any other development that has resulted, or could reasonably be expected to result, in a Material Adverse Effect; and

(e) any and all notices delivered by the Company or any Subsidiary to, or received by the Company or any Subsidiary from, holders of the Subordinated Convertible Debentures or any other Subordinated Indebtedness or any trustee or representative on their behalf, and any and all notices received by the Company or any Subsidiary from any holder of “Senior Debt” or “Designated Senior Debt” (as such terms are defined in the Subordinated Convertible Debentures Indenture or any similar terms as defined in the definitive documentation with respect to any other Subordinated Indebtedness) relating to the Subordinated Convertible Debentures or any other Subordinated Indebtedness.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Company setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Additional Subsidiaries. (a) If any Subsidiary is formed or acquired after the Effective Date and such Subsidiary is a Designated Subsidiary, or if any Subsidiary otherwise becomes a Designated Subsidiary, the Company will, as promptly as practicable thereafter, and in any event within 30 days (or such longer period as the Administrative Agent may agree to in writing) thereafter, notify the Administrative Agent thereof and cause the Guarantee Requirement to be satisfied with respect to such Subsidiary.

(b) The Company may designate a Domestic Subsidiary meeting the criteria set forth in clause (b)(ii) of the definition of the term “Designated Subsidiary” as a Designated Subsidiary; provided that (i) such Subsidiary shall have delivered to the Administrative Agent a supplement to the Guarantee Agreement, in the form specified therein, duly executed by such Subsidiary, (ii) the Company shall have delivered a certificate of a Financial Officer of the Company to the effect that, after giving effect to any such designation and such Subsidiary becoming a Loan Party hereunder, the representations and warranties set forth in this Agreement and the other Loan Documents as to such Subsidiary shall be true and correct and no Default shall have occurred and be continuing, and (iii) such Subsidiary shall have delivered to the Administrative Agent documents and opinions of the type referred to in Section 4.01(b) and 4.01(c).

SECTION 5.04. Existence; Conduct of Business. (a) The Company and each Subsidiary will do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect (i) its rights, licenses, permits, privileges, franchises and IP Assets, except, in each case, to the extent the failure to do any of the foregoing, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, and (ii) its legal existence; provided that the foregoing shall not prohibit any transaction permitted under Section 6.03 or 6.05.

(b) Subject to Section 5.04(a), the Company and each Subsidiary will take all reasonable actions to protect all IP Assets or licenses of IP Assets necessary to the conduct of its business as currently conducted, except where the failure to take any such action, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05. Payment of Obligations. The Company and each Subsidiary will pay its obligations, including Tax liabilities, before the same shall become delinquent or in default, except where (a) (i) the validity or amount thereof is being contested in good faith by appropriate proceedings, (ii) the Company or such Subsidiary has set aside on its books reserves with respect thereto to the extent required by GAAP and (iii) such contest effectively suspends collection of the contested obligation and the enforcement of any Lien securing such obligation or (b) the failure to make payment could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 5.06. Maintenance of Properties. The Company and each Subsidiary will keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.

SECTION 5.07. Insurance. The Company and each Subsidiary will maintain, with financially sound and reputable insurance companies, insurance in such amounts (with no greater risk retention) and against such risks as are customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations.

SECTION 5.08. Books and Records; Inspection and Audit Rights. The Company and each Subsidiary will keep proper books of record and account in which full, true and correct entries in accordance with GAAP and applicable law are made of all dealings and transactions in relation to its business and activities. The Company and each Subsidiary will permit the Administrative Agent or any Lender, and any agent designated by any of the foregoing, upon reasonable prior notice, (a) to visit and inspect its properties, (b) to examine and make extracts from its books and records and (c) to discuss its operations, business affairs, assets, liabilities (including contingent liabilities) and financial condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

SECTION 5.09. Compliance with Laws. The Company and each Subsidiary will comply with all laws, including all orders of any Governmental Authority and maintain in full force and effect all Governmental Approvals, in each case, applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.10. Use of Proceeds and Letters of Credit. The proceeds of the Loans will be used solely for working capital purposes, to finance permitted acquisitions, permitted stock repurchases and capital expenditures (including the payment of the purchase price for the Company’s headquarters facility in Reston, Virginia), and other general corporate purposes. Letters of Credit will be issued for general corporate purposes.

SECTION 5.11. Further Assurances. The Company and each other Loan Party will execute any and all further documents, agreements and instruments, and take all such further actions, that may be required under any applicable law, or that the Administrative Agent may reasonably request, to cause the Guarantee Requirement to be and remain satisfied at all times or otherwise to effectuate the provisions of the Loan Documents, all at the expense of the Loan Parties.

ARTICLE VI

Negative Covenants

Until the Commitments shall have expired or been terminated, the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, all Letters of Credit shall have expired or been terminated and all LC Disbursements shall have been reimbursed, each of the Company and the Borrowing Subsidiaries covenants and agrees with the Lenders that:

SECTION 6.01. Subsidiary Indebtedness. The Company will not permit any Subsidiary (other than any Subsidiary Loan Party) to create, incur, assume or permit to exist any Indebtedness, except:

(a) Indebtedness created under the Loan Documents;

(b) Indebtedness existing on the date hereof and set forth on Schedule 6.01, and any extensions, renewals and refinancings thereof that do not increase the outstanding principal amount thereof except by an amount no greater than accrued and unpaid interest with respect to such Indebtedness and any reasonable fees, premium and expenses relating to such extension, renewal or refinancing;

(c) Indebtedness owed to the Company or any Subsidiary; provided that such Indebtedness shall not have been transferred or assigned to any Person other than the Company or any Subsidiary;

(d) Guarantees by any Subsidiary of Indebtedness of the Company or any other Subsidiary; provided that, in the case of any such Guarantee of Indebtedness of the Company or any Subsidiary Loan Party, such Subsidiary shall have been designated as a Designated Subsidiary and become a Subsidiary Loan Party hereunder;

(e) Indebtedness incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and Synthetic Lease Obligations, or assumed in connection with the acquisition of any fixed or capital assets, provided that the principal amount of such Indebtedness does not exceed the cost of acquiring, constructing or improving such fixed or capital assets, and any extensions, renewals and refinancings thereof that do not increase the outstanding principal amount thereof except by an amount no greater than accrued and unpaid interest with respect to such Indebtedness and any reasonable fees, premium and expenses relating to such extension, renewal or refinancing;

(f) Indebtedness of any Person that becomes a Subsidiary (or of any Person not previously a Subsidiary that is merged or consolidated with or into a Subsidiary in a transaction permitted hereunder) after the date hereof, or Indebtedness of any Person that is assumed by any Subsidiary in connection with an acquisition of assets by such Subsidiary in a transaction permitted hereunder, provided that such Indebtedness exists at the time such Person becomes a Subsidiary (or is so merged or consolidated) or such assets are acquired and is not created in contemplation of or in connection with such Person becoming a Subsidiary (or such merger or consolidation) or such assets being acquired, and any extensions, renewals and refinancings thereof that do not increase the outstanding principal amount thereof except by an amount no greater than accrued and unpaid interest with respect to such obligations and any reasonable fees, premium and expenses relating to such extension, renewal or refinancing;

(g) Indebtedness owed in respect of any overdrafts and related liabilities arising from treasury, depository and cash management services or in connection with any automated clearing-house transfers of funds; provided that such Indebtedness shall be repaid in full within five Business Days of the incurrence thereof;

(h) Indebtedness in respect of letters of credit, bank guarantees and similar instruments issued for the account of any Subsidiary in the ordinary course of business supporting obligations under (i) workers’ compensation, unemployment insurance and other social security laws and (ii) bids, trade contracts, leases (other than Capitalized Lease Obligations or Synthetic Lease Obligations), statutory obligations, surety and appeal bonds, performance bonds and obligations of a like nature; and

(i) other Indebtedness, provided that the sum of (i) the aggregate principal amount of outstanding Indebtedness permitted by this clause (i), (ii) the aggregate principal amount of outstanding obligations secured by Liens permitted by Section 6.02(j) and (iii) the aggregate amount of Attributable Debt in respect of Sale/Leaseback Transactions permitted by Section 6.06(b) shall not at any time exceed US$200,000,000.

SECTION 6.02. Liens. Neither the Company nor any Subsidiary will create, incur, assume or permit to exist any Lien on any asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable and royalties) or rights in respect of any thereof, except:

(a) Liens created under the Loan Documents;

(b) Permitted Encumbrances;

(c) any Lien on any asset of the Company or any Subsidiary existing on the date hereof and set forth on Schedule 6.02; provided that (i) such Lien shall not apply to any other asset of the Company or any Subsidiary and (ii) such Lien shall secure only those obligations that it secures on the date hereof and any extensions, renewals and refinancings thereof that do not increase the outstanding principal amount thereof except by an amount no greater than accrued and unpaid interest with respect to such obligations and any reasonable fees, premium and expenses relating to such extension, renewal or refinancing;

(d) any Lien existing on any asset prior to the acquisition thereof by the Company or any Subsidiary or existing on any asset of any Person that becomes a Subsidiary (or of any Person not previously a Subsidiary that is merged or consolidated with or into a Subsidiary in a transaction permitted hereunder) after the date hereof prior to the time such Person becomes a Subsidiary (or is so merged or consolidated); provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary (or such merger or consolidation), (ii) such Lien shall not apply to any other asset of the Company or any Subsidiary (other than, in the case of any such merger or consolidation, the assets of any Subsidiary that is a party thereto) and (iii) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes a Subsidiary (or is so merged or consolidated), and any extensions, renewals and refinancings thereof that do not increase the outstanding principal amount thereof except by an amount no greater than accrued and unpaid interest with respect to such obligations and any reasonable fees, premium and expenses relating to such extension, renewal or refinancing;

(e) Liens on fixed or capital assets acquired, constructed or improved by the Company or any Subsidiary; provided that (i) such Liens secure only Indebtedness permitted by Section 6.01(e) or, for the avoidance of doubt, Indebtedness of the type referred to in Section 6.01(e) that would be permitted to be incurred by the Company or any Subsidiary Loan Party under Section 6.01(e) if it were subject to Section 6.01 and obligations relating thereto not constituting Indebtedness and (ii) such Liens shall not apply to any other asset of the Company or any Subsidiary (other than the proceeds and products thereof); provided further that in the event purchase money obligations are owed to any Person with respect to financing of more than one purchase of any fixed or capital assets, such Liens may secure all such purchase money obligations and may apply to all such fixed or capital assets financed by such Person;

(f) in connection with the sale or transfer of any Equity Interests or other assets in a transaction permitted under Section 6.05, customary rights and restrictions contained in agreements relating to such sale or transfer pending the completion thereof;

(g) in the case of (i) any Subsidiary that is not a wholly-owned Subsidiary or (ii) the Equity Interests in any Person that is not a Subsidiary, any encumbrance or restriction, including any put and call arrangements, related to Equity Interests in such Subsidiary or such other Person set forth in the organizational documents of such Subsidiary or such other Person or any related joint venture, shareholders’ or similar agreement;

(h) Liens solely on any cash earnest money deposits, escrow arrangements or similar arrangements made by the Company or any Subsidiary in connection with any letter of intent or purchase agreement for any acquisition or other transaction permitted hereunder;

(i) Liens on cash or Permitted Investments securing obligations under Hedging Agreements and letters of credit; provided that the aggregate fair value of the assets subject to such Liens shall not at any time exceed US$30,000,000 in the aggregate; and

(j) other Liens securing Indebtedness or other obligations, provided that the sum of (i) the aggregate principal amount of outstanding Indebtedness permitted by Section 6.01(i), (ii) the aggregate principal amount of outstanding obligations secured by Liens permitted by this clause (j) and (iii) the aggregate amount of Attributable Debt in respect of Sale/Leaseback Transactions permitted by Section 6.06(b) shall not at any time exceed US$200,000,000.

SECTION 6.03. Fundamental Changes; Business Activities. (a) Neither the Company nor any Subsidiary will merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, (i) any Person may merge into the Company in a transaction in which the Company is the surviving corporation, (ii) any Person (other than the Company) may merge or consolidate with any Subsidiary (other than the Company) in a transaction in which the surviving entity is a Subsidiary (and, if any party to such merger or consolidation is a Subsidiary Loan Party, is a Subsidiary Loan Party), (iii) any Subsidiary may merge into or consolidate with any Person (other than the Company) in a transaction permitted under Section 6.05 in which, after giving effect to such transaction, the surviving entity is not a Subsidiary and (iv) any Subsidiary (other than a Material Subsidiary) may liquidate or dissolve if the Company determines in good faith that such liquidation or dissolution is in the best interests of the Company and is not materially disadvantageous to the Lenders; provided that any such merger or consolidation involving a Person that is not a wholly-owned Subsidiary immediately prior thereto shall not be permitted unless it is also permitted under Section 6.04.

(b) The Company will not, and will not permit the Subsidiaries to, sell, transfer, lease, exclusively license or otherwise dispose of (in one transaction or in a series of transactions, and whether directly or through any merger or consolidation) assets representing all or substantially all the consolidated assets of the Company and the Subsidiaries (whether now owned or hereafter acquired), taken as a whole.

(c) Neither the Company nor any Subsidiary will engage to any material extent in any business other than businesses of the type conducted by the Company and the Subsidiaries on the date hereof and businesses reasonably related, similar, complementary or ancillary thereto or a reasonable extension thereof.

(d) The Company will not permit any Borrowing Subsidiary, for so long as it is a Borrowing Subsidiary, to cease to be a wholly owned Subsidiary of the Company.

SECTION 6.04. Investments. Neither the Company nor any Subsidiary will purchase, hold, acquire, make or otherwise permit to exist any Investment in any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) all or substantially all the assets of any other Person or of a business unit, division, product line or line of business of any other Person, except:

(a) Permitted Investments;

(b) Investments in the Company or any Subsidiary;

(c) Guarantees by the Company or any Subsidiary of Indebtedness or other obligations of the Company or any Subsidiary;

(d) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(e) Investments made as a result of the receipt of noncash consideration from a sale, transfer, lease or other disposition of any asset in compliance with Section 6.05;

(f) payroll, travel and similar advances to directors and employees of the Company or any Subsidiary to cover matters that are expected at the time of such advances to be treated as expenses of the Company or such Subsidiary for accounting purposes and that are made in the ordinary course of business;

(g) loans or advances to directors and employees of the Company or any Subsidiary made in the ordinary course of business;

(h) Investments in the form of Hedging Agreements permitted under Section 6.09;

(i) other Investments, provided that (i) at the time thereof no Default shall have occurred or be continuing or would result therefrom and (ii) in the case of any Acquisition, after giving effect thereto and any related incurrence of Indebtedness on a pro forma basis in accordance with Section 1.04(b), the Company shall be in compliance with Sections 6.13 and 6.14 as of the end of the then most recently ended fiscal quarter of the Company (and, in the case of Acquisitions the aggregate consideration for which (including any assumed Indebtedness) exceeds US$200,000,000, the Company shall have delivered to the Administrative Agent a certificate of a Financial Officer of the Company as to the satisfaction of the requirements of this clause (i), together with reasonable calculations in support of subclause (ii) above).

SECTION 6.05. Asset Sales. Neither the Company nor any Subsidiary will sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, nor will any Subsidiary issue any additional Equity Interest in such Subsidiary (other than to the Company or any Subsidiary in compliance with Section 6.04, and other than directors’ qualifying shares and other nominal amounts of Equity Interests that are required to be held by other Persons under applicable law), except:

(a) (i) sales, transfers or other dispositions of worn out property or of individual assets no longer used or useful in the business of the Company and the Subsidiaries, whether now owned or hereafter acquired, and (ii) sales, transfers and other dispositions of inventory or used or surplus equipment in the ordinary course of business of the Company and the Subsidiaries, or of cash, cash equivalents and other Permitted Investments;

(b) sales, transfers, leases and other dispositions to the Company or any Subsidiary, provided that such sale, transfer, lease or other disposition meets the requirements of Section 6.11;

(c) sales, transfers or other dispositions of accounts receivable in connection with the compromise or collection thereof in the ordinary course of business and not as part of any accounts receivable financing transaction;

(d) dispositions of assets subject to any casualty or condemnation proceeding (including in lieu thereof);

(e) dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such disposition are promptly applied to the purchase price of such replacement property;

(f) (i) non-exclusive licenses of IP Assets in the ordinary course of business, or (ii) other licenses of IP Assets so long as such other licenses do not materially detract from the value of the IP Assets of the Company and the Subsidiaries, taken as a whole, or materially adversely affect the ability of the Company and the Subsidiaries to conduct their business or operations in the ordinary course, taken as a whole;

(g) dispositions of real property and interests in real property pursuant to true leases;

(h) sales, transfers and other dispositions of all the Equity Interests in a Subsidiary owned by the Company and the Subsidiaries, and sales, transfers, leases and other dispositions of other assets (other than accounts or notes receivable as part of any financing transaction), provided that (i) the sum, without duplication, of (x) the aggregate book value of all assets sold, transferred, leased or otherwise disposed of in reliance on this clause (h) in any fiscal year (in each case determined as of the date of the applicable sale, transfer, lease or other disposition) shall not exceed 20% of the consolidated total assets of the Company as of the last day of the immediately preceding fiscal year and (y) in the case of any such sales, transfers or other dispositions of Equity Interests in Subsidiaries, or of business units, divisions, product lines or lines of business, the aggregate consolidated revenues of such Subsidiaries, business units, divisions, product lines and lines of business sold, transferred or otherwise disposed of in reliance on this clause (h) in any fiscal year (in each case, for the immediately preceding fiscal year) shall not exceed 20% of the consolidated revenues of the Company for the preceding fiscal year, (ii) all sales, transfers, leases and other dispositions made in reliance on this clause (h) shall be made for fair value (as determined in good faith by the Company) and (iii) at the time thereof and immediately after giving effect thereto, no Default shall have occurred and be continuing.

SECTION 6.06. Sale/Leaseback Transactions. Neither the Company nor any Subsidiary will enter into or be a party to any Sale/Leaseback Transaction, except (a) Sale/Leaseback Transactions to which the Company or any Subsidiary is a party as of the date hereof and (b) other Sale/Leaseback Transactions not expressly permitted by clause (a) above, provided that the sum of (i) the aggregate principal amount of Indebtedness permitted by Section 6.01(i), (ii) the aggregate principal amount of the outstanding obligations secured by Liens permitted by Section 6.02(j) and (iii) the aggregate amount of Attributable Debt in respect of Sale/Leaseback Transactions permitted by this clause (b) shall not at any time exceed US$200,000,000.

SECTION 6.07. Restricted Payments. Neither the Company nor any Subsidiary will declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that (a) the Company may declare and pay dividends with respect to its Equity Interests payable solely in additional Equity Interests permitted hereunder, (b) any Subsidiary may declare and pay dividends or make other distributions with respect to its capital stock, partnership or membership interests or other similar Equity Interests, or make other Restricted Payments in respect of its Equity Interests, in each case ratably to the holders of such Equity Interests (or, if not ratably, on a basis more favorable to the Company and the Subsidiaries), (c) the Company may repurchase Equity Interests upon the exercise of stock options if such Equity Interests represent a portion of the exercise price of such options, (d) the Company may make cash payments in lieu of the issuance of fractional shares representing insignificant interests in the Company in connection with the exercise of warrants, options or other securities convertible into or exchangeable for capital stock in the Company, and (e) so long as (i) no Default shall have occurred and be continuing or would result therefrom and (ii) after giving effect thereto and any related incurrence of Indebtedness on a pro forma basis in accordance with Section 1.04(b), the Company shall be in compliance with Sections 6.13 and 6.14 as of the end of the then most recently ended fiscal quarter of the Company, the Company may declare and pay cash dividends to its stockholders and may purchase, redeem or otherwise acquire for cash its Equity Interests.

SECTION 6.08. Restrictive Agreements. Neither the Company nor any Subsidiary will, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that restricts or imposes any condition upon (a) the ability of the Company or any Subsidiary to create, incur or permit to exist any Lien upon any of its assets to secure any Obligations or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to its Equity Interests or to make or repay loans or advances to the Company or any Subsidiary or to Guarantee Indebtedness of the Company or any Subsidiary; provided that (i) the foregoing shall not apply to (A) restrictions and conditions imposed by law or by any Loan Document, (B) restrictions and conditions imposed by the Subordinated Convertible Debentures Indenture as in effect on the date hereof, and restrictions and conditions imposed by the definitive documentation with respect to Subordinated Convertible Debentures Refinancing Indebtedness, provided that such restrictions and conditions are not more restrictive than those set forth in the Subordinated Convertible Debentures Indenture as in effect on the date hereof, (C) restrictions and conditions existing on the date hereof identified on Schedule 6.08 (but shall apply to any amendment or modification expanding the scope of, any such restriction or condition), (D) restrictions and conditions imposed by an definitive documents governing any Indebtedness of any Foreign Subsidiary, provided that such restrictions and conditions apply only to such Foreign Subsidiary and to any Equity Interests in such Foreign Subsidiary, and (E) in the case of any Subsidiary that is not a wholly-owned Subsidiary, restrictions and conditions imposed by its organizational documents or any related joint venture or similar agreement, provided that such restrictions and conditions apply only to such Subsidiary and to any Equity Interests in such Subsidiary; (ii) clause (a) of the foregoing shall not apply to (A) restrictions or conditions imposed by any agreement relating to secured Indebtedness or other obligations, in each case, secured by Liens permitted by Section 6.01(e) or 6.01(i) if such restrictions or conditions apply only to the assets securing such Indebtedness or (B) customary provisions in leases and other agreements restricting the assignment thereof; and (iii) clause (b) of the foregoing shall not apply to (A) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary, or a business unit, division, product line or line of business, that are applicable solely pending such sale, provided that such restrictions and conditions apply only to the Subsidiary, or the business unit, division, product line or line of business, that is to be sold and such sale is permitted hereunder and (B) restrictions and conditions imposed by agreements relating to Indebtedness of any Subsidiary in existence at the time such Subsidiary became a Subsidiary and not entered into in connection with or in contemplation of such Subsidiary becoming a Subsidiary (but shall apply to any amendment or modification expanding the scope of, any such restriction or condition), provided that such restrictions and conditions apply only to such Subsidiary.

SECTION 6.09. Hedging Agreements. Neither the Company nor any Subsidiary will enter into any Hedging Agreement, except Hedging Agreements entered into to hedge or mitigate risks to which the Company or any Subsidiary has actual exposure and not for speculative purposes.

SECTION 6.10. Amendments or Waivers with Respect to Certain Subordinated Indebtedness; Prepayments of Certain Subordinated Indebtedness. (a)

Neither the Company nor any Subsidiary will amend or otherwise change the terms of the Subordinated Convertible Debentures or the Subordinated Convertible Debentures Indenture, or of definitive documentation with respect to any Subordinated Convertible Debentures Refinancing Indebtedness, in each case, if the effect of such amendment or change is (i) to increase the principal amount of Indebtedness that may be issued thereunder, (ii) to increase the interest rate on the Subordinated Convertible Debentures or such Subordinated Convertible Debentures Refinancing Indebtedness, (iii) to change (to earlier dates) any dates upon which payment, redemption or repurchase of principal or interest thereunder is required to be made, (iv) to provide any Guarantee of any Person for the benefit of the obligations thereunder, or to grant (or permit any other Person to grant) any collateral to secure any obligations thereunder, (v) together with all other amendments or changes made, to increase materially the obligations of the Company thereunder or to confer any additional material rights on the holders of the Subordinated Convertible Debentures or such Subordinated Convertible Debentures Refinancing Indebtedness (or a trustee or other representative on their behalf) or (vi) together with all other amendments or changes made, otherwise adverse in any material respect to the Lenders.

(b) Neither the Company nor any Subsidiary will make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property, but excluding Equity Interests in the Company (other than Disqualified Equity Interests)) of or in respect of principal of or interest on any Subordinated Indebtedness or any Subordinated Convertible Debentures Refinancing Indebtedness, or any payment or other distribution (whether in cash, securities or other property, but excluding Equity Interests in the Company (other than Disqualified Equity Interests)), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, defeasance, cancelation or termination of any Subordinated Convertible Debentures or any Subordinated Convertible Debentures Refinancing Indebtedness, except, so long as no Event of Default shall have occurred and be continuing or would result therefrom:

(i) interest payments as and when due, other than payments prohibited by the subordination provisions thereof;

(ii) any other payments, redemptions and repurchases required to be made by the Company or the applicable Subsidiary under the terms of the Subordinated Convertible Debentures or the Subordinated Convertible Debentures Indenture or under the terms of the definitive documentation with respect to Subordinated Convertible Debentures Refinancing Indebtedness, in each case, other than payments, redemptions and repurchases prohibited by the subordination provisions thereof; provided that (A) in the case of any payment, redemption or repurchase that is in connection with an acceleration of the obligations thereunder, the Administrative Agent shall have received written notice thereof no less than 10 days prior to any such payment, redemption or repurchase and (B) in the case of any other payment, redemption or repurchase, the Administrative Agent shall have received written notice thereof not less than 20 days prior to any such payment, redemption or repurchase;

(iii) any payment of cash in respect of a conversion of any Subordinated Convertible Debentures pursuant to the conversion terms thereof (or, in the event any Subordinated Convertible Debentures Refinancing Indebtedness shall be convertible into Equity Interests of the Company (other than Disqualified Equity Interests), pursuant to the conversion terms thereof); and

(iv) voluntary refinancings of Subordinated Convertible Debentures with the proceeds of Subordinated Convertible Debentures Refinancing Indebtedness.

SECTION 6.11. Transactions with Affiliates. Neither the Company nor any Subsidiary will sell, lease or otherwise transfer any assets to, or purchase, lease or otherwise acquire any assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions that are at prices and on terms and conditions not less favorable to the Company or any such Subsidiary than those that would prevail in arm’s-length transactions with unrelated third parties, (b) transactions between or among the Company and the Subsidiary Loan Parties not involving any other Affiliate, (c) any Restricted Payment permitted under Section 6.07, (d) compensation and indemnification of, and other employment arrangements with, directors, officers and employees of the Company or any Subsidiary entered in the ordinary course of business, including transactions pursuant to equity incentive and other employee benefit plans, (e) loans and advances permitted under Sections 6.04(f) and 6.04(g) and (f) transactions between the Company or any Subsidiary with any Affiliate (other than any Subsidiary) approved by a majority of disinterested members of the board of directors of the Company or a duly constituted committee thereof.

SECTION 6.12. Use of Proceeds. Neither the Company nor any Subsidiary will use part of the proceeds of any Loan or use any Letter of Credit, whether directly or indirectly, for any purpose that violates (including on the part of any Lender) Regulation U or X of the Board of Governors, as in effect from time to time.

SECTION 6.13. Interest Expense Coverage Ratio. The Company will not permit the Interest Expense Coverage Ratio for any period of four consecutive fiscal quarters of the Company to be less than 3.00 to 1.00.

SECTION 6.14. Leverage Ratio. The Company will not permit the Leverage Ratio at any time to exceed 2.00 to 1.00.

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a) any Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) any Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;

(c) any representation, warranty or statement made or deemed made by or on behalf of the Company or any Subsidiary in any Loan Document or in any report, certificate, financial statement or other information provided pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder shall prove to have been incorrect in any material respect when made or deemed made;

(d) the Company or any other Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.04 (with respect to any Borrower’s existence) or 5.10 or in Article VI;

(e) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent or any Lender to the Company (with a copy to the Administrative Agent in the case of any such notice from a Lender);

(f) the Company or any Subsidiary shall fail to make any payment (whether of principal, interest, termination payment or other payment obligation and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (but only after all the periods of grace, if any, applicable thereto having lapsed);

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (all the periods of grace, if any, applicable thereto having lapsed, but with or without the giving of notice) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf, or, in the case of any Hedging Agreement, the applicable counterparty, to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity or, in the case of any Hedging Agreement, to cause the termination thereof; provided that this clause (g) shall not apply to (i) any secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the assets securing such Indebtedness or (ii) any Indebtedness that becomes due as a result of a voluntary refinancing thereof permitted under Section 6.01;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Company or any Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Company or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation (other than any liquidation permitted by Section 6.03(a)(iv)), reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding or (v) make a general assignment for the benefit of creditors, or the board of directors (or similar governing body) of the Company or any Subsidiary (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to above in this clause (i) or clause (h) of this Article;

(j) the Company or any Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount in excess of US$50,000,000 (other than any such judgment covered by insurance (other than under a self insurance program) to the extent a claim therefor has been made in writing and liability therefor has not been denied by the insurer, so long as, in the opinion of the Required Lenders, such insurer is financially sound), shall be rendered against the Company, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Company or any Subsidiary to enforce any such judgment;

(l) one or more judgments for injunctive relief shall be rendered against the Company or any Subsidiary or any combination thereof that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect;

(m) one or more ERISA Events shall have occurred that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect;

(n) any Guarantee purported to be created under any Loan Document shall cease to be, or shall be asserted by any Loan Party not to be, in full force and effect, except upon the consummation of any transaction permitted under this Agreement as a result of which the Subsidiary Loan Party providing such Guarantee ceases to be a Subsidiary or upon the termination of such Loan Document in accordance with its terms;

(o) a Change in Control shall occur; or

(p) a Fundamental Change (as defined in the Subordinated Convertible Debentures Indenture), or any substantially similar event (as defined in the definitive documentation with respect to Subordinated Convertible Debentures Refinancing Indebtedness) shall occur;

then, and in every such event (other than an event with respect to any Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Company, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part (but ratably as among the Loans at the time outstanding), in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers hereunder, shall become due and payable immediately, and (iii) require the deposit of cash collateral in respect of LC Exposure as provided in Section 2.06(i), in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company and each Borrowing Subsidiary; and in the case of any event with respect to any Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate, the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Company and each Borrowing Subsidiary hereunder, shall immediately and automatically become due and payable and the deposit of such cash collateral in respect of LC Exposure shall immediately and automatically become due, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company and each Borrowing Subsidiary.

ARTICLE VIII

The Agents

Each of the Lenders and the Issuing Banks hereby irrevocably appoints the Administrative Agent and the London Agent as its agents and authorizes the Administrative Agent and the London Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent or the London Agent, as applicable, by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

Any Person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender or an Issuing Bank as any other Lender or Issuing Bank and may exercise the same as though it were not an Agent, and such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders or the Issuing Banks.

No Agent shall have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Agents shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Agents shall not have any duty to take any discretionary action or to exercise any discretionary power, except discretionary rights and powers expressly contemplated by the Loan Documents that an Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents), provided that an Agent shall not be required to take any action that, in its opinion, could expose such Agent to liability or be contrary to any Loan Document or applicable law, and (c) except as expressly set forth in the Loan Documents, the Agents shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company, any Subsidiary or any other Affiliate of the Company that is communicated to or obtained by the Person serving as an Agent or any of its Affiliates in any capacity. No Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or in the absence of its own gross negligence or wilful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and non-appealable judgment). Each Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof (stating that it is a “notice of default”) is given to such Agent by the Company, a Lender or an Issuing Bank, and the Agents shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to an Agent. Notwithstanding anything herein to the contrary, no Agent shall have any liability arising from any confirmation of the Revolving Credit Exposure or the component amounts thereof.

Each Agent shall be entitled to rely, and shall not incur any liability for relying, upon any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the signatory, sender or authenticator thereof). Each Agent also shall be entitled to rely, and shall not incur any liability for relying, upon any statement made to it orally or by telephone and believed by it to be made by the proper Person (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the signatory, sender or authenticator thereof), and may act upon any such statement prior to receipt of written confirmation thereof. Each Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Each Agent may perform any of and all its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any of and all their duties and exercise their rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as an Agent.

Subject to the terms of this paragraph, each Agent may resign at any time from its capacity as such. In connection with such resignation, such Agent shall give notice of its intent to resign to the Lenders, the Issuing Banks and the Company. Upon receipt of any such notice of resignation, the Required Lenders (in the case of a resignation by the Administrative Agent) or the Administrative Agent (in the case of a resignation by the London Agent) shall have the right, in consultation with the Company, to appoint a successor. If no successor shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its intent to resign, then the retiring Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Agent, which shall be a bank with an office in New York, New York, in the case of a successor to the Administrative Agent, or with an office in London, in the case of a successor to the London Agent, or, in each case, an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent or London Agent, as applicable, hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents. The fees payable by the Company to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed by the Company and such successor. Notwithstanding the foregoing, in the event no successor Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its intent to resign, the retiring Agent may give notice of the effectiveness of its resignation to the Lenders, the Issuing

Banks and the Company, whereupon, on the date of effectiveness of such resignation stated in such notice, (a) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents, and (b) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent; provided that (i) all payments required to be made hereunder or under any other Loan Document to the retiring Agent for the account of any Person other than such Agent shall be made directly to such Person and (ii) all notices and other communications required or contemplated to be given or made to the retiring Agent shall also directly be given or made to the other Agent, each Lender and each Issuing Bank. Following the effectiveness of an Agent’s resignation from its capacity as such, the provisions of this Article and Section 9.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as an Agent.

Each Lender and Issuing Bank acknowledges that it has, independently and without reliance upon the Agents, the Arranger or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and Issuing Bank also acknowledges that it will, independently and without reliance upon the Agents, the Arranger or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Each Lender, by delivering its signature page to this Agreement, or delivering its signature page to an Assignment and Assumption or an Accession Agreement pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, any Agent or the Lenders on the Effective Date.

Notwithstanding anything herein to the contrary, neither the Arranger nor any Person named on the cover page of this Agreement as a Syndication Agent shall have any duties or obligations under this Agreement or any other Loan Document (except in its capacity, as applicable, as a Lender or an Issuing Bank), but all such Persons shall have the benefit of the indemnities provided for hereunder.

The provisions of this Article are solely for the benefit of the Agents, the Lenders and the Issuing Banks, and none of the Company or any other Loan Party shall have any rights as a third party beneficiary of any such provisions.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) of this Section), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:

(i) if to the Company or any Borrowing Subsidiary, to it at VeriSign Inc., 21355 Ridgetop Circle, Dulles, Virginia 20166, Attention of the General Counsel (Fax No. (703) 450-7326);

(ii) if to the Administrative Agent, to JPMorgan Chase Bank, N.A., JPMorgan Loan Services, 1111 Fannin Street, 10th Floor, Houston, Texas 77002, Attention of Syed Abbas (Fax No. (713) 750-2666), with a copy to JPMorgan Chase Bank, N.A., 383 Madison Avenue, New York, New York 10179, Attention of Tina Ruyter (Fax No. (212) 270-5127);

(iii) if to the London Agent, to J.P. Morgan Europe Limited, 125 London Wall, London EC2Y 5AJ, Attention of Agency Department (Fax No. 44-207-777-2360), with a copy to the Administrative Agent;

(iv) if to any Issuing Bank, to it at its address (or fax number) most recently specified by it in a notice delivered to the Administrative Agent and the Company (or, in the absence of any such notice, to the address (or fax number) set forth in the Administrative Questionnaire of the Lender that is serving as such Issuing Bank or is an Affiliate thereof);

(v) if to the Swingline Lender, to it at its address (or fax number) set forth in clause (a)(ii) of this Section; and

(vi) if to any other Lender, to it at its address (or fax number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by fax shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient); and notices delivered through electronic communications to the extent provided in paragraph (b) of this Section shall be effective as provided in such paragraph.

(b) Notices and other communications to the Lenders and Issuing Banks hereunder may be delivered or furnished by electronic communications (including email and Internet and intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices under

Article II to any Lender or Issuing Bank if such Lender or Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. Any notices or other communications to an Agent, the Company or any Borrowing Subsidiary may be delivered or furnished by electronic communications pursuant to procedures approved by the recipient thereof prior thereto; provided that approval of such procedures may be limited or rescinded by any such Person by notice to each other such Person.

(c) Any party hereto may change its address or fax number for notices and other communications hereunder by notice to the other parties hereto.

SECTION 9.02. Waivers; Amendments. (a) No failure or delay by any Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agents, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Without limiting the generality of the foregoing, the execution and delivery of this Agreement, the making of a Loan or the issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether any Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b) None of this Agreement, any other Loan Document or any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Company, the Administrative Agent and the Required Lenders and, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders; provided that (i) any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Company and the Administrative Agent to cure any ambiguity, omission, defect or inconsistency so long as, in each case, (A) such amendment does not adversely affect the rights of any Lender or (B) the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment and (ii) no such agreement shall (A) increase the Commitment of any Lender without the written consent of such Lender, (B) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon (other than as a result of any change in the definition, or in any components thereof, of the term “Leverage Ratio”), or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (C) postpone the scheduled maturity date of any Loan, or the required date of reimbursement of any LC Disbursement, or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (D) change Section 2.18(b) or 2.18(c) in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender, (E) change any of the provisions of this Section or the percentage set forth in the definition of the term “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder (including any such provisions set forth in the definition of the term “Alternative Currency”), without the written consent of each Lender, and (F) release (including by limiting liability in respect thereof) (i) the Company from its Guarantee under the Guarantee Agreement or (ii) one or more Subsidiary Loan Parties from their Guarantees under the Guarantee Agreement if such Guarantees represent a material portion of the aggregate value of the Guarantees of all the Subsidiary Loan Parties (except as expressly provided in Section 9.18 or in the Guarantee Agreement), without the written consent of each Lender; provided further that no such agreement shall amend, modify, extend or otherwise affect the rights or obligations of any Agent, any Issuing Bank or the Swingline Lender without the prior written consent of such Agent, such Issuing Bank or the Swingline Lender, as the case may be. Notwithstanding the foregoing, no consent with respect to any amendment, waiver or other modification of this Agreement or any other Loan Document shall be required of (x) any Defaulting Lender, except with respect to any amendment, waiver or other modification referred to in clause (A), (B) or (C) of the first proviso of this paragraph and then only in the event such Defaulting Lender shall be affected by such amendment, waiver or other modification or (y) in the case of any amendment, waiver or other modification referred to in clause (ii) of the first proviso of this paragraph, any Lender that receives payment in full of the principal of and interest accrued on each Loan made by, and all other amounts owing to, such Lender or accrued for the account of such Lender under this Agreement and the other Loan Documents at the time such amendment, waiver or other modification becomes effective and whose Commitments terminate by the terms and upon the effectiveness of such amendment, waiver or other modification.

(c) The Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, waivers or other modifications on behalf of such Lender. Any amendment, waiver or other modification effected in accordance with this Section 9.02 shall be binding upon each Person that is at the time thereof a Lender and each Person that subsequently becomes a Lender.

SECTION 9.03. Expenses; Indemnity; Damage Waiver. (a) The Borrowers shall pay (i) all reasonable out-of-pocket expenses incurred by the Agents, the Arranger, the Syndication Agents, and their Affiliates, including the reasonable fees, charges and disbursements of counsel for any of the foregoing, in connection with the structuring, arrangement and syndication of the credit facility provided for herein and any credit or similar facility refinancing or replacing, in whole or in part, the credit facility provided for herein, including the preparation, execution and delivery of the Commitment

Letter and the Fee Letter, as well as the preparation, execution, delivery and administration (it being understood that any such administration expenses exclude the administrative agency fee described in the Fee Letter) of this Agreement, the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by any Agent, the Arranger, any Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for any of the foregoing, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) The Borrowers shall indemnify each Agent (and any sub-agent thereof), the Arranger, each Syndication Agent, each Lender and each Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”), against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the structuring, arrangement and the syndication of the credit facility provided for herein, the preparation, execution, delivery and administration of the Commitment Letter, the Fee Letter, this Agreement, the other Loan Documents or any other agreement or instrument contemplated hereby or thereby, the performance by the parties to the Commitment Letter, the Fee Letter, this Agreement or the other Loan Documents of their obligations thereunder or the consummation of the Transactions or any other transactions contemplated thereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property currently owned or operated by the Company or any Subsidiary, or any Environmental Liability related in any way to the Company or any Subsidiary, or (iv) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and whether initiated against or by any party to the Commitment Letter, the Fee Letter, this Agreement or any other Loan Document, any Affiliate of any of the foregoing or any third party (and regardless of whether any Indemnitee is a party thereto); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith, or wilful misconduct of such Indemnitee. This paragraph shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

(c) To the extent that the Borrowers fail to pay any amount required to be paid by them under paragraph (a) or (b) of this Section to any Agent (or any sub-agent thereof), any Issuing Bank, the Swingline Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to such Agent (or any such sub-agent), such Issuing Bank, the Swingline Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent (or such sub-agent), such Issuing Bank or the Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for such Agent (or any such sub-agent), any Issuing Bank or the Swingline Lender in connection with such capacity. For purposes of this Section, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the total Revolving Credit Exposures and unused Commitments at the time (or most recently outstanding and in effect).

(d) To the extent permitted by applicable law, no Borrower shall assert, or permit any of its Affiliates or Related Parties to assert, and each hereby waives, any claim against any Indemnitee (i) for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet), or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable promptly after written demand therefor.

SECTION 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Agent and each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section), the Arranger, the Syndication Agents and, to the extent expressly contemplated hereby, the sub-agents of any Agent and the Related Parties of any of the Administrative Agent, the London Agent, the Arranger, any Syndication Agent, any Issuing Bank and any Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Company; provided that no consent of the Company shall be required (1) for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund and (2) if an Event of Default has occurred and is continuing, for any other assignment; provided further that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof;

(B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund; and

(C) each Issuing Bank and the Swingline Lender.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than US$5,000,000, unless each of the Company and the Administrative Agent otherwise consents; provided that no such consent of the Company shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause (B) shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of Competitive Loans without an assignment of any other Class of Loans or its Commitment;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of US$3,500, provided that only one such processing and recordation fee shall be payable in the event of simultaneous assignments from any Lender or its Approved Funds to one or more other Approved Funds of such Lender; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain MNPI) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable law, including Federal, State and foreign securities laws.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03).

(iv) The Administrative Agent shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and records of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Agents, the Issuing Banks and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers and, as to entries pertaining to it, any Issuing Bank or Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon receipt by the Administrative Agent of an Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder) and the processing and recordation fee referred to in this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that the Administrative Agent shall not be required to accept such Assignment and Assumption or so record the information contained therein if the Administrative Agent reasonably believes that such Assignment and Assumption lacks any written consent required by this Section or is otherwise not in proper form, it being acknowledged that the Administrative Agent shall have no duty or obligation (and shall incur no liability) with respect to obtaining (or confirming the receipt) of any such written consent or with respect to the form of (or any defect in) such Assignment and Assumption, any such duty and obligation being solely with the assigning Lender and the assignee. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph, and following such recording, unless otherwise determined by the Administrative Agent

(such determination to be made in the sole discretion of the Administrative Agent, which determination may be conditioned on the consent of the assigning Lender and the assignee), shall be effective notwithstanding any defect in the Assignment and Assumption relating thereto. Each assigning Lender and the assignee, by its execution and delivery of an Assignment and Assumption, shall be deemed to have represented to the Administrative Agent that all written consents required by this Section with respect thereto (other than the consent of the Administrative Agent) have been obtained and that such Assignment and Assumption is otherwise duly completed and in proper form, and each assignee, by its execution and delivery of an Assignment and Assumption, shall be deemed to have represented to the assigning Lender and the Administrative Agent that such assignee is an Eligible Assignee.

(c) (i) Any Lender may, without the consent of any Borrower, the Administrative Agent or any Issuing Bank, sell participations to one or more Eligible Assignees (“Participants”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Agents, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant or requires the approval of all the Lenders. The Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(f) (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (x) agrees to be subject to the provisions of Sections 2.18 and 2.19 as if it were an assignee under paragraph (b) of this Section and (y) shall not be entitled to receive any greater payment under Section 2.15 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive. Each Lender that sells a participation agrees, at the Borrowers’ request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 2.19(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.

(ii) Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents

(the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, no Agent (in its capacity as an Agent) shall have any responsibility for maintaining a Participant Register.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the London Agent, the Arranger, any Syndication Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any Loan Document is executed and delivered or any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any LC Exposure is outstanding and so long as the Commitments have not expired or terminated. Notwithstanding the foregoing or anything else to the contrary set forth in this Agreement or any other Loan Document, in the event that, in connection with the refinancing or repayment in full of the credit facility provided for herein, an Issuing Bank shall have provided to the Administrative Agent a written consent to the release of the Lenders from their obligations hereunder with respect to any Letter of Credit issued by such Issuing Bank (whether as a result of the obligations of the Borrowers (and any other account party) in respect of such Letter of Credit having been collateralized in full by a deposit of cash with such Issuing Bank, or being supported by a letter of credit that names such Issuing Bank as the beneficiary thereunder, or otherwise), then from and after such time such Letter of Credit shall cease to be a “Letter of Credit” outstanding hereunder for all purposes of this Agreement and the other Loan Documents, and the Lenders shall be deemed to have no participations in such Letter of Credit, and no obligations with respect thereto, under Section 2.06(d) or

2.06(f). The provisions of Sections 2.15, 2.16, 2.17, 2.18(e), 9.03 and 9.17 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof, including the commitments of the Lenders and, if applicable, their Affiliates under the Commitment Letter and any commitment advices submitted by them (but do not supersede any other provisions of the Commitment Letter or the Fee Letter (or any separate letter agreements with respect to fees payable to any Agent or any Issuing Bank) that do not by the terms of such documents terminate upon the effectiveness of this Agreement, all of which provisions shall remain in full force and effect (it being understood that, in the case of compensation, indemnity and reimbursement provisions, to the extent such provisions are duplicative of the provisions set forth herein, the survival thereof shall not be construed as entitling the beneficiaries thereof to duplicative payment). Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07. Severability. To the fullest extent permitted by law, any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and, to the fullest extent permitted by law, the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and Issuing Bank, and each Affiliate of any of the foregoing, is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) or other amounts at any time held and other obligations (in whatever currency) at any time owing by such Lender or Issuing Bank, or by such an Affiliate, to or for the credit or the account of the Company or any Borrower against any of and all the obligations then due of the Company or any Borrower now or hereafter existing under this Agreement held by such Lender or Issuing

Bank, irrespective of whether or not such Lender or Issuing Bank shall have made any demand under this Agreement. The rights of each Lender and Issuing Bank, and each Affiliate of any of the foregoing, under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, Issuing Bank or Affiliate may have.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each Borrower hereby irrevocably and unconditionally agrees that all claims arising out of or relating to this Agreement or any other Loan Document brought by it or any of its Affiliates shall be brought, and shall be heard and determined, exclusively in such New York State or, to the extent permitted by law, in such Federal court. Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or any of its properties in the courts of any jurisdiction.

(c) Each Borrower hereby irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(e) Each Borrowing Subsidiary hereby irrevocably designates, appoints and empowers the Company as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents that may be served in any such action or proceeding arising out of or relating to this Agreement or any other Loan Document. Such service may be made by mailing or delivering a copy of such process to any Borrowing Subsidiary in care of the Company at the Company’s address used for purposes of giving notices under Section 9.01, and each Borrowing Subsidiary hereby irrevocably authorizes and directs the Company to accept such service on its behalf.

(f) In the event any Borrowing Subsidiary or any of its assets has or hereafter acquires, in any jurisdiction in which judicial proceedings may at any time be commenced with respect to this Agreement or any other Loan Document, any immunity from jurisdiction, legal proceedings, attachment (whether before or after judgment), execution, judgment or setoff, such Borrowing Subsidiary hereby irrevocably agrees not to claim and hereby irrevocably and unconditionally waives such immunity.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality. Each of the Agents, the Lenders and the Issuing Banks agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Related Parties, including accountants, legal counsel and other agents and advisors, it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential, (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable law or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing confidentiality undertakings substantially similar to those of this Section and which are enforceable by the Company, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its Related Parties) to any swap or derivative transaction relating to the Company or any Subsidiary and its obligations, (g) with the consent of the Company or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to any Agent, any Lender, any Issuing Bank or any Affiliate of any of the foregoing on a nonconfidential basis from a source other than a Borrower. For purposes of this Section, “Information” means all information (including requests for waivers and amendments) received from the Borrowers relating to the Company, any Subsidiary or their businesses, other than any such information that is available to any Agent, any Lender or any Issuing Bank on a nonconfidential basis prior to disclosure by the Borrowers; provided that, in the case of information received from any Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.14. USA PATRIOT Act Notice. Each Lender and each Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that pursuant to the requirements of the USA PATRIOT Act it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or such Agent, as applicable, to identify such Loan Party in accordance with such Act.

SECTION 9.15. No Fiduciary Relationship. Each Borrower, on behalf of itself and its subsidiaries, agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Borrowers and their Affiliates, on the one hand, and the Agents, the Arranger, the Lenders, the Issuing Banks and their Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Agents, the Arranger, the Lenders, the Issuing Banks or their Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications.

SECTION 9.16. Non-Public Information. (a) Each Lender acknowledges that all information, including requests for waivers and amendments, furnished by the Borrowers or any Agent pursuant to or in connection with, or in the course of administering, this Agreement will be syndicate-level information, which may contain MNPI. Each Lender represents to the Borrowers and the Agents that (i) it has developed compliance procedures regarding the use of MNPI and that it will handle MNPI in accordance with such procedures and applicable law, including Federal, state and foreign securities laws, and (ii) it has identified in its Administrative Questionnaire a credit contact who may receive information that may contain MNPI in accordance with its compliance procedures and applicable law, including Federal, state and foreign securities laws.

(b) The Borrowers and each Lender acknowledge that, if information furnished by the Borrowers pursuant to or in connection with this Agreement is being distributed by any Agent through IntraLinks/IntraAgency, SyndTrak or another website or other information platform (the “Platform”), (i) the Agents may post any information that the Company has indicated as containing MNPI solely on that portion of the Platform as is designated for Private Side Lender Representatives and (ii) if the Company has not indicated whether any information furnished by it pursuant to or in connection with this Agreement contains MNPI, each Agent reserves the right to post such information solely on that portion of the Platform as is designated for Private Side Lender Representatives. The Company agrees to clearly designate all information provided to the Agents by or on behalf of the Borrowers that is suitable to be made available to Public Side Lender Representatives, and each Agent shall be entitled to rely on any such designation by the Company without liability or responsibility for the independent verification thereof.

SECTION 9.17. Conversion of Currencies. (a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto (including any Borrowing Subsidiary) agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b) The obligations of each Borrower in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss.

SECTION 9.18. Release of Subsidiary Guarantees. A Subsidiary Loan Party will automatically be released from its obligations under the Guarantee Agreement upon the consummation of any transaction permitted by this Agreement as a result of which neither the Company nor any Subsidiary owns any Equity Interest in such Subsidiary Loan Party, provided that, if so required by this Agreement, the Required Lenders shall have consented to such transactions and the terms of such consent shall not have provided otherwise. In connection with any release pursuant to this Section, the Administrative Agent shall execute and deliver to the Company, at the Company’s expense, all documents that the Company shall reasonably request to evidence such release. Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Administrative Agent.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

VERISIGN, INC.,

by	/s/ John D. Calys
Name: John D. Calys
Title: Interim Chief Financial Officer

JPMORGAN CHASE BANK, N.A., individually and as Administrative Agent, Swingline Lender and Issuing Bank,

by	/s/ Tina Ruyter
Name: Tina Ruyter
Title: Executive Director

J.P. MORGAN EUROPE LIMITED, as London Agent,

by	/s/ SR Dalton
Name: SR Dalton
Title: Associate

SIGNATURE PAGE TO CREDIT AGREEMENT

SIGNATURE PAGE TO

THE CREDIT AGREEMENT

OF VERISIGN, INC.

Name of Institution: Bank of America, N.A.

by	/s/ Aileen Supeña
Name: Aileen Supeña
Title: Director

For any Lender requiring a second signature line:

by
Name:
Title:

SIGNATURE PAGE TO

THE CREDIT AGREEMENT

OF VERISIGN, INC.

Name of Institution: U.S. Bank National Association

by	/s/ Kenneth R. Fieler
Name: Kenneth R. Fieler
Title: Vice President

For any Lender requiring a second signature line:

by
Name:
Title:

SIGNATURE PAGE TO

THE CREDIT AGREEMENT

OF VERISIGN, INC.

Name of Institution: Branch Banking and Trust Company

by	/s/ Daniel T. Laurenzi
Name: Daniel T. Laurenzi
Title: Vice President

For any Lender requiring a second signature line:

by
Name:

Schedule 2.01

Commitments

Lender	Commitment
JPMorgan Chase Bank, N.A.	$65,000,000.00
Bank of America, N.A.	$55,000,000.00
U.S. Bank National Association	$55,000,000.00
Branch Banking and Trust Company	$25,000,000.00

TOTAL:	$200,000,000.00

Schedule 3.11

Subsidiaries and Joint Ventures

Name of Subsidiary or Joint Venture	Jurisdiction	Equity Interests owned by the Company or any Subsidiary	Material Subsidiary	Designated Subsidiary
1 Global Place Canada, Inc.	Canada	VeriSign, Inc. (100%)	No	No
Best4U Media Sàrl	Switzerland	Jamster International Sàrl (100%)	No	No
EMBP 685, LLC	U.S.—California	VeriSign, Inc. (100%)	No	No
eNIC Cocos (Keeling) Island Pty. Ltd.	Australia	eNIC Corporation (100%)	No	No
eNIC Corporation	U.S.—Washington	VeriSign, Inc. (100%)	No	No
Global Registration Services Limited	United Kingdom	Whiteley Investments, Ltd. (100%)	No	No
GNR Limited	United Kingdom	VeriSign Information Services, Inc. (100%)	No	No
Jamster International Sàrl	Switzerland	VeriSign Switzerland SA (100%)	No	No
m-Qube Canada, Inc.	Canada	VeriSign, Inc. (100%)	No	No
Thawte Consulting (Pty) Limited	South Africa	Thawte Holdings (Pty) Limited (100%)	No	No
Thawte Holdings (Pty) Limited	South Africa	VeriSign, Inc. (100%)	No	No
The Global Name Registry Limited	United Kingdom	GNR Limited (100%)	No	No
The .tv Corporation International	U.S.—Delaware	VeriSign, Inc. (100%)	No	No
The .TV Corporation (Tuvalu) Pty Ltd.	Tuvalu	The .tv Corporation International (100%)	No	No
VeriSign Colombia SAS	Colombia	VeriSign Sàrl (100%)	No	No
VeriSign Deutschland GmbH	Germany	VeriSign International Holdings, Inc. (100%)	No	No
VeriSign Digital Services Technology (China) Co. Ltd.	China	VeriSign Sàrl (100%)	No	No
VeriSign do Brasil Servicos para Internet Ltda	Brazil	VeriSign International Holdings, Inc. (99.49%) Verisign Ventures (.5%) VeriSign, Inc. (0.01%)	No	No

VeriSign Holdings Limited	Cayman Islands	VeriSign Switzerland SA (100%)	Yes	No
VeriSign India Private Limited	India	VeriSign Intl. Holdings, Inc. (99%) VeriSign, Inc. (1%)	No	No
VeriSign Information Services, Inc.	U.S.—Delaware	VeriSign, Inc. (100%)	Yes	Yes
VeriSign International Holdings, Inc.	U.S.—Delaware	VeriSign, Inc. (100%)	No	No
VeriSign Internet Services Sàrl	Switzerland	VeriSign Sàrl (100%)	No	No
VeriSign Israel Ltd.	Israel	VeriSign, Inc. (100%)	No	No
VeriSign Naming & Directory Services, LLC	U.S.—Delaware	VeriSign Sàrl (100%)	No	No
VeriSign Netherlands B.V.	Netherlands	VeriSign International Holdings Inc. (100%)	No	No
VeriSign Reinsurance Company, Ltd.	Bermuda	VeriSign, Inc. (100%)	No	No
VeriSign Sàrl	Switzerland	VeriSign Switzerland SA (100%)	Yes	No
VeriSign Services India Private Limited	India	VeriSign, Inc. (99%) VeriSign International Holdings Inc. (1%)	No	No
VeriSign Spain S.L.	Spain	VeriSign International Holdings Inc. (100%)	No	No
VeriSign Switzerland SA	Switzerland	VeriSign International Holdings Inc. (100%)	Yes	No
Verisign Ventures, Inc.	U.S.—Delaware	VeriSign, Inc. (100%)	No	No
Whiteley Investments, Ltd.	United Kingdom	VeriSign, Inc. (100%)	No	No

Schedule 6.01

Existing Indebtedness

1.	Bank Guarantees:

a.	Issuer: Bank of America NA, Sydney Branch, Beneficiary: Perpetual Trustee Company, Amount: AUD 49,482.81

b.	Issuer: Citibank, N.A., Beneficiary: The President of India, thru Deputy Commissioner of Income Tax, Amount: INR 62,780,266.00

c.	Issuer: Credit Suisse, Rental Guarantee, Richemont offices in Villars-sur-Glane, CHF 16,848.00

Schedule 6.02

Existing Liens

None

Schedule 6.08

Existing Restrictions

1.	VeriSign, Inc. has asserted, pursuant to ASC 740-30-25-17 (formally APB 23), that the earnings of its foreign subsidiaries are indefinitely reinvested outside of the United States. In the event funds from foreign operations are needed to fund operations in the United States and if U.S. tax has not been previously provided, we would be required to accrue and pay additional U.S. taxes in order to repatriate these funds.

EXHIBIT A

[FORM OF] ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor (as defined below) and the Assignee (as defined below). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below, receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions referred to below and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (a) all the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the credit facility provided for under the Credit Agreement (including any Letters of Credit and Swingline Loans included in, and any Guarantees made pursuant to, such credit facility) and (b) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity, related to the rights and obligations sold and assigned pursuant to clause (a) above (the rights and obligations sold and assigned pursuant to clauses (a) and (b) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is	[a Lender/]an Affiliate/Approved Fund of [Identify Lender]][1]

3.	Borrowers: VeriSign, Inc. and the Borrowing Subsidiaries

4.	Administrative Agent: JPMorgan Chase Bank, N.A.

[1]	Select as applicable.

5.	Credit Agreement: The Credit Agreement dated as of November 22, 2011, among VeriSign, Inc., the Borrowing Subsidiaries party thereto, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and J.P. Morgan Europe Limited, as London Agent.

6.	Assigned Interest:

	Aggregate Amount of Commitments/ Revolving Loans for all Lenders			Amount of Commitments/ Revolving Loans/ Competitive Loans Assigned[2]			Percentage Assigned of Commitments/ Revolving Loans for all Lenders[3]

Commitments/ Revolving Loans	$	/[currency	]	$	/[Currency	]		%

Competitive Loans[4]		N/A		$	/[Currency	]	N/A

Effective Date:                  , 20     [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR].

The Assignee, if not already a Lender, agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain MNPI about the Company, the Subsidiaries and their securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

[2]	Must comply with Section 9.04(b)(ii) of the Credit Agreement.
[3]	Set forth, to at least 9 decimals, as a percentage of the Commitments/Revolving Loans of all Lenders.
[4]	Specify the Competitive Loan assigned, including whether it is a LIBOR Loan or a Fixed Rate Loan.

The terms set forth above are hereby agreed to:	[Consented to and][6] Accepted:

, as Assignor,	JPMORGAN CHASE BANK, N.A., as Administrative Agent,

by	by
Name:	Name:
Title:	Title:

, as Assignee,[5]	Consented to:

by	[VERISIGN, INC.,
Name: Title:	by
Name:
Title:][7]

JPMORGAN CHASE BANK, N.A., as an Issuing Bank and the Swingline Lender,

by
Name:
Title:

[NAME OF EACH OTHER ISSUING BANK],

by
Name:
Title:

[5]	The Assignee must deliver to the Company all applicable Tax forms required to be delivered by it under Section 2.17(f) of the Credit Agreement.
[6]	No consent of the Administrative Agent is required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund.
[7]	No consent of the Company is required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or, if an Event of Default has occurred and is continuing, for any other assignment.

ANNEX 1 TO

ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, other than statements made by it herein, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other Loan Document, (iii) the financial condition of the Borrowers, any of their Subsidiaries or other Affiliates or any other Person obligated in respect of the Credit Agreement or (iv) the performance or observance by the Borrowers, any of their Subsidiaries or other Affiliates or any other Person of any of their respective obligations under the Credit Agreement or any other Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption, to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it is an Eligible Assignee, (iii) from and after the Assignment Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest independently and without reliance on any Agent, the Arranger or any other Lender, (v) if it is a U.S. Person, attached hereto is an executed original of IRS Form W-9 certifying that it is exempt from U.S. Federal backup withholding tax and (vi) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Agents shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to or on or after the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts (and by different parties hereto on different counterparts), which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile or other electronic image scan transmission shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by and construed in accordance with the laws of the State of New York.

EXHIBIT B

[FORM OF] BORROWING REQUEST

[JPMorgan Chase Bank, N.A.

    as Administrative Agent

JPMorgan Loan Services

1111 Fannin Street, 10th Floor

Houston, Texas 77002

Attention: Syed Abbas

Fax: (713) 750-2666]8

[J.P. Morgan Europe Limited

    as London Agent

125 London Wall

London EC2Y 5AJ

Attention: Agency Department

Fax: 44-207-777-2360]9

With a copy to:

JPMorgan Chase Bank, N.A.

    as Administrative Agent

383 Madison Avenue

New York, NY 10179

Attention: Tina Ruyter

Fax: (212) 270-5127

[Date]

Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of November 22, 2011 (the “Credit Agreement”), among VeriSign, Inc., a Delaware corporation (the “Company”), the Borrowing Subsidiaries party thereto, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and J.P. Morgan Europe Limited, as London Agent. Capitalized terms used but not otherwise defined herein shall have the meanings specified in the Credit Agreement.

This notice constitutes a Borrowing Request and the [Borrower specified below] [the Company on behalf of the Borrower specified below] hereby gives you notice, pursuant to Section [2.03] [2.05] of the Credit Agreement, that it requests a Borrowing under the Credit Agreement, and in connection therewith specifies the following information with respect to such Borrowing:

(A)	Name of Borrower:

[8]	Addressee for Borrowings denominated in U.S. Dollars.
[9]	Addressee for Borrowings denominated in Alternative Currencies.

(B)	Class of Borrowing:[1][0]

(C)	Currency and aggregate principal amount of Borrowing :[11] [$][specify Alternative Currency for Revolving Borrowings]

(D)	Date of Borrowing (which is a Business Day):

(E)	Type of Borrowing:[12]

(F)	Interest Period and the last day thereof:[13]

(G)	Location and number of the Borrower’s account to which proceeds of the requested Borrowing are to be disbursed: [Name of Bank] (Account No.: )

   [Issuing Bank to which proceeds of the requested Borrowing are to be disbursed:                                           ]14

[(H)	Jurisdiction from which payments of the principal and interest on such Borrowing will be made : ][15]

The [Borrower specified above] [Company] hereby certifies that the conditions specified in Sections 4.02(a) and 4.02(b) of the Credit Agreement have been satisfied and that, after giving effect to the Borrowing requested hereby, the Aggregate Revolving Credit Exposure (or any component thereof) shall not exceed the maximum amount thereof (or the maximum amount of any such component) specified in Section 2.01, 2.04(a), 2.05(a) or 2.06(b) of the Credit Agreement.

[Signature Page Follows]

[1][0]	Specify Revolving Borrowing or Swingline Borrowing.
[11]	Must comply with Section 2.02(c) of the Credit Agreement.
[12]

Specify LIBOR Revolving Borrowing, EURIBOR Revolving Borrowing or ABR Borrowing (all Swingline Loans are ABR Loans). If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing.

[13]

Applicable to LIBOR Revolving Borrowings and EURIBOR Revolving Borrowings only. Shall be subject to the definition of “Interest Period” and can be a period of one week or one, two, three or six months (or, if agreed to by each Lender participating in the requested Borrowing, any other period not in excess of 12 months thereafter). If an Interest Period is not specified, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.

[14]	Specify only in the case of an ABR Revolving Borrowing or a Swingline Loan requested to finance the reimbursement of an LC Disbursement as provided in Section 2.06(f) of the Credit Agreement.
[15]	Specify only in the case of a Borrowing by a Foreign Borrowing Subsidiary.

B-2

Very truly yours,

[NAME OF BORROWER] [COMPANY]

By:
Name:

Title:

B-3

EXHIBIT C-1

[FORM OF] BORROWING SUBSIDIARY AGREEMENT dated as of [                    ] (this “Agreement”), among VERISIGN, INC., a Delaware corporation (the “Company”), [NAME OF NEW BORROWING SUBSIDIARY], a [Jurisdiction] [organizational form] (the “New Borrowing Subsidiary”), and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

Reference is hereby made to the Credit Agreement dated as of November 22, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Company, the Borrowing Subsidiaries party thereto, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and J.P. Morgan Europe Limited, as London Agent. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

Pursuant to Section 2.21 of the Credit Agreement, the Company and the New Borrowing Subsidiary desire that the New Borrowing Subsidiary become a Borrowing Subsidiary under the Credit Agreement. The Company represents that (a) the New Borrowing Subsidiary is a Subsidiary organized in [jurisdiction] as a [organizational form], (b) the representations and warranties of the Loan Parties (including, after giving effect to this Agreement, the New Borrowing Subsidiary) set forth in the Loan Documents (including this Agreement) are true and correct (i) in the case of the representations and warranties qualified as to materiality, in all respects and (ii) otherwise, in all material respects, in each case on and as of the date of the date hereof, except in the case of any such representation and warranty that expressly relates to a prior date, in which case such representation and warranty are so true and correct on and as of such prior date, and (c) no Default has occurred and is continuing or would result from the execution and delivery of this Agreement.

Subject to Section 2.21 of the Credit Agreement, upon execution of this Agreement by each of the Company, the New Borrowing Subsidiary and the Administrative Agent, the New Borrowing Subsidiary shall be a party to the Credit Agreement and shall constitute a “Borrowing Subsidiary” for all purposes thereof, and the New Borrowing Subsidiary hereby agrees to be bound by all provisions of the Credit Agreement.

[The New Borrowing Subsidiary hereby represents and warrants that (a) it is subject, under the laws of the jurisdiction in which it is organized and existing, to civil and commercial laws with respect to its obligations under this Agreement, the Credit Agreement and the other Loan Documents to which it is a party, and the execution, delivery and performance by the New Borrowing Subsidiary of this Agreement, the Credit Agreement and such other Loan Documents constitute and will constitute private and commercial acts and not public or governmental acts and (b) neither the New Borrowing Subsidiary nor any of its property has any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of the jurisdiction in which it is organized and existing in respect of its obligations under this Agreement, the Credit Agreement and such other Loan Documents.]16

[1][6]	Insert if the New Borrowing Subsidiary is a Foreign Borrowing Subsidiary.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

C-1-2

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their authorized officers as of the date first appearing above.

VERISIGN, INC.,

by
Name:
Title:

[NAME OF NEW BORROWING SUBSIDIARY],

by
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Administrative Agent,

by
Name:
Title:

C-1-3

EXHIBIT C-2

[FORM OF BORROWING SUBSIDIARY TERMINATION]

JPMorgan Chase Bank, N.A.

    as Administrative Agent

JPMorgan Loan Services

1111 Fannin Street, 10th Floor

Houston, Texas 77002

Attention: Syed Abbas

Fax: (713) 750-2666

With a copy to:

JPMorgan Chase Bank, N.A.

    as Administrative Agent

383 Madison Avenue

New York, NY 10179

Attention: Tina Ruyter

Fax: (212) 270-5127

[Date]

Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of November 22, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among VeriSign, Inc., a Delaware corporation (the “Company”), the Borrowing Subsidiaries party thereto, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and J.P. Morgan Europe Limited, as London Agent. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

Pursuant to Section 2.21 of the Credit Agreement, the Company hereby terminates the status of [Name of Terminated Borrowing Subsidiary] (the “Terminated Borrowing Subsidiary”) as a Borrowing Subsidiary under the Credit Agreement. The Company represents and warrants that no Loans made to the Terminated Borrowing Subsidiary, or any Letter of Credit issued for the account of the Terminated Borrowing Subsidiary, are outstanding as of the date hereof and that all amounts payable by the Terminated Borrowing Subsidiary in respect of interest and/or fees (and, to the extent notified by the Administrative Agent, the Swingline Lender, any Lender or any Issuing Bank, any other amounts payable under the Credit Agreement) pursuant to the Credit Agreement have been paid in full on or prior to the date hereof.

Very truly yours,

VERISIGN, INC.,

by
Name:

Title:

C-2-2

Exhibit D-1

[FORM OF COMPETITIVE BID REQUEST]

JPMorgan Chase Bank, N.A.

    as Administrative Agent

JPMorgan Loan Services

1111 Fannin Street, 10th Floor

Houston, Texas 77002

Attention: Syed Abbas

Fax: (713) 750-2666

With a copy to:

JPMorgan Chase Bank, N.A.

    as Administrative Agent

383 Madison Avenue

New York, NY 10179

Attention: Tina Ruyter

Fax: (212) 270-5127

[Date]

Dear Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of November 22, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among VeriSign, Inc., a Delaware corporation (the “Company”), the Borrowing Subsidiaries party thereto, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and J.P. Morgan Europe Limited, as London Agent. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

Pursuant to Section 2.04(a) of the Credit Agreement, the [Borrower specified below] [the Company on behalf of the Borrower specified below] hereby requests Competitive Bids, and in that connection sets forth below the terms on which such Competitive Bids are requested to be made:

(A)	Name of Borrower:

(B)	Type of Competitive Borrowing:[1]

(C)	Currency of Competitive Borrowing:[2]

[1]	Either a LIBOR Competitive Borrowing or a Fixed Rate Competitive Borrowing.
[2]	Must be US Dollars or an Alternative Currency.

(D)	Principal amount of Competitive Borrowing:[3]

(E)	Date of Competitive Borrowing:[4]

(F)	Interest Period and the last day thereof:[5]

(G)	Location and number of the Borrower’s account to which proceeds of the requested Borrowing are to be disbursed
(give name of bank and account number):

[(H)	Jurisdiction from which payments of the principal and
interest on such Borrowing will be made:][6]

Very truly yours,

[NAME OF APPLICABLE BORROWER][NAME OF COMPANY]

by
Name:
Title:

[3]

Must be an integral multiple of the Borrowing Multiple with a US Dollar Equivalent on the date of the applicable Competitive Bid Request of at least US$25,000,000. Must be in an aggregate principal amount that will not result in the sum of the Aggregate Revolving Credit Exposure plus the Aggregate Competitive Loan Exposure exceeding the Aggregate Commitment.

[4]	Must be a Business Day.
[5]

Subject to the provisions of the definition of the term “Interest Period”, (a) in the case of a LIBOR Competitive Borrowing, the period commencing on the date such Borrowing is made and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter and (b) in the case of a Fixed Rate Competitive Borrowing, the period (which shall not be less than seven days or more than 360 days) commencing on the date of such Borrowing and ending on the date specified herein. The Interest Period may not end after the Maturity Date.

[6]	Specify only in the case of a Borrowing by a Foreign Borrowing Subsidiary.

D-1-2

Exhibit D-2

[FORM OF NOTICE OF COMPETITIVE BID REQUEST]

Lenders under the Credit Agreement

Referred to below

[Date]

Dear Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of November 22, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among VeriSign, Inc., the Borrowing Subsidiaries party thereto, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and J.P. Morgan Europe Limited, as London Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

[The Company on behalf of] [NAME OF APPLICABLE BORROWER] (the “Borrower”) made a Competitive Bid Request on             , 20[    ], pursuant to Section 2.04(b) of the Credit Agreement, and in that connection you are invited to submit a Competitive Bid by [Date]/[Time].1 Your Competitive Bid must comply with Section 2.04(c) of the Credit Agreement and the terms set forth below on which the Competitive Bid Request was made:

(A)	Name of Borrower:

(B)	Type of Competitive Borrowing:[2]

(C)	Currency of Competitive Borrowing:[3]

[1]

The Competitive Bid must be received by the Administrative Agent (a) in the case of a LIBOR Competitive Borrowing, not later than 9:30 a.m., Local Time, (i) four Business Days before a proposed Borrowing in the case of a Borrowing denominated in US Dollars and (ii) five Business Days before a proposed Borrowing in the case of a Borrowing denominated in an Alternative Currency and (b) in the case of a Fixed Rate Competitive Borrowing, not later than 9:30 a.m., Local Time, (i) two Business Days before a proposed Borrowing in the case of a Borrowing denominated in US Dollars and (ii) three Business Days before a proposed Borrowing in the case of a Borrowing denominated in an Alternative Currency.

[2]	Either a LIBOR Competitive Borrowing or a Fixed Rate Competitive Borrowing.
[3]	Must be US Dollars or an Alternative Currency.

(D)	Principal amount of Competitive Borrowing:[4]

(E)	Date of Competitive Borrowing:[5]

(F)	Interest Period and the last day thereof:[6]

(G)	Location and number of the Borrower’s account to which proceeds of the requested Borrowing are to be disbursed
(give name of bank and account number):

[(H)	Jurisdiction from which payments of the principal and
interest on such Borrowing will be made:][7]

[4]

Must be an integral multiple of the Borrowing Multiple with a US Dollar Equivalent on the date of the applicable Competitive Bid Request of at least US$25,000,000. Must be in an aggregate principal amount that will not result in the sum of the Aggregate Revolving Credit Exposure plus the Aggregate Competitive Loan Exposure exceeding the Aggregate Commitment.

[5]	Must be a Business Day.
[6]

Subject to the provisions of the definition of the term “Interest Period”, (a) in the case of a LIBOR Competitive Borrowing, the period commencing on the date such Borrowing is made and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter and (b) in the case of a Fixed Rate Competitive Borrowing, the period (which shall not be less than seven days or more than 360 days) commencing on the date of such Borrowing and ending on the date specified herein. The Interest Period may not end after the Maturity Date.

[7]	Specify only in the case of a Borrowing by a Foreign Borrowing Subsidiary.

D-2-2

Very truly yours,

JPMORGAN CHASE BANK, N.A., as Administrative Agent,

by
Name:
Title:

D-2-3

Exhibit D-3

[FORM OF COMPETITIVE BID]

JPMorgan Chase Bank, N.A.

    as Administrative Agent

JPMorgan Loan Services

1111 Fannin Street, 10th Floor

Houston, Texas 77002

Attention: Syed Abbas

Fax: (713) 750-2666

With a copy to:

JPMorgan Chase Bank, N.A.

    as Administrative Agent

383 Madison Avenue

New York, NY 10179

Attention: Tina Ruyter

Fax: (212) 270-5127

[Date]

Dear Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of November 22, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among VeriSign, Inc., the Borrowing Subsidiaries party thereto, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and J.P. Morgan Europe Limited, as London Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The undersigned hereby makes a Competitive Bid pursuant to Section 2.04(c) of the Credit Agreement, in response to the Competitive Bid Request made by [the Company on behalf of] [NAME OF APPLICABLE BORROWER] (the “Borrower”) on                     , 20[    ], and in that connection sets forth below the terms on which such Competitive Bid is made:

(A)	Principal Amount[1]

[1]	Must be in a minimum amount equal to the Borrowing Minimum and an integral multiple of the Borrowing Multiple and may equal the entire principal amount of the Competitive Borrowing requested.

(B)	Competitive Bid Rate[2]

(C)	Interest Period and last day thereof

The undersigned hereby confirms that it is prepared, subject to the conditions set forth in the Credit Agreement, to extend credit to the Borrower upon acceptance by the Borrower of this Competitive Bid in accordance with Section 2.04(e) of the Credit Agreement.

Very truly yours,

[NAME OF LENDER],

by
Name:
Title:

[2]	i.e., LIBO Rate + or - %, in the case of LIBOR Competitive Loans. or %, in the case of Fixed Rate Competitive Loans.

D-3-2

EXHIBIT D-4

[FORM OF COMPETITIVE BID ACCEPT/REJECT LETTER]

JPMorgan Chase Bank, N.A.

    as Administrative Agent

JPMorgan Loan Services

1111 Fannin Street, 10th Floor

Houston, Texas 77002

Attention: Syed Abbas

Fax: (713) 750-2666

With a copy to:

JPMorgan Chase Bank, N.A.

    as Administrative Agent

383 Madison Avenue

New York, NY 10179

Attention: Tina Ruyter

Fax: (212) 270-5127

[Date]

Dear Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of November 22, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among VeriSign, Inc., the Borrowing Subsidiaries party thereto, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and J.P. Morgan Europe Limited, as London Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

Pursuant to Section 2.04(b) of the Credit Agreement, the [undersigned] [the Company on behalf of [specify the Borrowing Subsidiary]] requested Competitive Bids pursuant to a Competitive Bid Request dated [    ].

In accordance with Section 2.04(e) of the Credit Agreement, the undersigned [on behalf of [specify the Borrowing Subsidiary]] hereby accepts the following Competitive Bids with an Interest Period ending on [date]:

Principal Amount	Currency	Fixed Rate/ LIBO Rate Margin		Lender

		[%]/[+/-. %	]

The undersigned [on behalf of [specify the Borrowing Subsidiary]] hereby rejects the following Competitive Bids:

Principal Amount	Currency	Fixed Rate/ LIBO Rate Margin		Lender

		[%]/[+/-. %	]

[The undersigned hereby certifies that the conditions specified in Sections 4.02(a) and 4.02(b) of the Credit Agreement have been satisfied and that, after giving effect to the Borrowing to be made pursuant hereto, the Aggregate Revolving Credit Exposure and the Aggregate Competitive Loan Exposure shall not exceed the maximum amount thereof specified in Section 2.04(a) of the Credit Agreement.]32

Very truly yours,

[NAME OF APPLICABLE BORROWER] [NAME OF COMPANY],

by
Name:
Title:

[32]	Include only if Competitive Bids are accepted.

D-4-2

EXHIBIT E

[FORM OF] COMPLIANCE CERTIFICATE

[The form of this Compliance Certificate has been prepared for convenience only, and is not to affect, or to be taken into consideration in interpreting, the terms of the Credit Agreement referred to below. The obligations of the Company and the Borrowing Subsidiaries under the Credit Agreement are as set forth in the Credit Agreement, and nothing in this Compliance Certificate, or the form hereof, shall modify such obligations or constitute a waiver of compliance therewith in accordance with the terms of the Credit Agreement. In the event of any conflict between the terms of this Compliance Certificate and the terms of the Credit Agreement, the terms of the Credit Agreement shall govern and control, and the terms of this Compliance Certificate are to be modified accordingly.]

Reference is made to the Credit Agreement dated as of November 22, 2011 (the “Credit Agreement”), among VeriSign, Inc., a Delaware corporation (the “Company”), the Borrowing Subsidiaries party thereto, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and J.P. Morgan Europe Limited, as London Agent. Each capitalized term used but not defined herein shall have the meaning specified in the Credit Agreement.

The undersigned hereby certifies, in his capacity as a Financial Officer of the Company and not in a personal capacity, as follows:

1. I am a Financial Officer of the Company.

2. [[Attached as Schedule I hereto are the][The consolidated financial statements required by Section 5.01(a) of the Credit Agreement as of the end of and for the fiscal year ended [            ], setting forth in each case in comparative form the figures for the prior fiscal year, together with an audit opinion thereon of [KPMG LLP] required by Section 5.01(a) of the Credit Agreement [have been filed by Company with the Securities and Exchange Commission with the Company’s annual report on Form 10-K for the year ended December 31, [    ].]

[or]

[[Attached as Schedule I hereto are the][The consolidated financial statements required by Section 5.01(b) of the Credit Agreement as of the end of and for the fiscal quarter ended [            ] and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the prior fiscal year [have been filed by the Company with the Securities and Exchange Commission with the Company’s quarterly report on Form 10-Q for the quarter ended [            ]]. Such financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries on a consolidated basis as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year in accordance with GAAP, subject to normal year-end audit adjustments and the absence of certain footnotes.]

3. All notices required under Section 5.03 of the Credit Agreement have been provided.

4. I have reviewed the terms of the Credit Agreement and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and condition of

Exhibit E to Credit Agreement

the Company and the Subsidiaries during the accounting period covered by the [attached][above-referenced] financial statements. The foregoing examination did not disclose, and I have no knowledge of, (a) the existence of any condition or event that constitutes a Default during or at the end of the accounting period covered by the [attached][above-referenced] financial statements or as of the date of this Certificate, except as set forth in a separate attachment, if any, to this Certificate, specifying the details thereof and any action taken or proposed to be taken with respect thereto, or (b) any change in GAAP or in the application thereof since the date of the consolidated balance sheet of the Company most recently theretofore delivered pursuant to Section 5.01(a) or 5.01(b) of the Credit Agreement (or, prior to the first such delivery, referred to in Section 3.04 of the Credit Agreement), that has had, or could have, a significant effect on the calculations of the Interest Expense Coverage Ratio or the Leverage Ratio, except as set forth in a separate attachment, if any, to this Certificate, specifying the nature of such change and the effect thereof on such calculations.

5. The financial covenant analyses and other information set forth on Annex A hereto are true and accurate on and as of the date of this Certificate.

The foregoing certifications are made and delivered on [            ], pursuant to Section 5.01(c) of the Credit Agreement.

VERISIGN, INC.

By:
Name:
Title:

Exhibit E to Credit Agreement

EXHIBIT E

ANNEX A TO

COMPLIANCE CERTIFICATE

FOR THE FISCAL [QUARTER] [YEAR] ENDED [mm/dd/yy].

Consolidated Net Income: (i) - (ii) =		$[ , , ]

(i)	the net income or loss of the Company and the consolidated Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP:	$[ , , ]

(ii)	the income or loss of any consolidated Subsidiary that is not wholly owned by the Company to the extent such income or loss is attributable to the noncontrolling interest in such consolidated Subsidiary:	$[ , , ]

Consolidated EBITDA:[33] = (i) + (ii) - (iii) =		$[ , , ]

(i)	Consolidated Net Income:	$[ , , ]

(ii)[34]	(a) consolidated interest expense for such period:[35]	$[ , , ]

[33]

Consolidated EBITDA shall be calculated so as to exclude the effect of any gain or loss that represents after-tax gains or losses attributable to any sale, transfer or other disposition of assets by the Company or any of the Subsidiaries, other than dispositions of inventory and other dispositions in the ordinary course of business. In the event any Subsidiary shall be a Subsidiary that is not wholly owned by the Company, all amounts added back in computing Consolidated EBITDA for any period pursuant to clause (ii) below, and all amounts subtracted in computing Consolidated EBITDA pursuant to clause (iii) below, to the extent such amounts are, in the reasonable judgment of a Financial Officer of the Company, attributable to such Subsidiary, shall be reduced by the portion thereof that is attributable to the noncontrolling interest in such Subsidiary. For purposes of calculating Consolidated EBITDA for any period, if during such period the Company or any Subsidiary shall have consummated a Material Acquisition or a Material Disposition, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto in accordance with Section 1.04(b) of the Credit Agreement.

[34]	Items to be set forth without duplication and to the extent deducted in determining Consolidated Net Income.
[35]

Includes imputed interest expense in respect of Capital Lease Obligations and contingent interest on the Subordinated Convertible Debentures or any Subordinated Convertible Debentures Refinancing Indebtedness (but, in the case of such contingent interest, (a) only for purposes of calculating Interest Expense Coverage Ratio and (b) except for purposes of pro forma calculations made pursuant to Section 6.07 of the Credit Agreement in connection with Extraordinary Dividends, only if such contingent interest is paid after the Effective Date).

(b)	consolidated income tax expense for such period:	$[ , , ]

(c)	all amounts attributable to depreciation for such period and amortization of intangible assets for such period:	$[ , , ]

(d)	any noncash charges for such period (including any noncash expense for such period resulting from the grant of stock options or other equity-based incentives to any director, officer or employee of the Company or any Subsidiary and any noncash restructuring charges and other noncash charges relating to acquisitions and dispositions or to closure or consolidation of facilities, but excluding any additions to bad debt reserves or bad debt expense, any write-down or write-off of marketable securities and any noncash charge to the extent it represents an accrual of or a reserve for cash expenditures in any future period):	$[ , , ]

(e)	non-recurring cash charges or expenses for such period incurred in connection with any sale, transfer or other disposition of assets (other than dispositions of inventory and other dispositions in the ordinary course of business) or in connection with Acquisitions:	$[ , , ]

(f)	any losses attributable to early extinguishment of Indebtedness or obligations under any Hedging Agreement:	$[ , , ]

(g)	any unrealized losses for such period attributable to the application of “mark to market” accounting in respect of Hedging Agreements or, without any duplication of any amounts added pursuant to clause (ii)(a) above, in respect of the contingent interest derivative on the Subordinated Convertible Debentures or any Subordinated Convertible Debentures Refinancing Indebtedness:	$[ , , ]

2

	(h)	the cumulative effect of a change in accounting principles:	$[ , , ]

(iii)[36]	(a)	any extraordinary gains for such period, all determined on a consolidated basis in accordance with GAAP:	$[ , , ]

	(b)	any gains attributable to the early extinguishment of Indebtedness or obligations under any Hedging Agreement:	$[ , , ]

	(c)	any unrealized gains for such period attributable to the application of “mark to market” accounting in respect of Hedging Agreements or in respect of the contingent interest derivative on the Subordinated Convertible Debentures or any Subordinated Convertible Debentures Refinancing Indebtedness:	$[ , , ]

	(d)	the cumulative effect of a change in accounting principles:	$[ , , ]

	(e)	any other noncash items of income for such period (excluding any noncash items of income (A) in respect of which cash was received in a prior period or will be received in a future period or (B) that represents the reversal of any accrual made in a prior period for anticipated cash charges, but only to the extent such accrual reduced Consolidated EBITDA for such prior period):	$[ , , ]

Consolidated Cash Interest Expense:3738 (i) + (ii) + (iii) - (iv) =			$[ , , ]

(i)	the interest expense (including imputed interest expense in respect of Capital Lease Obligations and, any		$[ , , ]

[36]	Items to be set forth without duplication and to the extent included in determining such Consolidated Net Income.
[37]	Items to be set forth without duplication.
[38]

Except for purposes of pro forma calculations made pursuant to Section 6.07 of the Credit Agreement in connection with Extraordinary Dividends, Consolidated Cash Interest Expense shall not include contingent interest paid by the Company on the Subordinated Convertible Debentures prior to the Effective Date.

3

contingent interest on the Subordinated Convertible Debentures or any Subordinated Convertible Debentures Refinancing Indebtedness) of the Company and its consolidated Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP:

(ii)	any interest or other financing costs becoming payable during such period in respect of Indebtedness of the Company or any Subsidiary to the extent such interest or other financing costs shall have been capitalized rather than included in consolidated interest expense for such period in accordance with GAAP:		$[ , , ]

(iii)	any cash payments made during such period in respect of obligations referred to in clause (iv)(b) below that were amortized or accrued in a previous period:		$[ , , ]

(iv)[39]	(a)	non-cash amounts attributable to amortization or write-off of financing costs paid in a previous period:	$[ , , ]

	(b)	non-cash amounts attributable to amortization of debt discounts (including the debt discount in respect of the Subordinated Convertible Debentures or any Subordinated Convertible Debentures Refinancing Indebtedness) or accrued interest payable in kind for such period:	$[ , , ]

	(c)	any unrealized gains or losses attributable to the application of “mark to market” accounting in respect of the contingent interest derivative on the Subordinated Convertible Debentures or any Subordinated Convertible Debentures Refinancing Indebtedness:	$[ , , ]

Consolidated Funded Adjusted Indebtedness:4041 (i) + (ii) + (iii) + (iv)=			$[ , , ]

[39]	To the extent included in the interest expense referred to in clause (i) above.
[40]	Items to be set forth without duplication.
[41]

“Consolidated Funded Adjusted Indebtedness” shall exclude the Subordinated Convertible Debentures and any Subordinated Convertible Debentures Refinancing Indebtedness, so long as the aggregate principal amount of Indebtedness so excluded does not exceed the aggregate principal amount of the Subordinated Convertible Debentures outstanding on the Effective Date.

4

	(i)	the aggregate principal amount as of such date of Indebtedness of the type referred to in clauses (a), (b), (c), (d) and (e) of the definition of the term “Indebtedness” in the Credit Agreement of the Company and the Subsidiaries:	$[ , , ]

	(ii)	the aggregate amount as of such date of obligations of the Company and the Subsidiaries in respect of Indebtedness of the type referred to in clauses (f) and (g) of the definition of the term “Indebtedness” in the Credit Agreement:[42]	$[ , , ]

	(iii)	the aggregate amount as of such date of all Guarantees by the Company or any Subsidiary of any Indebtedness of the type referred to in clauses (i) and (ii) above of any Person (other than the Company or any Subsidiary):	$[ , , ]

	(iv)	the aggregate amount as of such date of Indebtedness referred to in clauses (i) through (iii) above of any Person (other than the Company or any Subsidiary) to the extent the Company or any Subsidiary is liable therefor as a result of its ownership interest in or other relationship with such other Person (excluding any such Indebtedness to the extent the terms of such Indebtedness provide that the Company or such Subsidiary is not liable therefor):	$[ , , ]

	Leverage Ratio: (i) / (ii) =		$[ , , ]

	(i)	Consolidated Funded Adjusted Indebtedness:	$[ , , ]

	(ii)	Consolidated EBITDA for the period of four consecutive fiscal quarters of the Company most recently ended on or prior to the date hereof:	$[ , , ]

6.	Interest Expense Coverage Ratio: (i) / (ii) =		$[ , , ]

[42]

For purposes of this clause (ii), the term “Indebtedness” shall not include contingent obligations of the Company or any Subsidiary as an account party in respect of any letter of credit or letter of guaranty to the extent such letter of credit or letter of guaranty does not support Indebtedness.

5

(i)	Consolidated EBITDA for the period of four consecutive fiscal quarters of the Company most recently ended on or prior to the date hereof:	$[ , , ]

(ii)	Consolidated Cash Interest Expense for the period of four consecutive fiscal quarters of the Company most recently ended on or prior to the date hereof:	$[ , , ]

6

EXHIBIT F

[FORM OF] GUARANTEE AGREEMENT

dated as of

[    ],

among

VERISIGN, INC.,

THE OTHER GUARANTORS IDENTIFIED HEREIN

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

TABLE OF CONTENTS

		Page

ARTICLE I

Definitions

SECTION 1.01.	Credit Agreement	1
SECTION 1.02.	Other Defined Terms	1

ARTICLE II

The Guarantees

SECTION 2.01.	Guarantee	3
SECTION 2.02.	Guarantee of Payment; Continuing Guarantee	3
SECTION 2.03.	No Limitations	3
SECTION 2.04.	Reinstatement	4
SECTION 2.05.	Agreement to Pay; Subrogation	4
SECTION 2.06.	Information	5
SECTION 2.07.	Payments Free of Taxes	5

ARTICLE III

Indemnity, Subrogation and Subordination

SECTION 3.01.	Indemnity and Subrogation	5
SECTION 3.02.	Contribution and Subrogation	5
SECTION 3.03.	Subordination	6

ARTICLE IV

Representations and Warranties

ARTICLE V

Miscellaneous

SECTION 5.01.	Notices	6
SECTION 5.02.	Waivers; Amendment	6
SECTION 5.03.	Administrative Agent’s Fees and Expenses; Indemnification	7
SECTION 5.04.	Survival of Agreement	8
SECTION 5.05.	Counterparts; Effectiveness; Several Agreement	8
SECTION 5.06.	Severability	8
SECTION 5.07.	Right of Set-Off	9

i

ii

GUARANTEE AGREEMENT dated as of [    ] (this “Agreement”), among VERISIGN, INC., the other GUARANTORS identified herein and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

Reference is made to the Credit Agreement dated as of November 22, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among VeriSign, Inc., a Delaware corporation (the “Company”), the Borrowing Subsidiaries party thereto (together with the Company, the “Borrowers”), the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and J.P. Morgan Europe Limited, as London Agent. The Lenders and the Issuing Banks have agreed to extend credit to the Borrowers subject to the terms and conditions set forth in the Credit Agreement. The obligations of the Lenders and the Issuing Banks to extend such credit are conditioned upon, among other things, the execution and delivery of this Agreement. The Subsidiary Guarantors are Affiliates of the Borrowers, will derive substantial benefits from the extension of credit to the Borrowers pursuant to the Credit Agreement and are willing to execute and deliver this Agreement in order to induce the Lenders and the Issuing Banks to extend such credit. Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

Section 1.01 Credit Agreement. (a) Capitalized terms used in this Agreement (including in the introductory paragraph hereto) and not otherwise defined herein have the meanings specified in the Credit Agreement.

(b) The rules of construction specified in Section 1.03 of the Credit Agreement also apply to this Agreement, mutatis mutandis.

Section 1.02 Other Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Agreement” has the meaning set forth in the preamble hereto.

“Borrowers” has the meaning set forth in the introductory paragraph hereto.

“Claiming Party” has the meaning set forth in Section 3.02.

“Company” has the meaning set forth in the introductory paragraph hereto.

“Contributing Party” has the meaning set forth in Section 3.02.

“Credit Agreement” has the meaning set forth in the introductory paragraph hereto.

“Guaranteed Party” means (a) the Administrative Agent, (b) the London Agent, (c) the Lenders, (d) the Issuing Banks, (e) the Arranger, (f) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document and (g) the successors and assigns of any of the foregoing.

“Guarantors” means the Company and the Subsidiary Guarantors.

“Obligations” means (a) the due and punctual payment by each Borrower of (i) the principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by such Borrower under the Credit Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral, and (iii) all other monetary obligations of such Borrower under the Credit Agreement and each of the other Loan Documents, including obligations to pay fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), (b) the due and punctual performance of all other obligations of each Borrower under or pursuant to the Credit Agreement and each of the other Loan Documents, and (c) the due and punctual payment and performance of all the obligations of each other Loan Party under or pursuant to this Agreement and each of the other Loan Documents (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding).

“Subsidiary Guarantors” means Subsidiaries identified as such on Schedule I and each other Subsidiary that becomes a party to this Agreement as a Subsidiary Guarantor after the Effective Date pursuant to Section 5.12; provided that if a Subsidiary is released from its obligations as a Subsidiary Guarantor hereunder as provided in Section 5.12(b), such Subsidiary shall cease to be a Subsidiary Guarantor hereunder effective upon such release.

“Supplement” means an instrument in the form of Exhibit A hereto, or any other form approved by the Administrative Agent.

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ARTICLE II

The Guarantees

Section 2.01 Guarantee. Each Guarantor irrevocably and unconditionally guarantees, jointly with the other Guarantors and severally, the due and punctual payment and performance of the Obligations. Each Guarantor further agrees that the Obligations may be extended or renewed, in whole or in part, or amended or modified, without notice to or further assent from it, and that it will remain bound upon its guarantee hereunder notwithstanding any extension, renewal, amendment or modification of any of the Obligations. Each Guarantor waives presentment to, demand of payment from and protest to any Borrower or any other Loan Party of any of the Obligations, and also waives notice of acceptance of its Guarantee and notice of protest for nonpayment.

Section 2.02 Guarantee of Payment; Continuing Guarantee. Each Guarantor further agrees that its guarantee hereunder constitutes a guarantee of payment when due (whether or not any bankruptcy, insolvency, receivership or similar proceeding shall have stayed the accrual or collection of any of the Obligations or operated as a discharge thereof) and not merely of collection, and waives any right to require that any resort be had by the Administrative Agent or any other Guaranteed Party to any balance of any deposit account or credit on the books of the Administrative Agent or any other Secured Party in favor of any Borrowers, any other Loan Party or any other Person. Each Guarantor agrees that its guarantee hereunder is continuing in nature and applies to all of the Obligations, whether currently existing or hereafter incurred.

Section 2.03 No Limitations. (a) Except for the termination or release of a Guarantor’s obligations hereunder as expressly provided in Section 5.12, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise of any of the Obligations, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Obligations, any impossibility in the performance of any of the Obligations, or otherwise. Without limiting the generality of the foregoing, except for termination or release of its obligations hereunder as expressly provided in Section 5.12, the obligations of each Guarantor hereunder shall not be discharged or impaired or otherwise affected by (i) the failure of the Administrative Agent or any other Guaranteed Party to assert any claim or demand or to enforce any right or remedy under the provisions of any Loan Document or otherwise, (ii) any rescission, waiver, amendment, or modification of, or any release from any of the terms or provisions of, any Loan Document or any other agreement, including with respect to any other Guarantor under this Agreement, (iii) any default, failure or delay, wilful or otherwise, in the performance of any of the Obligations or (iv) any other act or omission that may or might in any manner or to any extent vary the risk of any Guarantor or otherwise operate as a discharge of any Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of all the Obligations).

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(b) To the fullest extent permitted by applicable law, each Guarantor waives any defense based on or arising out of any defense of any Borrower or any other Loan Party or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any Borrower or any other Loan Party (other than the indefeasible payment in full in cash of all the Obligations). The Administrative Agent and the other Guaranteed Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with any Borrower or any other Loan Party or exercise any other right or remedy available to them against any Borrower or any other Loan Party, without affecting or impairing in any way the liability of any Guarantor hereunder (except to the extent the Obligations have been indefeasibly paid in full in cash). To the fullest extent permitted by applicable law, each Guarantor waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against any Borrower or any other Loan Party, as the case may be, or any security.

Section 2.04 Reinstatement. Each Guarantor agrees that its guarantee hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligations is rescinded or must otherwise be restored by the Administrative Agent or any other Guaranteed Party upon the bankruptcy or reorganization (or any analogous proceeding in any jurisdiction) of the Company, any other Loan Party or otherwise.

Section 2.05 Agreement to Pay; Subrogation. In furtherance of the foregoing and not in limitation of any other right that the Administrative Agent or any other Guaranteed Party may have at law or in equity against any Guarantor by virtue hereof, upon the failure of any Borrowers or any other Loan Party to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Administrative Agent for distribution to the applicable Guaranteed Parties in cash the amount of such unpaid Obligation. Each Guarantor agrees that if payment in respect of any Obligation shall be due in a currency other than US Dollars and/or at a place of payment other than New York and if, by reason of any change in law, disruption of currency or foreign exchange markets, war or civil disturbance or other event, circumstance or condition, payment of such Obligation in such currency or at such place of payment shall be impossible or, in the reasonable judgment of the Administrative Agent or any Lender, not consistent with the protection of its rights or interests, then, at the election of the Administrative Agent, such Guarantor shall make payment of such Obligation in US Dollars (based upon the applicable Exchange Rate in effect on the date of payment) and/or in New York, and shall indemnify the Administrative Agent and each other Guaranteed Party against any losses or reasonable out-of-pocket expenses that it shall sustain as a result of such alternative payment. Upon payment by any Guarantor of any sums to the Administrative Agent as provided above, all rights of such Guarantor against any Borrower or any other Loan Party arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subject to Article III.

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Section 2.06 Information. Each Guarantor assumes all responsibility for being and keeping itself informed of each Borrower’s and each other Loan Party’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that neither the Administrative Agent nor any other Guaranteed Party will have any duty to advise such Guarantor of information known to it or any of them regarding such circumstances or risks.

Section 2.07 Payments Free of Taxes. Each Guarantor that is not a party to the Credit Agreement hereby acknowledges the provisions of Section 2.17 of the Credit Agreement and agrees to be bound by such provisions with the same force and effect, and to the same extent, as if such Guarantor were a party to the Credit Agreement.

ARTICLE III

Indemnity, Subrogation and Subordination

Section 3.01 Indemnity and Subrogation. In addition to all such rights of indemnity and subrogation as the Guarantors may have under applicable law (but subject to Section 3.03), each Borrower agrees that (a) in the event a payment in respect of any Obligation of such Borrower shall be made by any Guarantor under this Agreement, such Borrower shall indemnify such Guarantor for the full amount of such payment and such Guarantor shall be subrogated to the rights of the Person to whom such payment shall have been made to the extent of such payment and (b) in the event any assets of any Guarantor shall be sold pursuant to this Agreement or any other Loan Document to satisfy in whole or in part any Obligation of such Borrower, such Borrower shall indemnify such Guarantor in an amount equal to the greater of the book value or the fair market value of the assets so sold.

Section 3.02 Contribution and Subrogation. Each Guarantor (a “Contributing Party”) agrees (subject to Section 3.03) that, in the event a payment shall be made by any other Guarantor (other than a payment by any Borrower of its Obligations under the Credit Agreement) hereunder in respect of any Obligations or assets of any other Guarantor (other than the Company) shall be sold pursuant to any Loan Document to satisfy any Obligation (other than any such sale of assets of any Borrower to satisfy its Obligations under the Credit Agreement) and such other Guarantor (the “Claiming Party”) shall not have been fully indemnified by the Borrowers as provided in Section 3.01, the Contributing Party shall indemnify the Claiming Party in an amount equal to the amount of such payment or the greater of the book value or the fair market value of such assets, as the case may be, in each case multiplied by a fraction of which the numerator shall be the net worth of the Contributing Party on the date hereof and the denominator shall be the aggregate net worth of all the Guarantors on the date hereof (or, in the case of any Guarantor becoming a party hereto pursuant to Section 5.12,

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the date of the Supplement hereto executed and delivered by such Guarantor). Any Contributing Party making any payment to a Claiming Party pursuant to this Section 3.02 shall (subject to Section 3.03) be subrogated to the rights of such Claiming Party under Section 3.01 to the extent of such payment.

Section 3.03 Subordination. Notwithstanding any provision of this Agreement to the contrary, all rights of the Guarantors under Sections 3.01 and 3.02 and all other rights of the Guarantors of indemnity, contribution or subrogation under applicable law or otherwise shall be fully subordinated to the payment in full in cash of all the Obligations. No failure on the part of any Borrower or any Guarantor to make the payments required by Sections 3.01 and 3.02 (or any other payments required under applicable law or otherwise) shall in any respect limit the obligations and liabilities of any Guarantor with respect to its obligations hereunder, and each Guarantor shall remain liable for the full amount of the obligations of such Guarantor hereunder.

ARTICLE IV

Representations and Warranties

Each Guarantor represents and warrants that (a) the execution, delivery and performance by such Guarantor of this Agreement have been duly authorized by all necessary corporate or other action and, if required, action by the holders of such Guarantor’s Equity Interests, and that this Agreement has been duly executed and delivered by such Guarantor and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law, and (b) all representations and warranties set forth in the Credit Agreement as to such Guarantor (if such Guarantor is not a party to the Credit Agreement) are true and correct.

ARTICLE V

Miscellaneous

Section 5.01 Notices. All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 9.01 of the Credit Agreement. All communications and notices hereunder to any Subsidiary Guarantor shall be given to it in care of the Company as provided in Section 9.01 of the Credit Agreement.

Section 5.02 Waivers; Amendment. (a) No failure or delay by any Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the

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exercise of any other right or power. The rights and remedies of the Agents, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Without limiting the generality of the foregoing, the execution and delivery of this Agreement, the making of a Loan or the issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether any Agent, any Issuing Bank or any Lender may have had notice or knowledge of such Default at the time. No notice or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Guarantor or Guarantors with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with Section 9.02 of the Credit Agreement.

Section 5.03 Administrative Agent’s Fees and Expenses; Indemnification. (a) Each Guarantor that is not a party to the Credit Agreement, jointly with each other such Guarantor and severally, agrees to reimburse the Administrative Agent for its fees and expenses incurred hereunder as provided in Section 9.03(a) of the Credit Agreement as if each reference in such Section to “the Borrowers” were a reference to “the Guarantors” and with the same force and effect as if such Guarantor were a party to the Credit Agreement.

(b) Each Guarantor that is not a party to the Credit Agreement, jointly with each other such Guarantor and severally, agrees to indemnify and hold harmless each Indemnitee as provided in Section 9.03(b) of the Credit Agreement as if each reference in such Section to “the Borrowers” were a reference to “the Guarantors” and with the same force and effect as if such Guarantor were a party to the Credit Agreement.

(c) All amounts due under paragraph (a) or (b) of this Section shall be payable promptly after written demand therefor.

(d) To the extent permitted by applicable law, no Guarantor shall assert, or permit any of its Affiliates or Related Parties to assert, and each Guarantor hereby waives, any claim against any Indemnitee (i) for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet), or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

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Section 5.04 Survival of Agreement. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Agents, the Arranger, the Issuing Banks and the Lenders and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such Person or on its behalf and notwithstanding that any Agent, the Arranger, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any Loan Document is executed and delivered or any credit is extended under the Credit Agreement, and, subject to Section 9.05 of the Credit Agreement, shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under the Credit Agreement is outstanding and unpaid or any LC Exposure is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.04, 2.07 and 5.03 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated by the Loan Documents, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

Section 5.05 Counterparts; Effectiveness; Several Agreement. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging shall be effective as delivery of a manually signed counterpart of this Agreement. This Agreement shall become effective as to any Guarantor when a counterpart hereof executed on behalf of such Guarantor shall have been delivered to the Administrative Agent and a counterpart hereof shall have been executed on behalf of the Administrative Agent, and thereafter shall be binding upon such Guarantor and the Administrative Agent and their respective permitted successors and assigns, and shall inure to the benefit of such Guarantor, the Administrative Agent and the other Guaranteed Parties and their respective successors and assigns, except that no Guarantor shall have the right to assign or transfer its rights or obligations hereunder or any interest herein (and any attempted assignment or transfer by any Loan Party shall be null and void), except as expressly provided in this Agreement and the Credit Agreement. This Agreement shall be construed as a separate agreement with respect to each Guarantor and may be amended, modified, supplemented, waived or released with respect to any Guarantor without the approval of any other Guarantor and without affecting the obligations of any other Guarantor hereunder.

Section 5.06 Severability. To the fullest extent permitted by applicable law, any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and, to the fullest extent permitted by applicable law, the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

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Section 5.07 Right of Set-Off. If an Event of Default shall have occurred and be continuing, each Lender and Issuing Bank, and each Affiliate of any of the foregoing, is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) or other amounts at any time held and other obligations (in whatever currency) at any time owing by such Lender or Issuing Bank, or by such an Affiliate, to or for the credit or the account of any Guarantor against any of and all the obligations then due of such Guarantor now or hereafter existing under this Agreement held by such Lender or Issuing Bank, irrespective of whether or not such Lender or Issuing Bank shall have made any demand under this Agreement. The rights of each Lender and Issuing Bank, and each Affiliate of any of the foregoing, under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, Issuing Bank or Affiliate may have.

Section 5.08 Governing Law; Jurisdiction; Consent to Service of Process; Appointment of Service of Process Agent. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each Guarantor hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding brought by it or any of its Affiliates shall be brought, and shall be heard and determined, exclusively in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Guarantor or any of its properties in the courts of any jurisdiction.

(c) Each Guarantor hereby irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

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(d) Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 5.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement or any other Loan Document to serve process in any other manner permitted by law.

Section 5.09 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 5.10 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 5.11 Termination or Release. (a) Subject to Section 2.04, this Agreement and the Guarantees made herein shall terminate and be released when all the Obligations (other than contingent obligations for indemnification, expense reimbursement, tax gross-up or yield protection as to which no claim has been made) have been paid in full in cash, the Lenders have no further commitment to lend under the Credit Agreement, the LC Exposure has been reduced to zero (including as a result of obtaining consent of the applicable Issuing Bank as described in Section 9.05 of the Credit Agreement) and the Issuing Banks have no further obligations to issue, amend or extend Letters of Credit under the Credit Agreement.

(b) The Guarantees made herein by a Subsidiary Loan Party shall also be released at the time or times and in the manner set forth in Section 9.18 of the Credit Agreement.

(c) In connection with any termination or release pursuant to paragraph (a) or (b) of this Section, the Administrative Agent shall execute and deliver to any Guarantor, at such Guarantor’s expense, all documents that such Guarantor shall reasonably request to evidence such termination or release. Any execution and delivery of documents by the Administrative Agent pursuant to this Section shall be without recourse to or warranty by the Administrative Agent.

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Section 5.12 Additional Subsidiary Guarantors. Pursuant to the Credit Agreement, certain Subsidiaries not a party hereto on the Effective Date are required to enter into this Agreement. Upon the execution and delivery by the Administrative Agent and any such Subsidiary of a Supplement, such Subsidiary shall become a Subsidiary Guarantor hereunder with the same force and effect as if originally named as such herein. The execution and delivery of any Supplement shall not require the consent of any other Guarantor hereunder. The rights and obligations of each Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any new Subsidiary as a party to this Agreement.

Section 5.13 Conversion of Currencies. (a) If, for the purpose of obtaining judgment in any court, it is necessary to convert any Obligation denominated in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b) The obligations of each Guarantor in respect of any Obligation due to any Guaranteed Party shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such Obligation is stated to be due under the Loan Documents (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by such Guaranteed Party of any sum adjudged to be so due in the Judgment Currency, such Guaranteed Party may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to such Guaranteed Party in the Agreement Currency, such Guarantor agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Guaranteed Party against such loss.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Guarantee Agreement as of the day and year first above written.

VERISIGN, INC.,

By
Name:
Title:

VERISIGN INFORMATION SERVICES, INC.

By
Name:
Title:

SIGNATURE PAGE TO GUARANTEE AGREEMENT

JPMORGAN CHASE BANK, N.A., as Administrative Agent,

By
Name:
Title:

SIGNATURE PAGE TO GUARANTEE AGREEMENT

Schedule I to

the Guarantee Agreement

INITIAL SUBSIDIARY GUARANTORS

1. VeriSign Information Services, Inc.

EXHIBIT G

[FORM OF INTEREST ELECTION REQUEST]

[JPMorgan Chase Bank, N.A.

    as Administrative Agent

JPMorgan Loan Services

1111 Fannin Street, 10th Floor

Houston, Texas 77002

Attention: Syed Abbas

Fax: (713) 750-2666]43

[J.P. Morgan Europe Limited

    as London Agent

125 London Wall

London EC2Y 5AJ

Attention: Agency Department

Fax: 44-207-777-2360]44

With a copy to:

JPMorgan Chase Bank, N.A.

    as Administrative Agent

383 Madison Avenue

New York, NY 10179

Attention: Tina Ruyter

Fax: (212) 270-5127

[Date]

Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of November 22, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among VeriSign, Inc., the Borrowing Subsidiaries party thereto, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and J.P. Morgan Europe Limited, as London Agent. Capitalized terms used but not otherwise defined herein shall have the meanings specified in the Credit Agreement.

[43]	Addressee for Borrowings denominated in U.S. Dollars.
[44]	Addressee for Borrowings denominated in Alternative Currencies.

This notice constitutes an Interest Election Request and the undersigned [on behalf of [specify the Borrowing Subsidiary]] hereby gives you notice, pursuant to Section 2.08 of the Credit Agreement, that it requests the conversion or continuation of a Revolving Borrowing under the Credit Agreement, and in that connection specifies the following information with respect to such Revolving Borrowing and each resulting Revolving Borrowing:

1. Borrowing to which this request applies:
Principal Amount:
Type:
Interest Period[45]:

2. Effective date of this election[46]:

3. Resulting Borrowing[s][47]
Principal Amount[48]:
Type[49]
Interest Period[50]

Very truly yours,

[NAME OF APPLICABLE BORROWER] [NAME OF COMPANY]

by
Name:

Title:

[45]	In the case of a Eurocurrency Borrowing, specify the last day of the current Interest Period therefor.
[46]	Must be a Business Day.
[47]

If different options are being elected with respect to different portions of the Revolving Borrowing, provide the information required by this item 3 for each resulting Revolving Borrowing. Each resulting Revolving Borrowings shall be in an aggregate amount that is an integral multiple of, and not less than, the amount specified for a Revolving Borrowing of such Type in Section 2.02(c) of the Credit Agreement.

[48]	Indicate the principal amount of the resulting Revolving Borrowing and the percentage of the Revolving Borrowing in item 1 above.
[49]	Must comply with Section 2.02(c) of the Credit Agreement.
[50]

Applicable only if the resulting Borrowing is to be a LIBOR Revolving Borrowing or EURIBOR Revolving Borrowing. Shall be subject to the definition of “Interest Period” and can be a period of one week or one, two, three or six months (or, if agreed to by each Lender participating in the resulting Revolving Borrowing a period not to exceed 12 months). May not extend beyond the Maturity Date.

SIGNATURE PAGE TO GUARANTEE AGREEMENT

EXHIBIT H

MANDATORY COSTS RATE

1. The Mandatory Costs Rate is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank, in each case, solely in respect of Loans made to the Borrowing Subsidiaries organized under the laws of a jurisdiction outside the United States.

2. On the first day of each Interest Period (or as soon as possible thereafter) the Administrative Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Costs Rate will be calculated by the Administrative Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Borrowings) and will be expressed as a percentage rate per annum. The Administrative Agent will, at the request of the Company, deliver to the Company a statement setting forth the calculation of any Mandatory Costs Rate.

3. The Additional Cost Rate for any Lender lending from a lending office in a member state of the European Community that adopts or has adopted the Euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union will be the percentage notified by such Lender to the Administrative Agent. This percentage will be certified by such Lender in its notice to the Administrative Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in the relevant Borrowing made from such lending office) of complying with the minimum reserve requirements of the European Central Bank in respect of Loans made from such lending office.

4. The Additional Cost Rate for any Lender lending from a lending office in the United Kingdom will be calculated by the Administrative Agent as follows:

(a) in relation to a Loan denominated in Sterling:

AB + C(B – D) + E × 0.01	% per annum
100 – (A + C)

(b) in relation to a Loan denominated in any currency other than Sterling:

E × 0.01	% per annum.
300

Where:

A is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which such Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B is the percentage rate of interest (excluding the Applicable Rate and the Mandatory Costs Rate and any additional rate of interest specified in Section 2.13(e) of the Credit Agreement payable for the relevant Interest Period on the Loan.

C is the percentage (if any) of Eligible Liabilities which such Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D is the percentage rate per annum payable by the Bank of England to the Administrative Agent on interest bearing Special Deposits.

E is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Administrative Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Administrative Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5. For the purposes of this Schedule:

(a) “Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b) “Fees Rules” means the rules on periodic fees contained in the Financial Services Authority Fees Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c) “Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(d) “Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6. In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e., 5% will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7. If requested by the Administrative Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Administrative Agent, the rate of charge payable by such Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by such Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of such Reference Bank.

8. Each Lender shall supply any information required by the Administrative Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a) the jurisdiction of its applicable lending office; and

H-2

(b) any other information that the Administrative Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Administrative Agent of any change to the information provided by it pursuant to this paragraph.

9. The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Administrative Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Administrative Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a lending office in the same jurisdiction as such Lender’s applicable lending office.

10. The Administrative Agent shall have no liability to any Person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or any Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11. The Administrative Agent shall distribute the additional amounts received as a result of the Mandatory Costs Rate to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12. Any determination by the Administrative Agent pursuant to this Schedule in relation to a formula, the Mandatory Costs Rate, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties to this Agreement.

13. The Administrative Agent may from time to time, after consultation with the Company and the Lenders, determine and notify to all parties to this Agreement any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties to this Agreement.

H-3

EXHIBIT I-1

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of November 22, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among VeriSign, Inc., the Borrowing Subsidiaries party thereto, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and J.P. Morgan Europe Limited, as London Agent.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                  , 20[    ]

EXHIBIT I-2

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of November 22, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among VeriSign, Inc., the Borrowing Subsidiaries party thereto, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and J.P. Morgan Europe Limited, as London Agent.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                  , 20[    ]

EXHIBIT I-3

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of November 22, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among VeriSign, Inc., the Borrowing Subsidiaries party thereto, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and J.P. Morgan Europe Limited, as London Agent.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                  , 20[    ]

EXHIBIT I-4

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of November 22, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among VeriSign, Inc., the Borrowing Subsidiaries party thereto, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and J.P. Morgan Europe Limited, as London Agent.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                  , 20[    ]